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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Staples, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702

Notice of Annual Meeting of Stockholders to be held
on June 7, 2010

        The Annual Meeting of Stockholders of Staples, Inc. will be held at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania on June 7, 2010 at 4:00 p.m., local time, to consider and act upon the following matters:

  (1)
  To elect twelve members of the Board of Directors to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected or appointed.

  (2)
  To approve the Long Term Cash Incentive Plan.

  (3)
  To approve an amendment to the Amended and Restated 2004 Stock Incentive Plan increasing the number of shares of common stock authorized for issuance under the plan from 77,430,000 to 97,430,000 and amending the material terms of the performance goals of the plan.

  (4)
  To ratify the selection by the Audit Committee of Ernst & Young LLP as Staples' independent registered public accounting firm for the current fiscal year.

  (5)
  To act on a shareholder proposal regarding the ability of shareholders to act by majority written consent.

  (6)
  To act on a shareholder proposal providing shareholders owning 10% of the outstanding shares with the ability to call special meetings.

  (7)
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Stockholders of record at the close of business on April 12, 2010 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

Kristin A. Campbell, Corporate Secretary
Framingham, Massachusetts April 26, 2010

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE QUESTIONS AND ANSWERS BEGINNING ON THE FIRST PAGE OF THE PROXY STATEMENT AND THE INSTRUCTIONS ON THE PROXY CARD RELATING TO THE ANNUAL MEETING.

"STREET NAME" HOLDERS WHO PLAN TO ATTEND THE MEETING WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING THEIR STOCK OWNERSHIP IN STAPLES, INC. AS OF THE RECORD DATE.

STAPLES, INC.
500 Staples Drive
Framingham, Massachusetts 01702

PROXY STATEMENT
For the Annual Meeting of Stockholders on June 7, 2010

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Board") of Staples, Inc. ("we," "Staples" or the "Company") for use at the Annual Meeting of Stockholders ("2010 Annual Meeting" or the "Annual Meeting") to be held on June 7, 2010 beginning at 4:00 p.m., local time, at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania and at any adjournment or postponement of that meeting. On or about April 28, 2010, we are either mailing or providing notice and electronic delivery of these proxy materials together with an annual report, consisting of our Annual Report on Form 10-K for the fiscal year ended January 30, 2010 (the "2010 fiscal year") and other information required by the rules of the Securities and Exchange Commission.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held on June 7, 2010

        This proxy statement and our 2009 Annual Report are available for viewing, printing and downloading at www.proxyvote.com.

        You may request a copy of the materials relating to our annual meetings, including the proxy statement and form of proxy for our 2010 Annual Meeting and the 2009 Annual Report, at www.proxyvote.com or by sending an email to our Investor Relations department at investor@staples.com or by calling (800) 468-7751.

 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

        At our Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, approval of the Long Term Cash Incentive Plan, an amendment to our Amended and Restated 2004 Stock Incentive Plan, ratification of our independent registered public accounting firm, and consideration of two shareholder proposals. Stockholders may also consider such other business as may properly come before the meeting.

Who is entitled to vote?

        Only stockholders of record at the close of business on the record date, April 12, 2010, are entitled to receive notice of the Annual Meeting and to vote their shares of our common stock at the meeting, or any postponement or adjournment of the meeting. Holders of shares of our common stock are entitled to one vote per share and all votes will be confidential.

Who can attend the meeting?

        All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in "street name" (through a bank, broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership in Staples as of the record date to be allowed into the meeting. You may obtain directions to the location of our 2010 Annual Meeting by writing, emailing or calling our Investor Relations department at 500 Staples Drive, Framingham, Massachusetts 01702, email: investor@staples.com, or telephone: (800) 468-7751.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the record date, 729,834,887 shares of our common stock were outstanding and entitled to vote. Proxies that are received and marked as abstentions and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be represented at the meeting.

How do I vote?

        If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voting instruction card from your bank, broker or other nominee for the Annual Meeting. If you received a notice of Internet availability of proxy materials, the notice will contain instructions on how to access and review the proxy materials online and how to obtain a paper or electronic copy of the materials, which will include the proxy statement, the 2009 Annual Report and a proxy card or voting instruction card, as well as instructions on how to vote either at our Annual Meeting, over the Internet, by telephone or by mail.

        If you complete, sign and return your proxy card, it will be voted as you direct. If no choice is specified on a signed proxy card, the persons named as proxies will vote (1) "for" the election of all director nominees (and any substitute nominees selected by our Board if any present nominees should withdraw) and "for" Proposals 2 through 4; (2) "against" Proposals 5 and 6; and (3) in their discretion as to all other matters which may be properly presented at the Annual Meeting.

        If the shares you own are held in "street name" by a bank, broker or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares. Under applicable stock exchange rules, if you do not give instructions to your bank, broker or other nominee, it will still be able to vote your shares with respect to certain "discretionary" items, but will not be allowed to vote your shares with respect to certain "non-discretionary" items. In the case of "non-discretionary" items, the shares that do not receive voting instructions will be treated as "broker non-votes."

	Discretionary Items		Non-Discretionary Items

•	Proposal 4 — Ratification of Ernst & Young LLP as	•	Proposal 1 — Election of Directors
	our Independent Registered Public Accounting Firm	•	Proposal 2 — Approval of the Long Term Cash Incentive Plan
		•	Proposal 3 — Amendment to Amended and Restated 2004 Stock Incentive Plan
		•	Proposal 5 — Shareholder proposal regarding the ability of shareholders to act by majority written consent.
		•	Proposal 6 — Shareholder proposal providing shareholders owning 10% of the outstanding shares with the ability to call special meetings.

        If you are a stockholder as of the record date and attend the meeting, you may personally deliver your completed proxy card or vote in person at the meeting.

Can I submit a proxy over the Internet or by telephone?

        If you are a registered stockholder (meaning you hold your stock in your own name), you may submit a proxy over the Internet by following the instructions at www.proxyvote.com or by telephone by calling (800) 690-6903. Proxy submissions over the Internet or by telephone are valid under Delaware law. If your shares are held in "street name," you will need to contact your bank, broker or other nominee to determine whether you will be able to submit a proxy over the Internet or by telephone.

Can I change my proxy after I return my proxy card?

        Yes. Any proxy may be revoked by a stockholder at any time before it is exercised at the Annual Meeting by delivering to our Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

What is the vote required to approve each matter?

        Election of Directors.    A nominee will be elected as a director at the Annual Meeting if the votes cast "for" such nominee exceed the votes cast "against" such nominee, as long as the only director nominees are those individuals set forth in this proxy statement.

        Approval of the Amendment to the Long Term Cash Incentive Plan.    The affirmative vote of the holders of shares of our common stock representing a majority of the votes cast on the matter is required for the approval of the Long Term Cash Incentive Plan.

        Approval of the Amendment to Our Amended and Restated 2004 Stock Incentive Plan.    The affirmative vote of the holders of shares of our common stock representing a majority of the votes cast on the matter is required for the approval of the amendment to our Amended and Restated 2004 Stock Incentive Plan.

        Independent Registered Public Accounting Firm.    The affirmative vote of the holders of shares of our common stock representing a majority of the votes cast on the matter is required for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

        Shareholder Proposals.    The affirmative vote of the holders of shares of our common stock representing a majority of the votes cast on the matter is required for the approval of the non-binding shareholder proposals described in this proxy statement. Because each of the shareholder proposals presents a non-binding resolution, we will not be required to take the requested action if either proposal is approved; however, we will reevaluate our recommendations if such proposals are approved.

        A properly executed proxy marked "abstain" and any "broker non-vote" with respect to the election of a director, or any of the other matters listed above, will not be counted as votes cast on the election of the director or on such other matter, although they will be counted for purposes of determining whether there is a quorum.

Are there other matters to be voted on at the meeting?

        As of the date of this proxy statement, our Board does not know of any other matters which may come before the meeting, other than the matters described in this proxy statement. Should any other matter requiring a vote of our stockholders arise and be properly presented at the Annual Meeting, the proxy for the Annual Meeting confers upon the persons named in the proxy and designated to vote the shares discretionary authority to vote, or otherwise act, with respect to any such matter in accordance with their best judgment.

        Our Board encourages stockholders to attend the Annual Meeting. Whether or not you plan to attend, you are urged to submit your proxy. Prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Stockholders who attend the Annual Meeting may vote their stock personally even though they have sent in their proxies.

Solicitation

        All costs of soliciting proxies will be borne by Staples. We have engaged Broadridge Investor Communication Solutions to serve as the inspector of elections and to assist us with planning and organizational matters, along with certain ministerial services, in connection with the proxy solicitation process at a cost of approximately $5,000. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, electronic communication and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names and we will reimburse them for their related out-of-pocket expenses.

        We may also choose to retain a proxy soliciting firm, but to date we have not done so for the voting related to the proposals in this proxy statement.

Shareholder Proposals

        In accordance with our by-laws, stockholders must have given us advance written notice by March 10, 2010 in order for a stockholder to present a proposal or nominate a director candidate for election at our 2010 Annual Meeting, without including such proposal or nomination in our proxy statement. We did not receive any such proposals or nominations from our stockholders by such date. If a stockholder gives notice of a proposal or nomination after the March 10, 2010 deadline, the stockholder will not be permitted to present the proposal or nomination to the stockholders for a vote at the 2010 Annual Meeting.

        Stockholders who intend to present proposals at our 2011 Annual Meeting and desire to include such proposals in our proxy materials relating to that meeting should contact our Corporate Secretary. Such proposals must be received at our principal corporate offices at 500 Staples Drive, Framingham, Massachusetts 01702 not later than December 28, 2010 and must be in compliance with applicable laws and Rule 14a-8 under the Securities Exchange Act of 1934 in order to be considered for possible inclusion in the proxy statement and form of proxy for our 2011 Annual Meeting.

        If a stockholder wishes to present a proposal or nominate a director candidate for election at our 2011 Annual Meeting and the proposal or nomination is not intended to be included in our proxy statement for such meeting, the stockholder must give us advance notice and provide the information required by our by-laws, including but not limited to, information regarding the identity of the stockholder or beneficial owner, their holdings in Staples securities, agreements or compensation relating to such nomination or matter, and any derivatives or other arrangements to mitigate risk or change voting power. If a stockholder gives notice of such a proposal or nomination after the applicable deadline, the stockholder will not be permitted to present the proposal or nomination to the stockholders for a vote at the meeting. For our 2011 Annual Meeting, our Corporate Secretary generally must receive such a notice at 500 Staples Drive, Framingham, Massachusetts 01702 not later than 90 days and no earlier than 120 days prior to the first anniversary of our 2010 Annual Meeting. However, if the date of our 2011 Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be received not earlier than 120 days prior to the 2011 Annual Meeting and not later than the later of (i) the 90th day prior to the 2011 Annual Meeting and (ii) the tenth day following the day on which public announcement of the date of the 2011 Annual Meeting is made or notice for the 2011 Annual Meeting was mailed, whichever occurs first.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of our proxy statement, annual report or notice of Internet availability of proxy materials may be sent to multiple stockholders in a household, which helps us reduce our printing costs and postage fees and helps the environment by using less paper copies. However, we will promptly deliver a separate copy of these documents to you if you write, email or call our Investor Relations department at 500 Staples Drive, Framingham, Massachusetts 01702, email: investor@staples.com, or telephone: (800) 468-7751. If you want to receive separate copies of the proxy statement, annual report or notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, email or phone number.

Electronic Delivery of Stockholder Communications

        If you received a hard copy of your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as help us reduce our printing and mailing costs, by signing up to receive or access your stockholder communications via e-mail. To sign up for electronic delivery or access, visit www.proxyvote.com. Your electronic delivery or access enrollment will be effective until you cancel it, which you may do at any time by following the procedures described at the web site listed above. If you have questions about electronic delivery or access, please write, email or call our Investor Relations department at 500 Staples Drive, Framingham, Massachusetts 01702, email: investor@staples.com, or telephone: (800) 468-7751.

Beneficial Ownership of Common Stock

        The following table sets forth the beneficial ownership of our common stock held as of December 31, 2009 by each person who is known by us based on schedule 13G filings to beneficially own more than 5% of the outstanding shares of our common stock, and as of April 12, 2010 by (1) each current director and nominee for director; (2) each of the named executive officers listed in the Summary Compensation Table included elsewhere in this proxy statement; and (3) by all current directors and executive officers as a group:

Name of beneficial owner	Number of shares beneficiall owned (1)		Number of shares acquirable within 60 days (2)	Percentage of common stock beneficially owned (3)
5% Stockholders (4)
FMR LLC (5) 82 Devonshire Street Boston, MA 02109	85,362,465		0	11.79%
Wellington Management Company, LLP (6) 75 State Street Boston, MA 02109	81,288,173		0	11.24%
Directors, Nominees for Director and Named Executive Officers
Basil L. Anderson	168,700	(7)	68,550	*
Arthur M. Blank	48,632		141,675	*
Mary Elizabeth Burton	48,704		200,175	*
Joseph G. Doody	309,258		362,546	*
Justin King	16,754		50,550	*
John J. Mahoney	263,125	(8)	1,119,338	*
Carol Meyrowitz	17,954		48,300	*
Michael A. Miles, Jr.	326,942		1,044,338	*
Rowland T. Moriarty	407,558	(9)	110,175	*
Robert C. Nakasone	285,024	(10)	200,175	*
Demos Parneros	341,320	(11)	615,045	*
Ronald L. Sargent	1,860,912	(12)	4,428,246	*
Elizabeth A. Smith	18,611		25,887	*
Robert E. Sulentic	41,999	(13)	50,550	*
Peter Ventress	—		—	*
Vijay Vishwanath	19,399		58,425	*
Paul F. Walsh	152,009	(14)	177,675	*
All current directors and executive officers as a group (19 persons)	4,452,820		8,894,096	1.81%

*
Less than 1%

(1)
Each person listed has sole investment and/or voting power with respect to the shares indicated, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. Amounts listed in this column do not reflect shares issuable upon the exercise of stock options available on April 12, 2010 or within 60 days thereafter.

(2)
Reflects shares issuable upon the exercise of stock options available on April 12, 2010 or within 60 days thereafter.

(3)
Number of shares deemed outstanding includes 729,834,887 shares of our common stock outstanding as of April 12, 2010 and any options for shares that are exercisable by such beneficial owner on April 12, 2010 or within 60 days thereafter.

(4)
Ownership percentages were obtained from schedule 13G filings and reflect the number of shares of common stock held as of December 31, 2009.

(5)
As set forth in Amendment 17 to Schedule 13G, filed on February 16, 2010, FMR LLC had, as of December 31, 2009, sole dispositive power with respect to all of the shares and sole voting power with respect to 3,244,206 shares. Fidelity Management & Research Company, Strategic Advisers, Inc., Pyramis Global Advisors LLC, and Pyramis Global Advisors Trust Company, each a wholly owned subsidiary of FMR LLC, are the beneficial owners of 81,535,009 shares, 9,388 shares, 223,089 shares and 1,280,721 shares, respectively. FIL Limited is the beneficial owner of 2,314,258 shares. The interest of Magellan Fund, an investment company registered under the Investment Company Act of 1940, as amended, amounted to 40,090,255 shares.

(6)
As set forth in Amendment No. 2 to Schedule 13G, filed on February 12, 2010, Wellington Management Company LLP had, as of December 31, 2009, shared dispositive power with respect to all of the shares and shared voting power with respect to 54,967,779 shares.

(7)
Includes 12,000 shares owned by Mr. Anderson's wife.

(8)
Includes 99,198 shares owned by the John Mahoney 2009 Qualified Annuity Trust.

(9)
Includes 25,235 shares owned by Dr. Moriarty's children, of which Dr. Moriarty disclaims beneficial ownership.

(10)
Includes 200,781 shares owned by NAK Staples GRAT LLC and 50,306 shares owned by the Robert C. Nakasone Trust.

(11)
Includes 2,460 shares that may be distributed from a 401(k) plan account.

(12)
Includes 654,887 shares owned by Sargent Partners LLC, 43,577 shares owned by Sargent Family LLC, 25,470 shares owned by Ronald L. Sargent Grantor Retained Annuity Trust, 19,313 shares owned by Jill Sargent Irrevocable Trust, 19,313 shares owned by Ronald L. Sargent Irrevocable Trust and 63,986 shares owned by Ronald L. Sargent Revocable Trust. Includes 6,406 shares owned by Sargent Family Foundation of which Mr. Sargent disclaims beneficial ownership. Also includes 2,551 shares that may be distributed from a 401(k) plan account.

(13)
Includes 300 shares held by Mr. Sulentic's daughter.

(14)
Includes 247 shares held by Paul F. Walsh, IRA and 139,322 shares held by the Walsh Family Trust.

 PROPOSAL 1 — ELECTION OF DIRECTORS

        The members of our Board are elected for a term of office to expire at the next annual meeting (subject to the election and qualification of their successors or the earlier of their death, resignation or removal). In considering whether to recommend any particular candidate for inclusion in our Board's slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the assessment criteria set forth in our Corporate Governance Guidelines. These criteria include diversity, age and skills such as understanding of the office products market, the retail industry, finance, accounting, marketing, technology, international business and other operational and business knowledge needed to oversee a global multi-channel business. The principal qualification of a director is the ability to act effectively on behalf of all of our stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for any prospective nominee. We believe that the specific skills, qualifications and experience of our directors, considered as a group, should provide a mix of knowledge and abilities that will allow our Board to fulfill its responsibilities.

        We believe each nominee in the slate presented below, through their own personal accomplishments and dedication to their profession and community, has demonstrated strong intellectual acumen, solid business judgment, strategic vision, integrity and diligence. The nominees are all current directors who consistently have demonstrated their strong work ethic and dedication to Staples, including coming prepared to meetings, asking insightful questions, analyzing challenges, evaluating solutions and overseeing implementation. The slate of twelve nominees includes three nominees with over fifteen years of service on the Board, including two nominees who have served on the Board since our inception, as well as five directors who joined the Board within the last three years. We believe that the composition of the Board combines institutional knowledge and understanding of our business model, products and services and historical growth strategies balanced with an influx of new ideas and exposure to alternative approaches to business process, which promotes lively Board discussion and effective problem solving.

        Many of the nominees are either current or former chief executive officers, chairmen or vice chairmen of other large international corporations. As such, they have a deep understanding of, and extensive experience in, many areas that are critical to our operation and success. For the purposes of our analysis, we have determined that nominees who have served in these roles have extensive experience with financial statement preparation, compensation determinations, regulatory compliance (if their businesses are or were regulated), corporate governance, public affairs and legal matters. Set forth below is biographical information of each of the nominees, highlighting the particular experience, qualifications, attributes or skills of each nominee that supports the conclusion of the Nominating and Corporate Governance Committee that these individuals are qualified to serve as directors of Staples.

Served as a Director Since
Basil L. Anderson, age 65
Served as an independent director of Staples since 1997 until we asked him to become our Vice Chairman from September 2001 until his retirement in March 2006. Mr. Anderson is also a director of Hasbro, Inc., Becton, Dickinson and Company, and Moody's Corporation. He served as a director of CRA International, Inc. until January 2010. Among his many qualifications, Mr. Anderson has extensive executive experience in corporate finance gained in part from his position as Chief Financial Officer of Campbell Soup Company and, prior to that, Scott Paper Company. Mr. Anderson also brings to the Board valuable insight into oversight of financial reporting and the audit process based on his experiences serving on the audit committees of multiple boards. Mr. Anderson also has strategic planning expertise, as well as International business experience.	1997

Arthur M. Blank, age 67
Owner and Chief Executive Officer of the Atlanta Falcons, a National Football League team, since February 2002. Mr. Blank is also Chairman, President and Chief Executive Officer of AMB Group, LLC, a business management company, since February 2001. In addition, in February 2010, Mr. Blank became majority owner of PGA Tour Superstore, a privately held retailer of golf and tennis products, and has also served as its Chairman of the Board since 2008. Mr. Blank was a co-founder of The Home Depot, Inc., a home improvement retailer, and served as its President from 1978 to 1997, its President and Chief Executive Officer from 1997 to 2000, a director from 1978 to 2001, and Co-Chairman of the Board from 2000 until his retirement in May 2001. Among many qualifications, Mr. Blank is a successful entrepreneur with extensive operational knowledge of the retail industry. Mr. Blank also has wide-ranging experience in merchandising and customer service.	2001

Mary Elizabeth Burton, age 58
Served as Interim Chief Executive Officer of Zale Corporation, a specialty jewelry retailer, from January 2006 to July 2006 and as President and Chief Executive Officer from July 2006 to December 2007. Ms. Burton also has been the Chief Executive Officer of BB Capital, Inc., a retail advisory and management services company, since 1992. Prior directorships include Sports Authority, Inc. from 1999 to 2006, Aeropostale, Inc. from 2000 to 2006, Rent-a-Center, Inc from 2002 to 2007 and Zale Corporation from 2003 to 2007. Among many qualifications, Ms. Burton brings to the Board extensive executive level experience within the retail industry, including insight into marketing, merchandising and operational management. Having also held positions as Interim CEO at both ToysRUs.com and iFlouish.com, Ms. Burton provides valuable ecommerce knowledge.	1993

Justin King, age 48
Chief Executive Officer of J Sainsbury plc, a food and non-food retailer, since March 2004, where he is also Chairman of the Operating Board. Prior to joining J Sainsbury plc, he was an Executive Director of Marks and Spencer Group plc from September 2002 to March 2004. Mr. King has significant retail experience having held a number of senior positions at ASDA/Wal-Mart in Trading, HR and Retail, as Managing Director of Häagen Dazs UK and having spent much of his early career with Mars Confectionery and Pepsi International. He was appointed to the board of the London Organising Committee of the Olympic Games and Paralympic Games in January 2009. Mr. King brings to the Board both strategic sales and marketing expertise, as well as an understanding of the complexities of operating international businesses.	2007

Carol Meyrowitz, age 56
President and Chief Executive Officer of The TJX Companies, Inc., a retailer of apparel and home fashions. Ms. Meyrowitz has been President of TJX since October 2005, Chief Executive Officer since January 2007 and a director since September 2006. Prior to that, Ms. Meyrowitz was President of The Marmaxx Group, the largest division of TJX, from January 2001 to January 2005, and was employed in an advisory role for TJX from January 2005 to October 2005 and consulted for Berkshire Partners L.L.C., a private equity firm, from June 2005 to October 2005. Ms. Meyrowitz is also a director of The TJX Companies, Inc. and Amscan Holdings, Inc. Previous directorships include Yankee Candle Company from 2004 until 2007. Among many qualifications, Ms. Meyrowitz brings to the Board extensive experience in all aspects of retail operations and management, including real estate, ecommerce, supply chain and logistics, marketing and customer service.	2007

Rowland T. Moriarty, age 63
Chairman of the Board of CRA International, Inc., a worldwide economic and business consulting firm, since May 2002. He has been President and Chief Executive Officer of Cubex Corporation, a privately-held consulting company, since 1992. From 1981 to 1992, Dr. Moriarty was a professor of business administration at Harvard Business School where he taught, among other subjects, marketing. Dr. Moriarty is also a director of Wright Express Corporation and Virtusa Corporation. Until 2004, Dr. Moriarty served as a director of Trammel Crow Company, which contributed to his comprehensive understanding of real estate matters. Among many qualifications, Dr. Moriarty brings to the Board extensive international experience and has also developed extensive skills and expertise in corporate governance matters having chaired eight governance committees of various public and private boards.	1986

Robert C. Nakasone, age 62
Chief Executive Officer of NAK Enterprises, L.L.C., a family-owned investment and consulting company, since January 2000. Prior to that, Mr. Nakasone served as Chief Executive Officer of Toys "R" Us, Inc., a retail store chain, from 1998 to 1999 and in other positions at that company from 1985 to 1998. While serving as Vice-Chairman, Worldwide Toy Stores and President and Chief Operating Officer, Mr. Nakasone led the company's international expansion into 27 countries throughout Europe, Asia and the Middle East. Mr. Nakasone is also a director of Hormel Foods Corporation. Previously, Mr. Nakasone served as a director of eFunds Corporation from 2003 to 2007. Among many qualifications, Mr. Nakasone brings to the Board extensive executive level public company retail experience, as well as strategic planning expertise and skills relating to compensation and corporate governance matters.	1986

Ronald L. Sargent, age 54
Chief Executive Officer of Staples, Inc. since February 2002 and Chairman of the Board of Directors of Staples since March 2005. Prior to that, Mr. Sargent served in various positions at Staples since joining the company in 1989. Mr. Sargent is also a director of The Kroger Co. and Mattel, Inc. Previous directorships include Yankee Candle Company from 1999 to 2007 and Aramark Corp. from 2002 until 2007. At Staples, Mr. Sargent has led worldwide operations, retail superstores and the delivery business, and also brings to the Board much experience in supply chain management, merchandising and marketing initiatives. Mr. Sargent's experience with respect to human resources matters is also highly valued.	1999

Elizabeth A. Smith , age 46
Chief Executive Officer of OSI Restaurant Partners, LLC since November 2009. Previously, she served as Avon Products, Inc.'s President since September 2007, and, prior to that, served as Avon's Executive Vice President, President North America and Global Marketing from September 2005 to September 2007, as well as Avon's Executive Vice President and Brand President from January 2005 to September 2005. Prior to joining Avon, she was with Kraft Foods, Inc. as Group Vice President and President U.S. Beverages and Grocery Sectors from January 2004 to November 2004. Previous directorships include Carter's Inc. from 2004 to 2008. Among many qualifications, Ms. Smith brings to the Board deep experience in strategy, marketing and sales, as well as significant experience in corporate finance and financial reporting developed in her executive level roles where her responsibilities have included direct financial oversight of multinational companies with multiple business units. Ms. Smith also has experience in compensation matters, as well as wide-ranging operational management of all product-to-market processes.	2008

Robert E. Sulentic, age 53
President of CB Richard Ellis Group, Inc., a global commercial real estate services company, since March 2010, and the President of the company's Development Services business since December 2006. Mr. Sulentic previously served as Chief Financial Officer of CB Richard Ellis Group from March 2009 and Group President from July 2009, each until March 2010. Mr. Sulentic was a member of CB Richard Ellis Group's Board and Group President of Development Services, Asia Pacific and Europe, Middle East and Africa from December 2006 through March 2009. Mr. Sulentic was a director of Trammell Crow Company from December 1997 through December 2006, and served as its Chairman of the Board from May 2002 through December 2006. He was President and Chief Executive Officer of Trammell Crow Company from October 2000 through December 2006 and prior to that served as its Executive Vice President and Chief Financial Officer from September 1998 to October 2000. Among many qualifications, Mr. Sulentic has extensive executive level management experience and currently oversees all financial activities of CB Richard Ellis Group, as well as the day to day operations of the public company's five business units. Mr. Sulentic also brings to the Board a significant financial background that qualifies him as an "audit committee financial expert." His insight with respect to doing business globally is also highly valued.	2007

Vijay Vishwanath, age 50
Partner at Bain & Company, a management consulting firm, since 1993. Mr. Vishwanath first joined Bain in 1986 and leads its consumer products practice. Prior to joining Bain, Mr. Vishwanath worked at Procter & Gamble. Mr. Vishwanath previously served as a director of Yankee Candle Company from 2005 to 2007. Among many qualifications, Mr. Vishwanath brings to the Board expertise in consumer products and brands, as well as marketing, gained in his position at Bain & Company counseling numerous Fortune 500 companies and, previously, at Procter & Gamble. In addition, Mr. Vishwanath has valuable experience in strategic planning and corporate governance.	2007

Paul F. Walsh, age 60
Served as Chairman and Chief Executive Officer of eFunds Corporation, a transaction processing and risk management company, from September 2002 until eFunds was acquired by Fidelity National Information Services in September 2007. Mr. Walsh also has been the owner and Chief Executive Officer of PFW Management, LLC, a consulting company, since February 2008. Among many qualifications, Mr. Walsh brings to the Board extensive knowledge relating to risk oversight and management, compliance and regulatory matters. In addition, Mr. Walsh's executive level management brings valuable experience in process excellence, capital markets and corporate finance.	1990

        Unless contrary instructions are provided, the persons named as proxies will, upon receipt of a properly executed proxy, vote for the election of Basil L. Anderson, Arthur M. Blank, Mary Elizabeth Burton, Justin King, Carol Meyrowitz, Rowland T. Moriarty, Robert C. Nakasone, Ronald L. Sargent, Elizabeth A. Smith, Robert E. Sulentic, Vijay Vishwanath and Paul F. Walsh as directors for a term expiring at our 2011 Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each of the nominees is currently a member of our Board. All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by our Board.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

 PROPOSAL 2 — APPROVAL OF THE LONG TERM CASH INCENTIVE PLAN

        In March 2010, the Compensation Committee of our Board of Directors adopted, subject to approval of our stockholders, the Staples, Inc. Long Term Cash Incentive Plan for fiscal years 2010 through 2014 (the "Incentive Plan"). The Incentive Plan provides for long-term cash incentives based upon a three year performance cycle. Awards under the Incentive Plan are based on our performance or the performance of our business units measured against specific performance objectives established separately for each of the three fiscal years included within such performance cycle. Our Board believes that the Incentive Plan is in the best interests of Staples and our stockholders because it will focus our associates on annual financial and operating results while at the same time driving long term success, align the interests of our associates with those of our stockholders, and help us to attract and retain talented associates. Awards under the Incentive Plan are intended to replace certain awards under our Amended and Restated 2004 Stock Incentive Plan (the "Equity Plan"), including performance share awards to certain executives, thereby enabling us to preserve shares under the Equity Plan and continue to provide long term performance based incentives to our officers. The Incentive Plan incorporates principles of our recoupment policy, which was formally adopted at the same meeting of the Compensation Committee, and applies to all of our cash and equity based incentive plans. The recoupment provisions of the Incentive Plan provide for forfeiture of outstanding awards and repayment of amounts paid under the Incentive Plan in the event that an associate engages in certain behavior constituting misconduct.

        Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), certain executive compensation in excess of $1 million per year paid to some of our executive officers is generally not deductible for federal income tax purposes unless such compensation is paid under a performance based plan that is approved by our stockholders and satisfies certain other criteria. Our Board is submitting the Incentive Plan for stockholder approval in order to avail itself of the performance based compensation exception to the provisions of Section 162(m) of the Code.

Summary of the Incentive Plan

        Set forth below is a summary of the principal terms of the Incentive Plan. This summary is qualified in all respects by reference to the full text of the Incentive Plan, which is set forth in Appendix A to this proxy statement.

Term of Plan.

        The Incentive Plan will cover five fiscal years, beginning with our 2010 fiscal year and ending with our 2014 fiscal year.

Administration.

        The Incentive Plan will be administered by the Compensation Committee of our Board of Directors. The Compensation Committee will have broad authority to determine target awards, select business criteria and establish performance objectives, adopt rules and regulations relating to the Incentive Plan, and make decisions and interpretations regarding the provisions of the Incentive Plan, including satisfaction of performance goals and payment of awards.

Eligibility.

        Although the Incentive Plan provides that all associates may be eligible to participate in the Incentive Plan, currently the Compensation Committee expects to grant awards under the Incentive Plan only to officers, including executive officers. As of April 12, 2010, there were approximately 200 officers, including 7 executive officers, expected to participate in the Incentive Plan.

Awards.

        Target awards.    Each participant will have a target award established within 90 days of the beginning of the performance cycle, which will remain fixed for the balance of the performance cycle. One-third of the target award will be applied as a target amount for each of the three fiscal years within the performance cycle. Target awards will be expressed as a fixed dollar amount or a percentage of the base salary of the participant determined at the time the target award is established. The target awards will be determined by the Compensation Committee based upon the participant's job level and responsibilities and may vary for different participants and business units.

        Performance Goals.    Within 90 days after the beginning of each fiscal year, the Compensation Committee will establish specific performance goals for that fiscal year. The performance goals for each fiscal year will be based on one or more of the following business criteria: sales, earnings per share, return on net assets, return on equity, adjusted operating profit, free cash flow, total shareholder return, net income and customer service levels. These are the same objectives contained in the amendment to the Equity Plan. The Committee may determine that special one-time or extraordinary gains, losses and/or events, including without limitation as a result of certain acquisitions or divestitures and changes in accounting principles, should or should not be included in determining whether such performance goals have been met.

        In addition, customer service target levels will be based on pre-determined tests of customer service levels, including without limitation scores on blind test shopping, customer comment card statistics, customer relations statistics, delivery response levels or customer satisfaction surveys conducted by a third party.

        Weighting.    If more than one performance goal is established for a fiscal year, the Compensation Committee will also set the relative weighting of the performance goals within each such fiscal year. The performance goals and relative weighting of performance goals may vary from fiscal year to fiscal year within a performance cycle and among participants. Each performance objective will have a threshold performance level that must be achieved for any of the award to be paid for such objective.

        Payments.    At the end of the performance cycle, the Compensation Committee will determine the amount of the payment to be made to a participant by adding the amount earned in relation to the performance goals achieved in each of the three fiscal years and, subject to the other provisions of the Incentive Plan, pay that sum to the participant within 90 days of the end of the performance cycle after certifying the performance results. If a participant terminates employment prior to the end of a performance cycle other than for death, for cause, or in connection with a change in control, the participant will be entitled to a prorated payment payable at the end of the performance cycle, but only if the performance goals are achieved. The specific manner of proration is determined by the reason for employment termination. Should a participant die before the end of the performance cycle, a payment based on the target award will be paid to the participant's beneficiary within 90 days of the participant's death. Any participant whose employment is terminated for cause will not be eligible to receive payment of an award under the Incentive Plan. If a participant's employment is terminated in certain instances relating to a change in control prior to a determination by the Compensation Committee whether payment of an award has been earned for a performance cycle, payment will be made in an amount equal to the greater of the target award for the performance cycle or the amount determined to have been earned under the award based upon the achievement of the performance goals. Prior to the occurrence of a change in control, the Compensation Committee may exercise its discretion to reduce (but not increase) any award otherwise payable under the Incentive Plan if necessary or appropriate to limit the amount payable under an award to an amount consistent with the purposes of the Incentive Plan and the intended economic benefits of participation in the Incentive Plan.

        Maximum awards.    The maximum award payable to any executive officer for any fiscal year will be $7 million.

2010 FISCAL YEAR STAPLES, INC. LONG TERM CASH INCENTIVE PLAN BENEFITS

        Subject to stockholder approval of the Incentive Plan, the Compensation Committee intends that the 2010 fiscal year performance objectives will be based on earnings per share, return on net assets and customer service goals and no payments will be made under the Incentive Plan with respect to the 2010 fiscal year of the performance cycle if the minimum earnings per share goal established for the 2010 fiscal year is not achieved, regardless of whether any other performance objective for 2010 is achieved. Although no grants have been made under the Incentive Plan and the total amounts to be paid under the Incentive Plan are not determinable at this time, the table below shows the target award for, and the threshold, target and maximum amounts payable under, the Incentive Plan for a performance cycle covering fiscal years 2010, 2011 and 2012 based on current compensation levels and assuming target awards established are in line with the 2009 performance share awards, which the Incentive Plan will replace.

AWARDS UNDER LONG TERM CASH INCENTIVE PLAN

Name of Individual and Title/Position or Identification of Group*	Threshold ($)	Target ($)	Maximum ($)
Ronald L. Sargent	1,660,644	2,372,349	4,744,698
Chairman and Chief Executive Officer
John J. Mahoney	758,061	1,082,939	2,165,878
Vice Chairman & Chief Financial Officer
Michael A. Miles, Jr.	758,061	1,082,939	2,165,878
President & Chief Operating Officer
Joseph G. Doody	444,028	634,323	1,268,646
President, North American Delivery
Demos Parneros	444,028	634,323	1,268,646
President, U.S. Retail
All current executive officers, as a group	4,216,480	6,023,526	12,047,051
All current directors who are not executive officers, as a group**	—	—	—
All employees, including all current officers, who are not executive officers, as a group***	1,869,623	2,670,890	5,341,780

*
Excludes Peter Ventress, who resigned from Staples in September 2009.

**
Not eligible to participate in the Incentive Plan.

***
Only the most senior officers were granted performance shares in fiscal year 2009, which is reflected in the table above. Awards under the Incentive Plan, if approved by shareholders, are expected to be granted to a broader group of officers.

Provisions for Foreign Participants.

        The Compensation Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Incentive Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Amendments and Termination.

        The Incentive Plan may be amended or terminated by either our Board or the Compensation Committee, provided that (1) no amendment or termination of the Incentive Plan after the end of a performance cycle may adversely affect the rights of participants with respect to their awards for the performance cycle and (2) no amendment which would require stockholder approval under Section 162(m) of the Code may be effected without such stockholder approval.

Recoupment.

        If the Compensation Committee determines during the course of a participant's employment or during a period of time following termination of employment, that a participant engaged in certain harmful or unethical behavior, the Compensation Committee may, in addition to terminating the participant's participation in the Incentive Plan and requiring forfeiture of outstanding awards, require repayment by the participant of certain amounts paid under the Incentive Plan.

Federal Income Tax Consequences.

        Payments received by participants under the Incentive Plan will be income subject to tax at ordinary income rates when received. Since the Incentive Plan is intended to comply with the requirements of Section 162(m) of the Code, if the Incentive Plan is approved by stockholders at the Annual Meeting, the payments made in accordance with the terms of the Incentive Plan (other than in the event of a participant's death or in the event of a change in control) will be eligible for deduction by Staples and not subject to disallowance under Section 162(m) of the Code.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF OUR LONG TERM CASH INCENTIVE PLAN.

 PROPOSAL 3 — APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED
2004 STOCK INCENTIVE PLAN

        In March 2010, upon the recommendation of the Compensation Committee, our Board of Directors adopted an amendment to our Amended and Restated 2004 Stock Incentive Plan (the "Equity Plan") to increase the total number of shares of our common stock authorized for issuance under the Equity Plan by 20,000,000 shares, from 77,430,000 shares to 97,430,000 shares, and to amend the material terms of the performance goals used in connection with awards issued under the Equity Plan.

        In addition, the Compensation Committee approved changes to the Equity Plan to expand and refine our provisions to provide for forfeiture of outstanding unvested awards, the repurchase of vested awards and the repayment of profits received upon sale of awards issued under the Equity Plan in the event that an associate engages in certain behavior constituting misconduct. These changes were made in conjunction with the adoption of a formal recoupment policy.

        As required by the Equity Plan and Nasdaq Stock Market rules, our Board is submitting the Equity Plan amendment for approval by our stockholders, and has specifically conditioned the effectiveness of the amendment on such approval. In addition, our Board is submitting the amendment to the material terms of the performance goals under the Equity Plan for stockholder approval in order to avail itself of the performance based compensation exception to the provisions of Section 162(m) of the Internal Revenue Code of 1986 ("Code").

The Amendment

Increase Shares Authorized for Issuance under Equity Plan

        The Compensation Committee recommended, and our Board adopted, the amendment to increase the shares of common stock authorized for issuance under the Equity Plan because they believe that there may not be enough shares currently available under the Equity Plan to satisfy our equity compensation needs beyond the end of our current fiscal year. As of April 12, 2010, there were 12,547,042 shares of our common stock available for future awards. We anticipate granting between 7.5 million and 9.5 million shares during our 2010 fiscal year under the Equity Plan. Our estimate for 2010 is based in part on the number of equity awards that we have granted under the Equity Plan during the past three fiscal years, which is set forth in the table below, and the fact that we have made multiple changes to our long term incentive structure, which have significantly reduced our share usage, including the planned roll out of the Incentive Plan, pending stockholder approval, and the realignment of equity and cash compensation for some associates.

Awards Under Equity Plan

	2007	2008	2009
Total Shares Awarded	11,550,417	11,834,415	12,744,961
No. of Participants	7,593	8,417	7,208

        If the proposed amendment is approved by our stockholders, there would be approximately 32,547,042 shares of our common stock available for future awards under the Equity Plan.

        Based on our history of granting equity awards, current stock price assumptions, the anticipated growth in the number of our stock eligible associates, and our intentions for continuing to use equity as a significant part of our total compensation program, we anticipate that the amendment to the Equity Plan, if approved by our stockholders, would support our equity program needs through 2012. Our estimates also consider grants of equity awards to new associates resulting from the acquisition of Corporate Express N.V. If the amendment is not approved by our stockholders, in the future we will experience a shortfall of shares available for issuance under the Equity Plan that will adversely affect our ability to attract, retain and reward associates who contribute to our long term success.

Amend Material Terms of the Performance Goals

        The Compensation Committee recommended, and our Board adopted, the amendment to the material terms of the performance goals to provide the Compensation Committee with the flexibility to set performance criteria based on company objectives and to align long-term goals with shareholder interests. The amendment provides that performance goals be based on one or more of the following measures: sales, earnings per share, return on net assets, return on equity, adjusted operating profit, free cash flow, total shareholder return, net income and customer service levels. In 2005, stockholders approved the performance goals of the Equity Plan, but did not include adjusted operating profit, free cash flow, total shareholder return or net income. These new additional measures are not currently used by the company, but have been added to provide the Compensation Committee the flexibility described above. The performance goals set forth in the amendment are the same goals contained in the Incentive Plan.

The Equity Plan

        Set forth below is a summary of the principal terms of the Equity Plan. This summary is qualified in all respects by reference to the full text of the Equity Plan (including the proposed amendment), which is set forth in Appendix B to this proxy statement.

Purpose

        The purpose of the Equity Plan is to:

  •
  attract, motivate and retain key employees and consultants capable of contributing to the successful performance of Staples;

  •
  provide an incentive through stock ownership for participants to achieve long-range performance goals and create value for stockholders; and

  •
  enable employees and consultants to participate in our long-term growth.

Types of Awards

        The Equity Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options, restricted stock, restricted stock units, stock appreciation rights and other stock-based awards. No more than 50% of the total number of shares of our common stock covered by the Equity Plan may be issued pursuant to awards that are not options or stock appreciation rights. No more than 2,000,000 shares in the aggregate of our common stock available under the Equity Plan may be subject to awards made to non-employee directors of Staples.

        Incentive Stock Options and Non-statutory Stock Options.    Option recipients receive the right to purchase a specified number of shares of our common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may not be granted at an exercise price less than the fair market value of our common stock on the date of grant. Options may not be granted for a term in excess of ten years. Outstanding options may not be amended to provide an exercise price per share which is lower than the then current exercise price per share of such outstanding options. Our Board may not cancel any outstanding options and grant in substitution for such options new options under the Equity Plan covering the same or a different number of shares of our common stock and having an exercise price per share lower than the then current exercise price per share of the cancelled options. Our Board, however, has the power to amend stock options to convert them into stock appreciation rights and make other amendments to options, provided that the option recipient must consent to such action unless our Board determines that the action would not materially and adversely affect the option recipient.

        Restricted Stock and Restricted Stock Unit Awards.    Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares if the conditions specified in the applicable award are not satisfied before the end of the applicable restriction period. Restricted stock unit awards entitle the recipient to receive shares of our common stock to be delivered in the future subject to such terms and conditions on the delivery of the shares as our Board may determine.

        Restricted stock and restricted stock unit awards granted under the Equity Plan may vest on the basis of passage of time, achievement of specified performance objectives or a combination of both time and performance. Restricted stock awards whose underlying shares vest based on performance targets historically have been granted as "performance shares." The Compensation Committee may, at the time of grant, make a restricted stock or restricted stock unit award subject to such performance objectives as to qualify it for deduction under Section 162(m) of the Code. Pursuant to the amendment, the performance objectives for each restricted stock or restricted stock unit award intended to so qualify for purposes of Section 162(m) of the Code will be based on one or more of the following measures: sales, earnings per share, return on net assets, return on equity, adjusted operating profit, free cash flow, total shareholder return, net income and customer service levels. The Compensation Committee may determine that special one-time or extraordinary gains or losses, including without limitation as a result of certain acquisitions or divestitures and changes in accounting principles, should or should not be included in determining whether such performance objectives have been met. In addition, customer service target levels will be based on predetermined tests of customer service levels such as scores on blind test shopping, customer comment card statistics, customer relations statistics and delivery response levels. Currently, our tests of customer service levels consist of customer satisfaction surveys conducted by a third party.

        Except as noted below, restricted stock and restricted stock units that (1) vest solely on the basis of passage of time may vest no faster than ratably over three years and (2) vest based on achievement of specified performance objectives may not vest earlier than the first anniversary of the date of grant. These vesting restrictions do not apply to restricted stock and restricted stock unit awards representing up to 5% of the total number of shares of our common stock covered by the Equity Plan (excluding any shares that become available in connection with awards made under our Amended and Restated 1992 Equity Incentive Plan (the "1992 Plan")). In addition, our Board may make exceptions to the vesting limitations described above in the event of the recipient's death, a change in control of Staples or other extraordinary circumstances specified in the Equity Plan.

        Other Stock-Based Awards.    Under the Equity Plan, our Board has the right to grant other awards of our common stock or awards otherwise based upon our common stock or other property, including without limitation rights to purchase shares of our common stock and stock appreciation rights, having such terms and conditions as our Board may determine. Although we have not issued and do not presently intend to issue stock appreciation rights, in the event that we do, their term would be limited to 10 years or less.

Eligibility to Receive Awards.

        Our associates, officers, directors, consultants, advisors and other service providers are eligible to be granted awards under the Equity Plan. The maximum number of shares with respect to which awards may be granted to any participant under the Equity Plan may not exceed 3,450,000 shares per calendar year.

        As of April 12, 2010, 8,262 persons were eligible to receive awards under the Equity Plan, including our 7 executive officers and 11 non-employee directors. The granting of awards under the Equity Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.

        The table below sets forth the number of shares underlying option awards and the weighted average exercise price granted under the Equity Plan to the individuals and groups listed below in fiscal year 2009. The number of performance shares shown in the table below represents performance shares issued as a result of achievement of the applicable performance goals and for fiscal year 2009. On April 12, 2010, the last reported sale price of our common stock on the NASDAQ Global Select Market was $24.20 per share.

AWARDS UNDER AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

Name of Individual and Title/Position or Identification of Group	Shares Underlying Stock Options (#)	Weighted Average Exercise Price ($)
Named Executive Officers*:
Ronald L. Sargent	649,424	20.12
Chairman and Chief Executive Officer
John J. Mahoney	296,448	20.12
Vice Chairman & Chief Financial Officer
Michael A. Miles, Jr.	296,448	20.12
President & Chief Operating Officer
Joseph G. Doody	173,642	20.12
President, North American Delivery
Demos Parneros	173,642	20.12
President, U.S. Retail
Nominees for Director:
Basil L. Anderson	18,101	20.54
Arthur M. Blank	18,101	20.54
Mary Elizabeth Burton	18,101	20.54
Justin King	18,101	20.54
Carol Meyrowitz	18,101	20.54
Rowland T. Moriarty	18,101	20.54
Robert Nakasone	18,101	20.54
Elizabeth Smith	18,101	20.54
Robert Sulentic	18,101	20.54
Vijay Vishwanath	18,101	20.54
Paul Walsh	18,101	20.54
All current executive officers, as a group*	1,648,910	20.12
All current directors who are not executive officers, as a group**	199,111	20.54
All employees, including all current officers, who are not executive officers, as a group	4,549,261	20.18

*
Excludes Peter Ventress, who resigned from Staples in September 2009.

**
Excludes Martin Trust, who retired from the Staples Board on June 9, 2009.

Stock Available from 1992 Plan.

        In addition to the number of shares authorized for issuance under the Equity Plan as noted above, the Equity Plan permits us to issue shares that were originally awarded as options or restricted stock under the 1992 Plan but that have since expired, been terminated, surrendered or canceled without having been fully exercised, or been forfeited in whole or in part. As of April 12, 2010, there were 9,623,343 shares eligible to become available as a result of termination, surrender or cancellation.

Administration.

        The Equity Plan is administered by our Board. Our Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Equity Plan and to interpret the provisions of the Equity Plan. Pursuant to the terms of the Equity Plan, our Board has delegated authority under the Equity Plan to the Compensation Committee of the Board of Directors. Our Board may also delegate authority under the Equity Plan to one or more officers of Staples, except that our Board will fix the terms of the awards to be granted by such officers and the maximum number of shares subject to awards that the officers may grant, and no officer will be authorized to grant awards to himself or herself.

        Subject to any applicable delegation by our Board and any applicable limitations contained in the Equity Plan, our Board selects the recipients of awards and determines (1) the number of shares of our common stock covered by options and the dates upon which such options become exercisable, (2) the exercise price of options (which may not be less than 100% of the fair market value of our common stock), (3) the duration of options (which may not exceed 10 years), and (4) the number of shares of our common stock subject to any restricted stock, restricted stock unit or other stock-based awards and the terms and conditions of such awards, including, if applicable, conditions for repurchase, issue price and repurchase price.

        We are required to make appropriate adjustments or substitutions in connection with the Equity Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The Equity Plan also contains provisions addressing the consequences of any "reorganization event," which is defined as (1) any merger or consolidation of Staples with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property or (2) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction.

        Except as noted below, if any award expires or is terminated, surrendered, canceled or forfeited, the unused shares of our common stock covered by such award will again be available for grant under the Equity Plan, subject, however, in the case of incentive stock options, to any limitations under the Code. The Equity Plan does not permit the return of shares for reuse pursuant to new awards as a result of shares being tendered to Staples upon the exercise of the award or to satisfy tax withholding obligations (including shares retained from the award creating the tax obligation). In addition, all shares covered by a stock appreciation right, whether or not issued upon exercise of the stock appreciation right, may not be returned to the Equity Plan for re-grant.

Transferability.

        Awards generally may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards generally are exercisable only by the participant. However, our Board may permit or provide in an award for the gratuitous transfer of the award to or for the benefit of certain family members where the sale of the shares covered by the award following the transfer would continue to be eligible for registration by Staples on a Form S-8.

Provisions for Foreign Participants.

        The Compensation Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Equity Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Termination or Amendment.

        No award may be made under the Equity Plan after the completion of ten years from the date on which the Equity Plan was approved by our stockholders, but awards previously granted may extend beyond that date. Our Board may at any time amend, suspend or terminate the Equity Plan, except that no amendment requiring stockholder approval under Sections 162(m) or 422 of the Code may become effective unless and until such amendment shall have been approved by our stockholders. In addition, without the approval of our stockholders, no amendment may (1) increase the number of shares authorized under the Equity Plan, (2) materially increase the benefits provided under the Equity Plan, (3) materially expand the class of participants eligible to participate in the Equity Plan, (4) expand the types of awards provided under the Equity Plan or (5) make any other changes which require stockholder approval under the rules of the NASDAQ Stock Market. No award may be made that is conditioned on the approval of our stockholders of any amendment to the Equity Plan.

Recoupment.

        If the Compensation Committee determines during the course of a participant's employment or during a period of time following termination of employment, that a participant engaged in certain harmful or unethical behavior, the Compensation Committee may, in addition to terminating the participant's participation in the Equity Plan and requiring forfeiture of outstanding unvested awards, repurchase vested awards and require repayment by the participant of profits received by the participant upon sale of awards issued under the Equity Plan.

Federal Income Tax Consequences

        The following summarizes the U.S. federal income tax consequences that generally will arise with respect to awards granted under the Equity Plan. This summary is based on the tax laws in effect as of the date of this proxy statement. This summary assumes that all awards granted under the Equity Plan are exempt from, or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

        Incentive Stock Options.    A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by Staples or a 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under "Nonstatutory Stock Options." The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

        A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

        Nonstatutory Stock Options.    A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

        Restricted Stock.    A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock on the date of grant less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year from the vesting date and otherwise will be short-term.

        Restricted Stock Units.    A participant will have income from a restricted stock unit equal to the difference between the fair market value of the stock on the date of delivery of the stock less the purchase price, if any. A participant is not permitted to make a Section 83(b) election for a restricted stock unit.

        Other Stock-Based Awards.    The tax consequences associated with other stock-based awards granted under the Equity Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant's holding period and tax basis for the award or underlying common stock.

        Tax Consequences to Us.    There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT TO OUR 2004 STOCK INCENTIVE PLAN.

 PROPOSAL 4 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of our Board has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. Ernst & Young LLP has served as our independent auditor since our inception. Although stockholder approval of the Audit Committee's selection of Ernst & Young LLP is not required by law, our Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee may reconsider its selection.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

 PROPOSAL 5 — SHAREHOLDER PROPOSAL ON MAJORITY WRITTEN CONSENT

        We have been advised that the following non-binding shareholder proposal will be presented at the Annual Meeting. The proposal will be voted on at the Annual Meeting if the proponent, or qualified representative, is present at the meeting and submits the proposal for a vote. Our statement of opposition follows the shareholder proposal. The shareholder proposal was submitted by William Steiner, 112 Abbottsford Gate, Piermont, NY 10968. Mr. Steiner holds 2,100 shares of our common stock.

        FOR THE REASONS SET FORTH BELOW IN OUR BOARD'S STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL, OUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.

        The text of the shareholder proposal and supporting statement appear below as received by us, and we assume no responsibility for its content or accuracy.

 5 — Shareholder Action by Written Consent

        RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit shareholders to act by the written consent of a majority of our shares outstanding to the fullest extent permitted by law.

        Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly correlated to reduced shareholder value.

        The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvement in our company's 2009 reported corporate governance status:

        The Corporate Library rated our company "D" with "High Governance Risk" and "High Concern" regarding our board of directors. Six of Staples' directors were long-tenured, with more than 10 years on the board, while two directors served for 23 years — independence concern. To make matters worse, these long-tenured directors held controlling majorities and/or chairmanships on our board's committees for executive pay, nominations and finance.

        Nearly all our directors received high against-votes (18% to 21%) at our 2009 annual meeting — well above the 5% average in director against-votes. One reason for such high against-votes was our company's failure to act on a 2008 shareholder proposal (which passed with a 2:1 majority) calling for shareholders representing 10% of company stock to gain the power to call special meetings. Our company ignored our vote and instead gave holders of 25% of stock the right to call a special meeting.

        Our company also had executive pay practices that warranted moderate concern. For example, our company lowered one of its annual incentive performance objectives. The performance target of 15% growth in Earnings Per Share (EPS) in 2007 was lowered to 13% EPS growth in 2008.

        To be rewarded for diminished returns is tantamount to pay-for-failure and is not in the best interests of shareholders. The point of executive pay is not to ensure year-to-year parity in pay levels, but to align pay with actual performance. On top of that, because of "the increasingly poor visibility of sales in a challenging economic environment," our company eliminated Total Sales Growth as one of its performance objectives.

        The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal to enable shareholder action by written consent — Yes on 5.

Board's Statement in Opposition.

        The Board unanimously recommends AGAINST this proposal for the following reasons:

        We have a strong track record of sound corporate governance.    Staples has had a long-standing commitment to sound corporate governance practices. We continually evaluate our business, the competitive landscape and developments in corporate governance and implement changes to our corporate governance practices, both proactively and sometimes in direct response to the requests of our shareholders, where they appear to be in the best interests of our business and shareholders. For instance, over the past several years we have:

•	Declassified our Board structure so that all of our directors are elected annually	•	Eliminated supermajority provisions from our certificate of incorporation
•	Adopted a majority standard for uncontested director elections	•	Provided stockholders with the ability to call a special meeting if they own 25% or more of our outstanding stock
•	Terminated our rights plan and adopted a policy providing that the Board can adopt a new one only under limited circumstances	•	Launched an outreach program through which we directly engage with shareholders, proxy advisory groups and proxy solicitors to gain a better understanding of their views on corporate governance

        Our commitment to outstanding corporate governance is further exemplified by the fact that we have historically received high scores and praise from independent third parties for our corporate governance practices and frequently been rated in the top 10% of all public companies in this regard. For example, since our last annual meeting, our average RiskMetrics' CGQ score placed us in the 88th percentile of S&P 500 companies and in the 96th percentile of companies in our industry. We also currently maintain an overall GovernanceMetrics International global rating of 10.0, which is its highest rating and assigned to only 1% of over 4,200 companies.

        Most recently, in 2009, we initiated a corporate governance outreach program where we had in-person and telephonic meetings with a variety of large and small shareholders holding in the aggregate approximately 32% of our stock at the time, proxy advisory groups and proxy solicitors to understand their views on current governance trends and particular practices at Staples. We learned a great deal about our shareholders' diverse views and received much praise from our shareholders for our current practices. None of our shareholders with whom we engaged expressed a concern with the current limitation on acting by written consent without a shareholder meeting. Additionally, none of the shareholders we met with expressed a concern regarding the independence or composition of our Board or expressed serious concern about our executive compensation. We expect to continue this outreach program on a regular basis.

        Our Board not only includes members with vast experience and institutional knowledge of Staples but also has five newer members who joined the Board within the last three years. These newer members serve as committee chairs to our Audit and Nominating and Corporate Governance committees. This mix of longer tenured and newer directors strikes the right balance of having a historical understanding of the business and bringing new ideas and experiences to the boardroom.

        The proposal is unnecessary because our shareholders have more efficient ways of effecting change.    Our shareholders already have the ability to raise important matters outside the normal annual meeting cycle. Shareholders representing in the aggregate 25% or more of our outstanding common stock may call a special meeting to propose, debate and vote on matters outside the normal annual meeting cycle. This 25% threshold is less than the majority that would be required to effect action by written consent under this proposal. Moreover, because our shareholder base is so large and widely held, as a practical matter, it is highly unlikely our shareholders could effectively use the written consent process that this proposal seeks to authorize. In our case, it would be a cumbersome, expensive and very time consuming process for a shareholder to garner majority support for an important matter by written consent.

        The proposal is undemocratic.    All shareholders should have the opportunity to be informed about, and vote on, significant proposals. We do not believe that it is appropriate for the holders of a majority of outstanding common stock to be able to take action affecting the rights of all of our shareholders without such action being announced in advance and fully presented to all of our shareholders at a meeting of shareholders. Requiring that all business be acted on at a meeting, which is an inherently more open process than action by written consent, also helps ensure the accuracy and completeness of information presented to shareholders to obtain their approval. In addition, we believe the Board should always be allowed the opportunity to evaluate a proposal and to give our shareholders its recommendation with respect to any such proposal. Finally, we note that our practice of not providing a simple majority of shareholders with the ability to act by written consent is consistent with a significant majority of other public companies.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 5.

 PROPOSAL 6 — SPECIAL SHAREHOLDER MEETINGS

        We have been advised that the following non-binding shareholder proposal will be presented at the Annual Meeting. The proposal will be voted on at the Annual Meeting if the proponent, or qualified representative, is present at the meeting and submits the proposal for a vote. Our statement in opposition follows the shareholder proposal. The shareholder proposal was submitted by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. Mr. Chevedden holds 300 shares of our common stock.

        FOR THE REASONS SET FORTH BELOW IN OUR BOARD'S STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL, OUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 6.

        The text of the shareholder proposal and supporting statement appear below as received by us, and we assume no responsibility for its content or accuracy.

6 — Special Shareowner Meetings

        RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowner meeting.

        This includes that many small shareowners can be part of the above 10%-threshold. This also includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by law) that apply only to shareowners but not to management and/or the board, and that shareholders will have no less rights at management-called special meetings than management has at shareholder-called special meetings to the fullest extent permitted by law.

        A special meeting allows shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call a special meeting investor returns may suffer. A special shareholder meeting is important when a matter merits prompt attention. This proposal does not impact our board's current power to call a special meeting.

        This proposal topic, to give holders of 10% of shareowners the power to call a special shareowner meeting, won 55%-support at Time Warner (TWX) in 2009 even after TWX adopted a 25%-threshold for shareowners to call a special meeting.

        The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for improvement in our company's 2009 reported corporate governance status:

        The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company "D" with "High Governance Risk" and "High Concern" regarding our Board. Rowland Moriarty and Robert Nakasone each had 23-years director tenure (independence concern) and yet were assigned to be 67% of our nomination committee.

        Mary Burton and Paul Walsh each had more than 16-years director tenure (independence concern) and yet were assigned to be 50% of our executive pay committee. Meanwhile our CEO Ronald Sargent gained $10 million on the exercise of stock options in 2008. His bountiful options raised concerns over the link between executive pay and company performance since small increases in our company's share price can result in large financial rewards.

        Basil Anderson served on 5 boards (over-extension concern), was inside-related (independence concern) and served on another D-rated board, Hasbro (HAS). Our board was the only significant directorship for five of our directors. This could indicate a significant lack of current transferable director experience for almost half of our directors.

        We had no shareholder right to act by written consent, cumulative voting or an independent board chairman. Shareholder proposals to address these topics received impressive votes at other companies and would be excellent topics for our next annual meeting.

        The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal: Special Shareowner Meetings — Yes on 6.

 Board's Statement in Opposition.

        The Board unanimously recommends AGAINST this proposal for the following reasons:

        Our bylaws already provide our shareholders with the right to call a special meeting.    Our bylaws currently provide that shareholders holding in the aggregate 25% or more of our outstanding stock can call a special meeting. We amended our bylaws in March 2009 to add this provision after a majority of our shareholders approved a proposal similar to the one above at the 2008 annual meeting.

        The 25% threshold contained in our current bylaws was thoughtfully selected by our Board based on direct input from shareholders and careful consideration of numerous additional factors.    When the proponent made a similar proposal on this topic at our 2008 annual meeting, our bylaws did not provide shareholders with any right to call special meetings. Our shareholders at the 2008 annual meeting were given the opportunity to either vote "for" or "against" the proposal. Although the proposal referenced a 10% threshold, the proposal did not provide shareholders with the ability to indicate if 10% or another number was the appropriate threshold for our company. After the vote at the 2008 meeting, in order to better understand whether the vote for the proposal was primarily a vote in support of the idea that shareholders should have the right to call special meetings or in support of the specific 10% threshold to call special meetings, we discussed the proposal with some of our shareholders, including one of our shareholders that owned more than 10% of our stock. The general consensus of the feedback from these shareholders was that they felt 25% was an appropriate threshold.

        In ultimately determining how to respond to the proposal approved at the 2008 annual meeting, our Nominating and Corporate Governance Committee and our Board carefully considered and evaluated the following:

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  the shareholder vote at the 2008 annual meeting;

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  the input received from shareholders in our discussions with them after the 2008 annual meeting;

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  the guidelines of proxy advisory firms at the time;

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  practices at other companies, particularly those companies with shareholder ownership structures comparable to ours;

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  the current ownership structure, which at the time included two shareholders that owned more than 10% of our outstanding shares;

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  that the interests of shareholders holding a smaller number of shares may not be the same or aligned to those with larger holdings; and

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  the fact that a low threshold could subject all shareholders to the expense and Board and management distraction associated with special meetings in order to serve what could be the narrow interest of a single minority shareholder.

        Accordingly, in keeping with our commitment to sound corporate governance, we determined that it was in the best interest of all shareholders to amend our bylaws to provide shareholders holding in the aggregate at least 25% of our common stock with the ability to call a special meeting. Upon our announcement of the amendments to our bylaws to permit shareholders to call special meetings, we received no comments, calls or reactions from our shareholders, including the proponent.

        Similarly, other than the proponent, we have received no comments, calls or reaction from our shareholders regarding our Board composition, including the tenure of Mr. Nakasone or Mr. Moriarty, who is the only long tenured director to sit on our Nominating and Corporate Governance Committee. Additionally, Mr. Anderson no longer serves on five public company boards. Our Board not only includes members with vast experience and institutional knowledge of Staples but also has five newer members who joined the Board within the last three years. These newer members serve as committee chairs to our Audit and Nominating and Corporate Governance committees. This mix of longer tenured and newer directors strikes the right balance of having a historical understanding of the business and bringing new ideas and experiences to the boardroom.

        We have historically received high scores and praise from independent third parties for our corporate governance practices and frequently been rated in the top 10% of all public companies in this regard. For example, since our last annual meeting, our average RiskMetrics' CGQ score placed us in the 88th percentile of S&P 500 companies and in the 96th percentile of companies in our industry. We also currently maintain an overall GovernanceMetrics International global rating of 10.0, which is its highest rating and assigned to only 1% of over 4,200 companies.

        We continue to believe that a 25% threshold is the right one for Staples.    A one-size-fits-all approach regarding a special meeting threshold does not reflect best practices in corporate governance as it does not fully reflect the voice of our shareholders. We have always maintained open lines of communication with our shareholders and have been responsive to their concerns. We conducted a corporate governance outreach program after our 2009 annual meeting, where we had in-person and telephonic meetings with a variety of large and small shareholders, proxy advisory groups and proxy solicitors to understand what corporate governance issues were most important to them. There was no consensus among the shareholders we met with as to the appropriate threshold for calling a special meeting and even within some of these institutions there was disagreement about the appropriate threshold. Many of our shareholders indicated that the Board was best suited for determining the appropriate threshold and agreed that 10% was not an appropriate threshold considering the ownership structure of our company. Additionally, all of the shareholders we spoke with commended our corporate governance practices, and none of them expressed a concern regarding the independence or composition of our Board or expressed serious concern about our executive compensation.

        Our Board continues to believe that the current system of providing shareholders holding 25% or more of our outstanding stock strikes the correct balance between the interests of shareholders to raise important matters outside the annual meeting process and the costs and disruption associated with holding special meetings.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 6.

 CORPORATE GOVERNANCE

        We have a long history of being committed to following the best practices of corporate governance that are in the best interest of our business and all of our stockholders.

        You can learn more about our current corporate governance principles and review our Corporate Governance Guidelines, committee charters, Corporate Political Contributions Policy Statement, Code of Ethics and other significant policies at www.staples.com in the Corporate Governance section of the Investor Information portion of our web site. We comply with the corporate governance requirements imposed by the Sarbanes-Oxley Act, Securities and Exchange Commission and NASDAQ Stock Market. We will continue to modify our policies and practices to meet ongoing developments in this area. While we have discussed many features of our corporate governance principles in other sections of this proxy statement, some of the highlights are:

  •
  Annual Election of Directors.  Our directors are elected annually for a term of office to expire at the next Annual Meeting (subject to the election and qualification of their successors).

  •
  Majority Voting.  Under our by-laws, in uncontested elections, our directors are elected if the votes cast "for" the director's election exceed the votes cast "against" the director's election. If an incumbent director in an uncontested election does not receive the required number of votes "for" his or her election, our Corporate Governance Guidelines provide that such incumbent director must tender his or her resignation from our Board.

  •
  No Stockholder Rights Plan.  We do not currently have a stockholder rights plan in effect and are not considering adopting one. Our Board has adopted a stockholder rights plan policy under which we will adopt a stockholder rights plan only if the plan has been approved by stockholders either in advance or within 12 months of its adoption by our Board.

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  No Supermajority Provisions in our Certificate of Incorporation.  We removed all references requiring a supermajority vote under our certificate of incorporation.

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  25% Threshold For Stockholders To Call Special Meetings.  Our by-laws provide that stockholders who own in the aggregate 25% or more of our outstanding stock may call special meetings.

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  Annual Review of Board Leadership Structure.  As described in more detail below, every year our Board evaluates its leadership structure and based on a recommendation from the Nominating and Corporate Governance Committee determines whether there should be an independent Chairperson of the Board or an independent Lead Director.

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  Strong Lead Director Role.  Among many other responsibilities, our independent lead director ensures that independent directors meet in executive sessions, coordinates the annual performance review of our Chief Executive Officer, and works with the Chairperson of the Board to establish the agenda for each Board meeting. Additional information about the responsibilities of our independent lead director can be found under the section of this proxy statement called "Board Leadership Structure".

  •
  Independent Board Committees.  All members of our Audit, Compensation, Finance and Nominating and Corporate Governance Committees are independent directors, and none of such members receives compensation from us other than for service on our Board of Directors or its committees.

  •
  Committee Authority to Retain Independent Advisors.  Each of the Audit, Compensation, Nominating and Corporate Governance and Finance Committees has the authority to retain independent advisors, with all fees and expenses to be paid by Staples.

  •
  Audit Committee Policies and Procedures.  Under its charter, the Audit Committee's prior approval is required for all audit services and non-audit services (other than de minimis non-audit services as defined by the Sarbanes-Oxley Act) to be provided by our independent registered public accounting firm. In addition, the Audit Committee has caused us to adopt policies prohibiting (1) executive officers from retaining our independent registered public accounting firm to provide personal accounting or tax services and (2) Staples, without first obtaining the Audit Committee's approval, from filling an officer level position in the finance department with a person who was previously employed by our independent registered public accounting firm.

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  Audit Committee Financial Expert.  Our Board has determined that Mr. Sulentic is an audit committee financial expert under the rules of the Securities and Exchange Commission and is independent as defined by NASDAQ listing standards.

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  Independent Compensation Committee Consultant.  Under the Compensation Committee's charter, we are prohibited from engaging any independent advisor hired by the Compensation Committee.

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  Corporate Governance Outreach Program.  In late 2009 and early 2010, we conducted a corporate governance outreach program, where we had in-person and telephonic meetings with a variety of large and small shareholders to understand what corporate governance issues were most important to them. We also met with proxy advisory groups and proxy solicitors to understand how we compared to other companies in terms of corporate governance. This outreach program was very beneficial to our understanding of the issues that were important to our shareholders and also showed us the divergent opinions among our stockholders.

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  No Dividends on Unvested Stock.  For all equity awards issued after January 2009, we have stopped providing for the payment of dividend equivalents on unvested shares.

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  Recoupment Policy.  We have a recoupment policy whereby we provide for forfeiture and recovery of undeserved cash, equity and severance compensation from an employee that engages in harmful or unethical behavior such as intentional deceitful acts resulting in improper personal benefit or injury to the company, fraud or willful misconduct that significantly contributes to a material financial restatement, violation of our Code of Ethics and breach of employee agreements.

  •
  Stock Ownership Guidelines.  Our stock ownership guidelines require our non-employee directors to own a minimum level of equity in Staples worth at least four times the annual Board cash retainer (currently $75,000), or $300,000. These guidelines also require minimum equity ownership levels for the named executive officers listed in this proxy statement, including our Chief Executive Officer, who must own equity in Staples worth at least five times his annual salary.

  •
  Political Contributions.  Our Corporate Political Contributions Policy Statement sets forth basic principles that, together with our Code of Ethics and other policies and procedures, guide our approach to corporate political contributions. As indicated in the policy statement, we will make available on our website an annual report of monetary political contributions from corporate funds.

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  Insider Trading Policy.  We have an insider trading policy which prohibits, among many other actions, our employees from entering into derivative transactions, such as puts, calls or hedges. We also provide training and send out quarterly reminders to employees regarding our policies.

Director Independence

        Our Board of Directors, in consultation with our Nominating and Corporate Governance Committee, determines which of our directors are independent. Our Corporate Governance Guidelines provide that directors are "independent" if they (1) meet the definition of "independent director" under the NASDAQ listing standards (subject to any further qualifications required of specific committee members under the NASDAQ listing standards) and (2) in our Board's judgment, do not have a relationship with Staples that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Nominating and Corporate Governance Committee reviews the standards for independence set forth in our Corporate Governance Guidelines periodically and recommends changes as appropriate for consideration and approval by our Board.

        In accordance with our Corporate Governance Guidelines, our Board has determined that all of our directors are independent except Mr. Sargent, who is employed as our Chief Executive Officer. In determining which of our directors are currently independent, our Board considered all the available relevant facts and circumstances, including the following:

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  Neither we nor any of our subsidiaries has employed or otherwise compensated the independent directors other than for service on our Board and its committees during the past three years.

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  We have not employed or otherwise compensated any family members (within the meaning of the NASDAQ listing standards) of the independent directors during the past three years.

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  None of the independent directors or their family members is a partner of our independent registered public accounting firm or was a partner or employee of such firm who worked on our audit during the past three years.

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  None of our executive officers is on the compensation committee of the board of directors of a company that has employed any of the independent directors or their family members during the past three years.

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  No family relationships exist between any of our directors, nominees for director or executive officers.

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  During the past three years, none of our directors has had a material direct or indirect business relationship with us or a "related party transaction" as described below.

Certain Related Business Transactions and Other Disclosures

        Our written Code of Ethics sets forth the general principle that our directors, executive officers and other associates should avoid any situation that could be perceived as a conflict of interest, regardless of the dollar amount involved. This principle is also reflected in our written Corporate Governance Guidelines ("Guidelines") and the written materials that we use to educate associates about conflict of interest guidelines. For example, under the Guidelines, if an actual or potential conflict of interest develops for any reason, including, without limitation, because of a change in business operations of the Company or because of a director's circumstances, the director should immediately report the matter to our General Counsel, who should then report the matter to the Nominating and Corporate Governance Committee ("Committee") for review and determination. In the event there is a significant conflict, the director must resign or the conflict must be resolved. Additionally, under the Guidelines, any director who wishes to join the board of directors of another company must provide written notice to the chairperson of the Committee. The chairperson of the Committee, after consultation with our General Counsel, will then respond to the director with a resolution. We also ask each of our executive officers and directors to fill out questionnaires every year to help enable us to identify if a potential conflict of interest exists.

        Pursuant to the written charter of the Committee, the Committee is responsible for reviewing, approving or ratifying any "related party transactions." These are transactions which exceed $120,000 and in which (i) Staples and any of our directors, director nominees, executive officers, 5% shareholders and their immediate family members are participants, and (ii) such participants had or will have a direct or indirect material interest. In the course of reviewing potential related party transactions, the Committee considers the nature of the related person's interest in the transaction; the presence of standard prices, rates, or terms consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for entering into the transaction; the potential effect of the transaction on the status of a independent director; and any other factors the Committee may deem relevant. The procedures for review, approval or ratification of a related party transaction for Staples, our directors, executive officers and 5% shareholders are the same as those listed above for actual or potential conflicts of interests involving directors under the Guidelines, including the use of a questionnaire to identify potential related party transactions.

        Our Code of Ethics, Guidelines and the charters for all the committees of our Board are available at www.staples.com in the Corporate Governance section of the Investor Information webpage.

        There may be times when a commercial relationship involving our directors, executive officers or their family members is beneficial to us and is not likely to raise material conflict of interest issues. Our Code of Ethics provides the following guidelines for certain types of commercial relationships:

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  Executive officers must not work or consult for a company that is one of our vendors or customers, but may serve as a director of such company if (1) such company's annual sales to or purchases from us are less than 5% of such company's annual revenues, (2) the executive officer discloses the directorship to our General Counsel, who in turn obtains the approval of our Chief Executive Officer or, in the case of a management director, the Committee and (3) the executive officer agrees not to participate in or influence any matter affecting the business relationship or transactions between us and such company.

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  Executive officers and directors must not purchase or maintain a financial interest in a company that is one of our vendors or customers unless (1) the annual sales to or purchases from us are less than 5% of such company's annual revenues or (2) for a public company, the executive officer's or director's ownership interest is both passive and less than 1% or (3) for a private company, the executive officer's or director's ownership interest is both passive and less than 5% and the interest is approved by our Chief Executive Officer, or if the interest is held by our Chief Executive Officer, Chairperson or one of our directors, by the Committee.

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  Non-employee directors may work or consult for or serve on the board of a company that is one of our vendors or customers if (1) such company's annual sales to or purchases from us are less than 5% of such company's annual revenues, (2) the director discloses the position to our General Counsel and the Committee and (3) the director agrees not to participate in or influence any matter affecting the business relationship or transactions between us and such company.

        For fiscal year 2009, although we did not have any "related party transactions" or transactions that fell within the guidelines we describe above, we did provide office supply products or related services, such as promotional products or technology services, to the following companies affiliated with our directors:

Avon Products	CRA International, Inc.
Arthur M. Blank Family Foundation	Hormel Foods Corporation
AMB Group LLC	OSI Restaurant Partners, LLC
Atlanta Falcons Football Club	PGA Tour Superstore
Bain & Company	Samtex (USA) Inc
Becton, Dickinson & Company	TJX Companies, Inc.
CB Richard Ellis Group

        The amounts received by us in 2009 for the sale of office supplies and related services to these companies range from approximately $100 to approximately $3.8 million and the median amount received from such sales was approximately $82,082. In each case, the amount was immaterial to the company purchasing the goods and services, as well as immaterial to Staples. The largest amount of $3.8 million represents 0.016% of our revenues based on sales for fiscal year ended January 30, 2010 of approximately $24 billion.

        In addition, in 2009 we also subleased a facility from TJX Companies, Inc. for less than $200,000. The amount paid for the sublease is immaterial to Staples, as well as to TJX Companies.

        In each of these instances, no director participated in the negotiation of the transaction and the products, services or leases were provided on arm's length terms and conditions and in the ordinary course of business. The Committee determined that none of these transactions were "related party transactions" and that such transactions would not interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        Paul F. Walsh was the Chief Executive Officer of Clareon Corporation, a privately held electronic payments provider, from March 2000 to September 2002. In October 2002, to facilitate its acquisition by Fleet Boston Corp., Clareon Corporation filed for Chapter 11 bankruptcy protection.

Board Leadership Structure

        Our Board of Directors determines its leadership structure on an annual basis based on a recommendation of the Committee. The Board believes that it should not have a predetermined policy as to whether the Board should be led by an independent Chairperson or independent Lead Director, but rather it is best for the Board to evaluate the structure and determine what is best for Staples based on a number of factors such as the size of the Board, the number of independent directors, the established process for and record of Board and management interaction, the qualifications and skills of the individual directors considered for the roles and company performance. For this year, the Board determined that it was appropriate that Ronald Sargent, our Chief Executive Officer, should remain as Chairperson of the Board and that Arthur Blank should continue in his role as independent Lead Director. The Board believes that its current leadership structure assures the appropriate level of management oversight and independence. The Board felt that Mr. Sargent's knowledge of Staples and the office products industry uniquely positioned him to lead the Board particularly as it focuses on strategic issues and risks facing the company.

Mr. Blank's leadership in fulfilling his role as independent Lead Director counterbalances any potential conflict of interest arising from having our Chief Executive Officer serve as the Board's Chairperson.

        Our Lead Director has the following responsibilities:

  •
  Assure that meetings with the independent directors are held in executive sessions typically, as was the case this year, after every Board meeting, but in all circumstances at least twice a year.

  •
  Facilitate communications and serve as a liaison between independent directors and the Chairperson of the Board;

  •
  Coordinate the annual performance review of our Chief Executive Officer;

  •
  Work with the Chairperson of the Board in the preparation of the agenda for each board meeting and approve such agenda;

  •
  Has the authority to call meetings of independent directors;

  •
  Preside at all meetings of the Board where the Chairperson is not present, including executive sessions of the independent directors;

  •
  Represent the independent directors if a meeting is held between a major stockholder; and

  •
  Otherwise consult with the Chairperson of the Board on matters relating to corporate governance and Board performance.

Meetings and Committees of our Board

        Our Board of Directors held a total of four meetings during our 2009 fiscal year. The number of meetings held by each of the committees of our Board during our 2009 fiscal year is set forth below under the description of each committee. During our 2009 fiscal year, each incumbent director attended at least 75% of the combined Board meetings held while a director and committee meetings held while a member of such committee. Our Corporate Governance Guidelines provide that directors are encouraged to attend the Annual Meeting, and all of our directors attended our 2009 Annual Meeting.

        Our Board has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Finance Committee and the Executive Committee. The chair of each committee, as a matter of regular practice and to the extent possible, reviews committee meeting materials with management in advance of each Board committee meeting. Each of our standing Board committees operates under a written charter adopted by our Board, a copy of which is available at www.staples.com in the Corporate Governance section of the Investor Information webpage.

        Committee membership as of April 12, 2010 was as follows:

Audit Committee Robert Sulentic, Chairperson Justin King Elizabeth A. Smith	Compensation Committee Robert C. Nakasone, Chairperson Mary Elizabeth Burton Carol Meyrowitz Paul F. Walsh
Nominating and Corporate Governance Committee Vijay Vishwanath, Chairperson Arthur M. Blank Rowland T. Moriarty	Finance Committee Rowland T. Moriarty, Chairperson Basil L. Anderson Paul F. Walsh
Executive Committee Ronald L. Sargent, Chairperson Arthur M. Blank Rowland T. Moriarty Robert C. Nakasone

Audit Committee

        The Audit Committee assists our Board in overseeing our compliance with legal and regulatory requirements, the integrity of our financial statements, our independent registered public accounting firm's qualifications and independence, and the performance of our internal audit function and our independent registered public accounting firm through receipt and consideration of certain reports from our independent registered public accounting firm. In addition, the Audit Committee discusses our risk management policies and reviews and discusses with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures. The Audit Committee is directly responsible for appointing, compensating, evaluating and, when necessary, terminating our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee also prepares the Audit Committee Report required under the rules of the Securities and Exchange Commission, which is included elsewhere in this proxy statement. The Audit Committee has established escalation and oversight procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our associates of concerns regarding questionable accounting, internal accounting controls or auditing matters. The Audit Committee meets independently with our independent registered public accounting firm, management and our internal auditors. The members of the Audit Committee are independent directors, as defined by its charter and the rules of the Securities and Exchange Commission and NASDAQ Stock Market. The Audit Committee met four times in person and three times by telephone during our 2009 fiscal year. Our Board has determined that Mr. Sulentic is an audit committee financial expert under the rules of the Securities and Exchange Commission and is independent as defined by NASDAQ listing standards.

Compensation Committee

        The Compensation Committee's responsibilities include setting the compensation levels of executive officers, including our Chief Executive Officer, reviewing, approving and providing recommendations to our Board regarding compensation programs, administering our equity incentive, stock purchase and other employee benefit plans and authorizing awards under our equity incentive plans. The Committee may delegate its authority to management as it deems appropriate and may also delegate its authority relating to ministerial matters. The members of the Compensation Committee are independent directors, as defined by its charter and the rules of the NASDAQ Stock Market. The Compensation Committee met four times in person and four times by telephone during our 2009 fiscal year. For more information about the responsibilities of our Compensation Committee, see the "Compensation Discussion & Analysis" section of this proxy statement.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee's responsibilities include providing recommendations to our Board regarding nominees for director, membership on our Board committees, and succession matters for our Chief Executive Officer. An additional function of the Nominating and Corporate Governance Committee is to develop and recommend to our Board our Corporate Governance Guidelines and to assist our Board in complying with them. The Nominating and Corporate Governance Committee also oversees the evaluation of our Board and our Chief Executive Officer, reviews and resolves conflict of interest situations, reviews and approves related party transactions and interprets and enforces our Code of Ethics. The Nominating and Corporate Governance Committee also oversees our political contributions and recommends to our Board any proposed revisions to our Corporate Political Contributions Policy Statement. The members of the Nominating and Corporate Governance Committee are independent directors, as defined by its charter and the rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee met four times in person during our 2009 fiscal year.

Finance Committee

        The Finance Committee's responsibilities include being available, as needed, to evaluate and consult with and advise our management and our Board with respect to capital structure and capital policies, events and actions that could impact capital structure, payment of dividends, share repurchases, borrowing practices, debt or equity financings, credit arrangements, investments, mergers, acquisitions, joint ventures, divestitures and other similar transactions. The Finance Committee met once in person during our 2009 fiscal year.

Executive Committee

        The Executive Committee is authorized, with certain exceptions, to exercise all of the powers of our Board in the management and affairs of Staples. It is intended that the Executive Committee will take action only when reasonably necessary to expedite our interests between regularly scheduled Board meetings. A quorum can only be established by the presence of both a majority of the members of the Executive Committee and two non-management members of the Executive Committee. The Executive Committee did not meet during our 2009 fiscal year.

Risk Oversight by the Board of Directors

        The Board of Directors is ultimately responsible for receiving and approving our risk management strategy, framework and key risk parameters. Approval and establishment of our risk management framework and significant policies resides with the Audit Committee under powers delegated by the Board. Our most senior executive officers are responsible for collaborating with the Audit Committee to provide oversight to the risk management process, and prioritize and validate key risks. Management, through its Enterprise Risk Committee, is then responsible for implementing the Board approved risk management strategy and developing policies, controls, processes and procedures to identify and manage risks. The Enterprise Risk Committee periodically reports to the Audit Committee on the effectiveness of its management of material business risks.

        The Audit Committee administers its risk oversight role through the Board committee structure as well. Each Board committee is responsible for monitoring and reporting on the material risks associated with its respective subject matter areas. The Audit Committee is responsible for oversight of our accounting and financial reporting processes and the integrity of our financial statements, the Compensation Committee is responsible for the oversight of risks associated with our compensation practices, the Finance Committee is responsible for risks related to capital policies and practices and financial transactions and the Nominating and Corporate Governance Committee is responsible for corporate governance risks, including director independence and related party transactions. In terms of overseeing the broader company wide risk management program, the Audit Committee is responsible for ensuring all risk areas are being monitored by senior management, reported to the Board or appropriate Board committee and being addressed as needed. Additionally, the Board of Directors collectively reviews and is responsible for risks associated with our strategic plans.

        In 2009, management conducted an enterprise wide review of the major risks facing the company and presented a status update of these processes to the Audit Committee in June. Management expects to present final findings to the Audit Committee in June 2010. This review was headed by our internal audit department. The enterprise wide assessment included a comprehensive review of the business and related risks, an assessment and ranking of the identified main risks based on their likelihood and the severity of the consequences, including both financial and non-financial impacts, and plans to manage and mitigate such risks. It is expected that we will continue this review and report findings to the Audit Committee on an ongoing basis in the future.

        Our Audit Committee is briefed regularly by our Vice President of Internal Audit and our Vice President of Ethics. The Audit Committee uses the results of its discussions with our Vice President of Internal Audit to set the audit schedule for the internal audit group. Our internal audit group identifies, assesses and assists management in addressing and managing risks by using the Integrated Framework by the Committee of Sponsoring Organizations of the Treadway Commission, also known as COSO framework. Our Vice President of Ethics provides quarterly reports to the Audit Committee on compliance matters.

        In December 2009, management provided to the Compensation Committee a summary of an assessment of multiple overall compensation program risks as they related to existing and proposed compensation programs. Among the risks discussed were pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, overall mix of equity incentives and stock ownership guidelines and trading policies. The Compensation Committee also discussed the many factors that serve to mitigate the various risk and excessive risk taking such as a balanced mix of cash and equity incentives, the mix and quality of performance metrics in our annual cash incentive program, executive officers being subject to share ownership guidelines, and an aggressive recoupment policy that applies to all employees. Based on the information and related discussion, recognizing all compensation programs are inherently risk laden, the Compensation Committee determined that our compensation programs will not have a material adverse affect on Staples. In addition, in connection with changes to our competition program, the Compensation Committee regularly examines the risk and methods to mitigate such risks.

Diversity

        Diversity has always been very important to us. It comprises one of the four pillars of what we call Staples' Soul. We strive to offer an inclusive business environment that offers diversity of people, thought, experience, and suppliers. This also holds true for our Board of Directors. Although we have no formal separate written policy, pursuant to our Corporate Governance Guidelines, the Board annually reviews the appropriate skills and characteristics of the Board members in light of the current composition of the Board, and diversity is one of the factors used in this assessment. Additionally, the Board is provided with an annual report on diversity initiatives and Staples' approach and progress on such initiatives.

Director Candidates

        The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, engaging a professional recruiting firm to help identify and recruit potential candidates, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

        Stockholders may recommend an individual to the Nominating and Corporate Governance Committee for consideration as a potential director candidate by submitting the following information: (1) the candidate's name; (2) appropriate biographical information and background materials regarding the candidate; and (3) a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Such information should be submitted to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Staples, Inc., 500 Staples Drive, Framingham, Massachusetts 01702. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

        Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by following the relevant procedures summarized in this proxy statement under the caption "Shareholder Proposals."

Communicating with our Board

        Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the Chairperson of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairperson of the Nominating and Corporate Governance Committee, with the advice and assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries of such communications to the other directors as he or she considers appropriate.

        Under procedures approved by a majority of our independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairperson of the Board (if an independent director), or the Lead Director (if one is appointed), or otherwise the Chairperson of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications. In addition, as provided by our Corporate Governance Guidelines, if a meeting is held between a major stockholder (including institutional investors) and a representative of the independent directors, the Lead Director will serve, subject to availability, as such representative of the independent directors.

        Stockholders who wish to send communications on any topic to our Board should address such communications to The Board of Directors, c/o Corporate Secretary, Staples, Inc., 500 Staples Drive, Framingham, Massachusetts 01702.

Director Compensation

        The Compensation Committee is responsible for reviewing and making recommendations to our Board with respect to the compensation paid to our non-employee directors ("Outside Directors"). Our Outside Directors are predominantly compensated through stock option and restricted stock awards, reflecting the Compensation Committee's philosophy that director pay should be aligned with the interests of our stockholders. In addition, the Outside Directors receive a cash retainer. There were no changes to the amount of compensation received by our Outside Directors in fiscal year 2009 from fiscal year 2008.

        It is the Compensation Committee's goal to maintain a level of Outside Director compensation above the median of companies both within our peer groups as well as similarly-sized companies in general industry. Each year, generally at its June meeting, the Compensation Committee reviews an extensive analysis of marketplace practices for outside director pay conducted by management and reviewed by the Compensation Committee's independent advisor. In 2008, we made changes to reflect certain market and corporate governance trends applicable to director compensation, including the prevalence of restricted stock awards over stock option awards, the imposition of holding period requirements and larger cash retainers. Consistent with recent changes to our equity program for associates, the revised Outside Director compensation program also reflects a value-based approach to equity grants in which the amount of the awards made to Outside Directors is based on a fixed value rather than a fixed number of shares. The change to a value-based approach for our overall equity program was made for a variety of reasons, including market trends and the anticipated growing expense of a fixed share program.

        During fiscal year 2009, our Outside Directors were compensated as further described in this paragraph. Each of our Outside Directors received an annual grant of (1) stock options with a value of $112,500 that vest after one year, the underlying shares of which may be sold upon vesting, and (2) shares of restricted stock with a value of $112,500 that vest after one year and may be sold only upon leaving our Board. Within two business days after the Board's regularly scheduled meeting in December, (a) the Lead Director was granted additional shares of restricted stock with a value of $40,000, (b) each chairperson of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee was granted additional shares of restricted stock with a value of $32,000 and (c) the chairperson of the Finance Committee was granted additional shares of restricted stock with a value of $8,000, and in each case such shares vest after one year and may be sold only upon leaving our Board. The number of shares of restricted stock is determined by dividing the fixed value by the closing price of our common stock on the date of grant. The number of stock options is determined by dividing the fixed value by the binomial value used by Staples for financial reporting purposes and then dividing that number by the closing price of our common stock on the date of grant. Stock options have an exercise price equal to the fair market value of our common stock as reported on the Nasdaq Global Select Market on the date of grant. Upon a change-in-control of Staples or upon a director leaving our Board after reaching the age of 72, all of such director's outstanding unvested stock options and restricted stock would fully vest.

        Each Outside Director also received a quarterly cash payment of $18,750 and is reimbursed for reasonable expenses incurred in attending meetings of our Board. The chairperson of the Audit Committee received an additional quarterly cash payment of $3,750.

        Our Outside Directors are subject to Stock Ownership Guidelines set forth in our Corporate Governance Guidelines. It is the Board's policy that five (5) years after joining the Board, all Outside Directors attain minimum stock ownership equal in value to at least four times the annual Board cash retainer.

        The table below sets forth certain information concerning our 2009 fiscal year compensation of our Outside Directors.

DIRECTOR COMPENSATION FOR 2009 FISCAL YEAR

Name*	Fees earned or paid in cash ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(3)	All Other Compensation ($) (4)		Total ($)
Basil L. Anderson	75,000	112,518	112,588	990		301,096
Arthur M. Blank	75,000	152,536	112,588	1,855		341,979
Mary Elizabeth Burton	75,000	112,518	112,588	1,337		301,443
Justin King	75,000	112,518	112,588	297		300,403
Carol Meyrowitz	75,000	112,518	112,588	149		300,255
Rowland T. Moriarty	75,000	120,522	112,588	1,898		310,008
Robert C. Nakasone	75,000	144,532	112,588	2,419		334,539
Elizabeth A. Smith	75,000	112,518	112,588	1,861		301,967
Robert E. Sulentic	90,000	136,529	112,588	413		339,530
Martin Trust	37,500	131,354	112,588	1,306		282,748
Vijay Vishwanath	75,000	128,525	112,588	446		316,559
Paul F. Walsh	75,000	112,518	112,588	24,197	(5)	324,303

*
Excludes Mr. Sargent, who served as our Chief Executive Officer during our 2009 fiscal year and whose compensation is reported in the Summary Compensation Table included in this proxy statement. Mr. Sargent does not receive compensation for his services as director. Includes Mr. Trust, who served on the Board until his retirement on June 9, 2009.

(1)
The amounts shown in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 for awards granted during our 2009 fiscal year, not the actual amounts paid to or realized by our Outside Directors during our 2009 fiscal year. The FASB ASC Topic 718 amount as of the grant date for stock awards and stock options is generally spread over the number of months of service required for the shares subject to the award to vest.

(2)
Awards made during 2009 represent shares of restricted stock that vest in full on the first anniversary of the grant date, provided that the director continues to serve on our Board, and may be sold only upon leaving our Board. The shares of restricted stock awarded to a director will fully vest upon retirement or resignation should such director leave our Board after reaching the age of 72.

(3)
Awards made during 2009 represent stock that vest after one year, provided that the director continues to serve on our Board. The stock awarded to a director will fully vest upon retirement or resignation, should such director leave our Board after reaching the age of 72. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note J to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for our 2009 fiscal year.

(4)
Reflects payments of dividend equivalents on restricted stock. Beginning with awards granted after January 2009, dividend equivalents will not be paid on unvested restricted stock. For awards granted in 2009, no dividends will be paid on shares of unvested restricted stock.

(5)
Includes payments of dividend equivalents on restricted stock and the incremental cost for the use of a company-leased private jet to attend a family funeral.

        The table below supplements the Director Compensation table above by providing (1) the number of restricted shares and stock options awarded to our directors during our 2009 fiscal year and (2) the total number of stock options and unvested restricted shares held by our directors as of January 30, 2010, the end of our 2009 fiscal year.

Outstanding Director Awards

Name	Grant Date	Award Type	Number of Shares Awarded in FY 2009	Total Options and Unvested Restricted Shares as of 2009 FYE (1)(2)(3)
Basil L. Anderson	6/11/2009	RS	5,478	7,878
	6/11/2009	OP	18,101	78,675
Arthur M. Blank	6/11/2009	RS	5,478
	12/10/2009	RS	1,655	10,283
	6/11/2009	OP	18,101	151,800
Mary Elizabeth Burton	6/11/2009	RS	5,478	7,878
	6/11/2009	OP	18,101	232,800
Justin King	6/11/2009	RS	5,478	6,678
	6/11/2009	OP	18,101	66,300
Carol Meyrowitz	6/11/2009	RS	5,478	6,078
	6/11/2009	OP	18,101	61,800
Rowland T. Moriarty	6/11/2009	RS	5,478
	12/10/2009	RS	331	10,009
	6/11/2009	OP	18,101	120,300
Robert C. Nakasone	6/11/2009	RS	5,478
	12/10/2009	RS	1,324	11,602
	6/11/2009	OP	18,101	210,300
Elizabeth Smith	6/11/2009	RS	5,478	11,493
	6/11/2009	OP	18,101	25,887
Robert E. Sulentic	6/11/2009	RS	5,478
	12/10/2009	RS	993	7,671
	6/11/2009	OP	18,101	66,300
Martin Trust	6/11/2009	RS	5,478
	12/10/2009	RS	779	0
	6/11/2009	OP	18,101	120,300
Vijay Vishwanath	6/11/2009	RS	5,478
	12/10/2009	RS	662	7,940
	6/11/2009	OP	18,101	70,800
Paul F. Walsh	6/11/2009	RS	5,478	8,778
	6/11/2009	OP	18,101	232,800

RS = Restricted stock
OP = Stock option

(1)
For the awards made in 2009, only Mr. Trust was eligible for accelerated vesting of his stock and option awards. All of our Outside Directors other than Messrs. King, Sulentic and Vishwanath and Ms. Meyrowitz and Ms. Smith are currently eligible for accelerated vesting of their stock and option awards granted between June 30, 2004 and December 13, 2007 under our Rule of 65, which is described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2009 Fiscal Year table elsewhere in this proxy statement.

(2)
Restricted stock awards made during 2008 and 2009 vest in full on the first anniversary of the grant date, provided that the director continues to serve on our Board, and may be sold only upon leaving our Board. The shares of restricted stock awarded to a director will fully vest upon retirement or resignation should such director leave our Board after reaching the age of 72. Restricted stock awards made prior to 2008 vest in full on the third anniversary of the grant date, provided that the director continues to serve on our Board until that date. Shares of restricted stock awarded prior to 2008 to a director who meets the age and length of service requirements under our Rule of 65 will fully vest upon retirement or resignation should such director leave our Board before the end of the applicable vesting period.

(3)
Stock option awards made during 2008 and 2009 represent stock that vests in full on the first anniversary of the grant date, provided that the director continues to serve on our Board. The stock option awarded to a director will fully vest upon retirement or resignation, should such director leave our Board after reaching the age of 72. Stock option awards made prior to 2008 represent stock option grants that vest ratably on an annual basis over a four-year vesting period, provided that the director continues to serve on our Board. The stock options awarded prior to 2008 to a director who meets the age and length of service requirements under our Rule of 65 will fully vest upon retirement or resignation, should such director leave our Board before the end of the applicable vesting period.

Report of the Audit Committee of the Board

        The Audit Committee of the Board of Directors is composed of three members and acts under a written charter as amended and restated on December 12, 2006, a copy of which is available at our public web site at www.staples.com in the Corporate Governance section of the Investor Information webpage. The members of the Audit Committee are independent Directors, as defined by its charter and the rules of the Commission and NASDAQ Global Select Market.

        The Audit Committee provides independent, objective oversight of Staples' financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of Staples' financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the 2009 fiscal year, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Audit Committee reviewed and discussed with Ernst & Young LLP, Staples' independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Staples' accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards 61 (Communication with Audit Committees), as amended (AICPA Professional Standards, Vol.1 AU Section 380). The independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence (Rule 3526). The Audit Committee discussed with the independent registered public accounting firm the independent registered public accounting firm's independence from management and Staples, including the matters in the written disclosures required by Rule 3526, and considered the compatibility of non-audit related services provided to Staples by the independent registered public accounting firm with the independent registered public accounting firm's independence.

        The Audit Committee discussed with Staples' internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Staples' internal controls, and the overall quality of Staples' financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to Staples' Board of Directors, and the Board approved, that Staples' audited financial statements be included in Staples' Annual Report on Form 10-K for the year ended January 30, 2010 for filing with the Securities and Exchange Commission.

Audit Committee:
Robert Sulentic, Chair Justin King Elizabeth A. Smith

Independent Registered Public Accounting Firm's Fees

        In the interest of ensuring our independent registered public accounting firm's independence, we consider it important to maintain a low ratio of their non-audit fees (including audit-related fees, tax fees and all other fees, if any) to their audit fees. In fiscal years 2009 and 2008, these ratios were approximately 0:14:1 and 0:26:1.

Audit Fees

        Ernst & Young LLP billed us an aggregate of approximately $9.1 million and $8.1 million in fiscal years 2009 and 2008, respectively, for professional services rendered in connection with our annual audit, the audit of our internal controls over financial reporting, the review of our interim financial statements included in our Form 10-Q, statutory filings, registration statements, accounting consultation and compliance with regulatory requirements. The increase in fees during 2009 is related to the Company's integration activities related to the acquisition of Corporate Express, N.V. in 2008.

Audit-Related Fees

        Ernst & Young LLP billed us an aggregate of approximately $112,000 and $92,000 in fiscal years 2009 and 2008, respectively, for services related to assistance with internal control reporting, other reports required to satisfy regulatory requirements and employee benefit plan audits.

Tax Fees

        Ernst & Young LLP billed us an aggregate of approximately $1.6 million and $2.7 million in fiscal years 2009 and 2008, respectively, for services related to tax compliance, tax planning and tax advice. For fiscal years 2009 and 2008, approximately $150,000 and $137,000, respectively, of these fees was related to tax compliance.

All Other Fees

        Ernst & Young LLP billed us approximately $0 in our 2009 fiscal year for other services. Ernst & Young LLP billed us approximately $0 in our 2008 fiscal year for other services.

Pre-Approval Policy and Procedures

        The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies provide that we will not engage our independent registered public accounting firm to render audit or non-audit services (other than de minimus non-audit services as defined by the Sarbanes-Oxley Act) unless the service is specifically approved in advance by the Audit Committee. All services provided to us by Ernst & Young LLP in each of fiscal years 2009 and 2008 were approved in accordance with these policies.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

        The Compensation Committee of our Board of Directors, which is comprised entirely of independent directors, oversees our executive compensation program and determines all compensation for our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, whom we refer to collectively as the "named executive officers."

        Our executive compensation program is designed to meet three principal objectives:

  •
  Attract, retain and reward executive officers who contribute to our long term success;

  •
  Align compensation with short and long term business objectives; and

  •
  Motivate and reward high levels of individual and team performance.

        These objectives collectively seek to link compensation to overall company performance, which helps to ensure that the interests of our executives are aligned with the interests of our stockholders. We believe that Staples has successfully achieved these objectives as demonstrated by the fact that the average tenure at Staples of our current named executive officers is 15 years and by the below tables showing how Staples' compounded annual growth rate (CAGR) in total stockholder return (share price increase plus annual dividends) (TSR) has exceeded market performance over the past three and five year periods.

        The Compensation Committee's decisions regarding executive compensation during our 2009 fiscal year were based on achieving the above objectives, with an emphasis on:

  •
  our initiatives to increase long term stockholder value by increasing earnings per share, return on net assets, and customer service;

  •
  the nature and scope of the named executive officers' responsibilities, taking into account considerations of pay equity among the named executive officers;

  •
  the competitive market for executive talent;

  •
  successful integration of the Corporate Express acquisition; and

  •
  success in creating a culture of integrity and compliance with applicable law and our Code of Ethics.

        In terms of setting compensation for our 2009 fiscal year, the Compensation Committee set the salaries and goals for the fiscal 2009 year performance share awards in March 2009, established the performance objectives for the Executive Officer Incentive Plan in April 2009 and approved the annual equity awards in June 2009. With respect to these decisions, the Compensation Committee used several analytic tools and considered multiple viewpoints, including those of an independent compensation consultant, Exequity LLC, to ensure that its decisions were informed and equitable and that our executive compensation program achieved its objectives.

        Based on its assessment of our 2008 fiscal year performance, analysis of data derived from various analytic tools, and consideration of the totality of the advice and information provided to it, the Compensation Committee found that the named executive officers had been appropriately compensated in our 2008 fiscal year and set compensation for our 2009 fiscal year. Some of the Compensation Committee's key findings were:

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  In the three year period 2006-2008, the named executive officers, both individually and as a group, effectively helped create long term stockholder value by increasing earnings per share at a compounded annual growth rate of 7.4%, increasing revenue at a compounded annual growth rate of 12.8%, increasing free cash flow at a compounded annual growth rate of 20.8%, generating a return to stockholders at a compounded annual growth rate that exceeded the median of our peer group, and managing assets effectively with a 12.6% average return on invested capital.

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  Each of the named executive officers had challenging and wide ranging responsibilities commensurate with their overall pay package.

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  The salary of the Chief Executive Officer was less than 130% of the salary of the next highest paid named executive officer, and the total annual targeted direct compensation for the Chief Executive Officer was slightly greater than two times that of the next highest paid named executive officer.

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  Compensation levels for the named executive officers were consistent with, and appropriate in relation to, Staples' three year performance relative to the peer group and aligned with both the marketplace and our business objectives.

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  Staples continued to foster a culture of integrity and commitment to compliance with the law, as evidenced by its continued expansion of its ethics program and inclusion in the Dow Jones Sustainability Index.

        Throughout this Compensation Discussion and Analysis, we refer to the sum of base salary, performance based annual cash bonuses and long term equity incentives as "total direct compensation" and we refer to the sum of base salary and performance based annual cash bonuses as "total cash compensation."

Pay Philosophy and Pay Mix

        We seek to achieve our executive compensation objectives by relying on the pay philosophy described below and through the use of five compensation components which are summarized in the table below. The Compensation Committee relies upon its judgment and not upon rigid guidelines or formulas or short term changes in our stock price in determining the amount and mix of compensation elements for each named executive officer.

Pay Philosophy

        The Compensation Committee periodically reviews its pay philosophy, and in 2009, the Compensation Committee performed such a review. Our pay philosophy is as follows:

        Our executive pay philosophy is that a significant portion of compensation should be directly linked to Staples' overall performance, specifically:

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  Base salaries are targeted at the median salary levels of executives in our peer group.

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  Annual cash incentive opportunities are targeted at the median of target annual incentive levels in our peer group.

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  Long term incentives are targeted between the 50th and 75th percentile of target levels within our peer group. These incentives represent a significant portion of total compensation and are largely linked to Staples overall performance. Top quartile company performance would likely result in delivery of top quartile total direct compensation.

2009 Pay Mix

Compensation Component	Principal Contributions to Compensation Objectives	2009 Highlights
Base salary	• Attracts, retains and rewards talented executives with annual salary that reflects the executive's performance, skill set and value in the marketplace.	• Targeted at median of comparable peer group positions. • The only fixed component of compensation.
• Comprises 10% — 17% of total direct compensation at target (base salary + target bonus + target long term equity incentives) for our named executive officers.
• Our named executive officers received no salary increases in fiscal year 2009.
Performance based annual cash bonuses	• Focuses executives on annual financial and operating results.	• Minimum earnings per share achievement is required for any payout.
	• Links compensation to stockholder interests.	• 0% to 175% of target payout can be achieved.
	• Enables total cash compensation to remain competitive within the marketplace for executive talent.	• Target total cash compensation comprises 23% to 31% of total target compensation for our named executive officers in fiscal 2009.
• The average annual cash bonus payout, as a percentage of salary, to the current named executive officers over the past three fiscal years (2007-2009) has been 42%.
• No cash bonus was paid in fiscal year 2009, based on 2008 financial results.
• Total cash compensation (base salary + target bonus) is targeted at median of comparable peer group positions.

•       Payout target ranges for our named executive officers from 60% to 125% of salary, and payout depends upon company wide and/or business unit performance relative to earnings per share, return on net assets, and customer service targets.

Compensation Component	Principal Contributions to Compensation Objectives	2009 Highlights
Long term equity incentives	• Rewards the achievement of long term business objectives that benefit our stockholders. • Retains a successful and tenured management team.

•       We compare our long term incentives at target to our peer group to ensure that we are competitive, with a focus on being between the 50th and 75th percentile of target levels within our peer group. Long term equity incentives at target comprised 70% to 77% of total target compensation for our named executive officers in fiscal 2009.

•       2009 fiscal year portfolio of stock options (50% of target equity value), performance share awards (30% of target equity value) and tenure-based restricted stock (20% of target equity value), except for Mr. Ventress who had annual target equity value of 57% stock options, 33% performance shares and 10% restricted stock.

•       Performance based long term equity incentives at target combined with target annual cash bonus brings "at risk" fiscal 2009 compensation to a range of 68% to 76% of total target compensation for the named executive officers.

Retirement and other benefits	• Helps to attract and retain talented executives with benefits that are comparable to those offered by companies in our peer group and other companies with whom we compete for talent.

•       Includes a limited company match, up to 4% of salary and bonus, to a supplemental executive retirement plan.

•       If an executive officer is at least age 55 and the sum of his or her age and years of service equals or exceeds 65, all restricted stock awards granted after June 30, 2004 vest in full (but may not be sold until the earlier of normal vesting or retirement) and all stock option awards granted after June 30, 2004 vest in full upon the earlier of normal vesting or retirement. The 2009 performance share awards did not include the Rule of 65. Beginning in 2010, the Rule of 65 was also eliminated from restricted stock awards, and such awards now vest in full upon an executive reaching age 65.

Executive perquisites	• We offer limited executive perquisites to attract and retain talented executives.	• We provide limited reimbursement for tax, estate and financial planning services. The amounts reimbursed are not grossed up for taxes.

        Each of our named executive officers is assigned by management to a salary grade within the salary grade structure established for all management positions across Staples, and these salary grade assignments are reviewed and approved by the Compensation Committee. The salary grade structure provides, within each salary grade, a specific salary range, an annual target cash incentive and a target value of long term equity awards. An individual's performance in combination with one's position and responsibilities impact base salary. Positions at more senior levels have a greater portion of compensation "at risk" through our cash and equity incentive programs. All elements of the salary grade structure for the named executive officers are reviewed annually by the Compensation Committee. Our named executive officers are grouped into the three highest salary grade levels based on their responsibilities within Staples, with the Chief Executive Officer at the highest grade level, followed by the Chief Financial Officer, Chief Operating Officer, and President International and then the Presidents of North American Delivery and U.S. Retail.

        While the Compensation Committee independently evaluates each of the compensation components discussed in the above table, it places greater emphasis on total direct compensation (the sum of base salary, performance based annual cash bonuses and long term incentives) rather than any one component because of their combined greater potential to influence our named executive officers' performance. As described under "The Compensation Committee's Processes — Benchmarking," typically each September, the Compensation Committee evaluates the relative mix of pay components for each of the named executive officers in comparison to the pay mix for comparable positions in the peer group companies. The Compensation Committee believes, and our pay mix reflects, that a substantial portion of the compensation for our named executive officers should be "at risk" and aligned with stockholders' interests. The targeted total direct compensation for each named executive officer is set so that the achievement of top quartile financial performance and non-financial goals would likely deliver total direct compensation in the top quartile of our peer group.

        For each of our named executive officers, the chart below illustrates base salary, bonus earned under the Executive Officer Incentive Plan and long term equity incentives as a percentage of targeted annual total direct compensation for our 2009 fiscal year, with a focus on highlighting "at risk" compensation. The performance share component of the long term equity incentives and the bonus earned under our Executive Officer Incentive Plan are performance based plans and represent "at risk" compensation since minimum levels of performance must be attained in order for any payout to occur. Similarly, the stock option component of our long term equity incentives is performance based and "at risk" since the stock price at exercise must exceed the original fair market value grant price in order to provide any value to the executive.

        The above charts do not include Mr. Ventress' 2009 compensation. Mr. Venvtress was the Chief Executive Officer of Corporate Express N.V. when we acquired it in July 2008, and subsequent to the acquisition, Mr. Ventress became President of Staples International. Mr. Ventress did not become a named executive officer until 2009. In September 2009, when the Compensation Committee evaluated compensation for the named executive officers, Mr. Ventress had already announced his intention to leave Staples and Mr. Miles had assumed Mr. Ventress' duties.

        Each of the compensation elements is expressed as a percentage of targeted total direct compensation, which is comprised of year ending base salary, annual target bonus under our Executive Officer Incentive Plan, the value of stock options at grant, and the value of restricted shares and performance shares at grant. The valuation information is consistent with the information presented in the Summary Compensation Table included in this proxy statement and the financial statements included in our Annual Report on Form 10-K for our 2009 fiscal year.

Base Salary

        The Compensation Committee generally sets base salaries for the named executive officers at approximately the median (50th percentile) of comparable positions in our peer group. Changes in base salary are typically considered based on individual performance during our annual performance review process, as well as in the event of a promotion or change in responsibilities. In March 2009, Mr. Sargent recommended no salary increases for the other named executive officers due to the challenging economic environment, and the Compensation Committee, after consulting with its independent consultant, approved his recommendation and also decided not to increase Mr. Sargent's salary. As a result of the Compensation Committee's action, Mr. Sargent's base salary was set below the median of base salaries for Chief Executive Officers in our peer group. Mr. Sargent's base salary is approximately 10% of his total annual targeted direct compensation. In general, the Compensation Committee allocates a greater percentage of Mr. Sargent's total direct compensation to performance based and equity incentives because Mr. Sargent is uniquely situated to influence our short and long term performance.

Performance Based Annual Cash Bonus

        Under the terms of the Executive Officer Incentive Plan, each named executive officer has a target bonus award for each plan year based on his salary grade level. Target bonus awards are between 60% and 125% of the actual base salary paid to the named executive officer during that plan year. The target bonus percentages are determined by the Compensation Committee based upon an analysis of annual cash incentive opportunities for similar positions in the peer group companies. The Compensation Committee generally selects target bonus percentages for the named executive officers such that target total cash compensation approximates the median of comparable positions in our peer group.

        Within 90 days after the beginning of each plan year, the Compensation Committee establishes specific performance objectives for the payment of bonus awards for that plan year. Under the Executive Officer Incentive Plan, the performance objectives for each plan year are based on one or more of the following measures: sales, earnings per share, return on net asset dollars, return on equity and customer service levels. The Compensation Committee may determine that special one-time or extraordinary gains or losses should or should not be included in determining whether such performance objectives have been met. In addition, customer service target levels are based on customer satisfaction surveys conducted by a third party. The Compensation Committee believes that the performance objectives established each fiscal year for the Executive Officer Incentive Plan are important in that year to driving sustainable growth and increasing stockholder value.

        For each plan year, a specified percentage of each bonus award is based upon each of the performance objectives selected by the Compensation Committee for that plan year. For each of the performance objectives that are met, a corresponding portion of the bonus award is paid. Each performance objective has an associated threshold level that must be achieved for any of the bonus award associated with such objective to be paid. Under the terms of our Executive Officer Incentive Plan, bonuses are not paid unless we achieve minimum earnings per share. The maximum bonus award payable to a named executive officer is $4 million during any of our 2008 through 2012 plan years. In addition, in 2009, the Compensation Committee presently limits bonus awards to 175% of a named executive officer's target bonus award. Generally in March of each year, the Compensation Committee determines whether the performance objectives for the previous plan year have been achieved.

        Each of the named executive officers was eligible to participate in our Executive Officer Incentive Plan during our 2009 fiscal year. In March 2009, the Compensation Committee selected three performance objectives for our 2009 fiscal year which on a Company-wide basis were: (1) earnings per share of $1.12, which was weighted at 40% of the targeted bonus award; (2) return on net asset dollars of $156 million, which after adjusting for Corporate Express goodwill, was set for plan purposes at -$126 million; and (3) a customer satisfaction goal of 74.68%, which was weighted at 20% of the targeted bonus award. In the Committee's view, the goals were appropriate, especially in light of what was expected to be a deteriorating economic environment, with a payout only upon achieving a level of earnings per share at least equal to 74% of what the company achieved in fiscal year 2008. In setting these goals, the

Compensation Committee took into account that short term goals were difficult to establish in the highly uncertain economic and business climate. The Compensation Committee also reduced the maximum payout from 200% of target to 175%. The return on net asset dollars and customer service goals are business unit specific for Messrs. Doody and Parneros and reflect total company performance for Messrs. Sargent, Mahoney and Miles, and all of the goals were based on the financial plan for our 2009 fiscal year.

        For purposes of our 2009 Executive Officer Incentive Plan, the performance objectives are calculated as follows:

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  Earnings per share (EPS) — EPS is calculated using the amounts set forth in our financial statements.

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  Return on net asset (RONA) dollars — RONA dollars are calculated as net operating profit after tax (NOPAT) for the most recent 12 months, less the average of the most recent 13 months' net asset balance, multiplied by 11.7%, which is an estimate of our long term cost of capital. To more accurately reflect the nature and performance of our business, we make certain adjustments to the amounts set forth in our financial statements to calculate RONA dollars. To calculate NOPAT, we begin with our business unit income, add back rent and deduct depreciation on capitalized rent and taxes on adjusted income. To calculate net assets, we begin with our balance sheet net assets, add back interest bearing debt, net capitalized rent and implied goodwill and deduct corporate cash. RONA dollar objectives exclude the difference between the actual and budgeted impact of foreign currency exchange as well as stock-based compensation expense and one time restructuring expenses.

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  Customer Service Score — The customer service score for our retail business is calculated by tabulating the total number of "extremely satisfied" customers, reflecting a rating of five on a five point scale, divided by the total number of submitted customer surveys. The survey invitations are randomly printed on the cash register receipt, and the program is administered by a third party. The customer service score for our delivery business is based on survey responses from customers who are invited to participate through their packing slip, box stuffers and email. Similar to the retail score, the delivery customer service score is calculated as a percent of customers who report that they are "extremely satisfied" with their most recent delivery experience, and the program is administered by a third party. The corporate customer service score is an equally weighted composite of the retail and delivery customer service scores.

        The tables below illustrate the structure and results under our Executive Officer Incentive Plan in 2009 relative to the targets for each component of the plan for our named executive officers. The tables below reflect performance against each of the target objectives, with Staples' overall performance at target, US Retail above target and North American Delivery below target.

        Based on the actual performance under the 2009 Executive Officer Incentive Plan, the payments for Messrs. Sargent, Mahoney, and Miles were $1,344,291, $488,442, and $488,442, respectively.

        Based on the actual performance under the 2009 Executive Officer Incentive Plan, the payment for Mr. Doody was $233,615.

        Based on the actual performance under the 2009 Executive Officer Incentive Plan, the payment for Mr. Parneros was $433,151.

Long Term Equity Incentives

        Our long term equity incentives reward the achievement of long term business objectives that benefit our stockholders and help us retain a successful and tenured management team. Our executive compensation program has, to a great extent, historically relied on equity components to meet its objectives, and we have a long history of granting broad based equity awards each year, with over 8,000 associates globally participating in our equity awards program.

        With respect to the named executive officers, the Compensation Committee relied upon a portfolio approach in 2009 that included a mix of stock options (50% of target equity value), performance share awards (30% of target equity value) and tenure-based restricted stock (20% of target equity value). We compare our long term incentives at target to our peer group to ensure that we are competitive with our peer group, with a focus on being between the 50th and 75th percentile of target levels within our peer group. The award levels per grade approved by the Compensation Committee in 2009 decreased 7% from the 2008 target equity value, primarily reflecting an attempt to conserve shares under the equity plan.

        In the Compensation Committee's view at the time of grant in 2009, the chosen mix of long term equity awards struck the right balance in providing performance based incentives that were aligned with stockholder interests and assisted in retaining our talented senior executive team. The overall long term equity package was structured to deliver a total compensation opportunity that is both in line with total company performance and consistent with the mix that is typically extended to executives within our peer group. The Compensation Committee believed that by replicating the market's blend of equity award opportunities, we would be well positioned to attract and retain the best available executive talent.

        Both the stock options and tenure-based restricted stock were granted to our named executive officers in July 2009. In June 2009, the Compensation Committee reviewed and approved the specific awards to be issued which were granted on July 1, 2009, pursuant to our policy that the annual grant date for the annual equity grant is the first business day after June 30. These stock options were granted at the closing price on July 1 and vest ratably over a four-year period. Tenure-based restricted stock vests 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date. Historically, annual grants of stock options and tenure-based restricted stock awards had been awarded around the mid-point of our fiscal year (after our prior year performance appraisal and bonus award processes have been completed) to serve as an additional recognition event that may drive current year and future performance. We do not have a program, plan or practice of timing the grant of stock options in coordination with the release of material non-public information, and in fact one of the reasons for establishing a written policy setting a specific date for the annual equity grant is to avoid any perception that stock option grants are timed in such a manner.

        In March 2009, the Compensation Committee approved the 2009 performance target for the fiscal year 2009 performance share awards. Shares of our common stock covered by the performance share awards are only issued after the conclusion of the performance period if the applicable performance objective is met for the performance period. For the 2008 fiscal year performance share plan, the Compensation Committee approved the awards based on an earnings per share growth rate target over a three year (2008-2010) performance period. For fiscal year 2009, the Compensation Committee changed the performance period for awards from three years to one year and based the awards on an earnings per share growth rate target. The Compensation Committee decided to change the performance period from three years to one year given the continued economic deterioration and the difficulty of setting meaningful long term goals in a highly uncertain economic and business climate in which even short term objectives were extremely difficult to establish. Potential payouts will be based on 2009 fiscal year performance, with the actual shares earned to be awarded in 2010 and then, for retention purposes, vesting will occur equally over the following three years (2011-2013). Potential share payouts range from zero for below threshold performance up to twice the target award for achievement of the maximum goal set by the Compensation Committee. The Compensation Committee believed that the 2009 performance share awards' specific performance goal was in line with our 2009 financial plan, was appropriate and set at a reasonably probable level in that it could only be attained with sustained effort and solid performance.

        In 2009, the Compensation Committee decided that there would be no payout under the 2006 three year performance share awards because the company did not achieve the minimum performance level. This represented a forfeiture of approximately $7 million (based on the price of the shares as of March 10, 2010) by senior executive officers participating in the Performance Share Plan.

Retirement and Other Benefits

        Our named executive officers are eligible to participate in health and welfare programs, such as medical, dental, vision, disability, and supplemental life insurance on the same basis as our other salaried associates. They are also eligible to participate in our 401(k) qualified plan on the same basis as our other salaried associates; however, their contributions to the program are limited to 2% of eligible compensation. In 2004, Staples introduced The Staples Executive Benefits Program consisting of the benefits described in detail below. This program was implemented to enhance our retirement and benefit offerings for senior management and to further support our efforts to attract and retain top talent. All senior officers of Staples, including the named executive officers, are eligible to participate in this program. For each plan or policy described below that requires payment of periodic premiums or other contributions, we generally pay such premiums or other contributions for the benefit of each named executive officer.

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  Supplemental Executive Retirement Plan (SERP).  The SERP is a non-qualified deferred compensation plan which is generally intended to provide comparable benefits above the applicable limits of our 401(k) qualified plan. Named executive officers and other officers of Staples may contribute a total of up to 100% of their base salary, bonus and long term cash incentive plan awards (effective in fiscal year 2010, subject to shareholder approval). They receive matching contributions up to a maximum of 4% of base salary and bonus. Participants can elect to have such matching contributions be made in the same investments as otherwise chosen by the participants.

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  Executive Life Insurance Plan.

    Our named executive officers, excluding Mr. Miles, are covered by a life insurance plan that provides coverage equal to three times their annual base salary on both a pre-retirement and a post-retirement basis if they leave Staples after at least 10 years of service or at age 65.

    Mr. Miles is covered by a different insurance plan that we began offering to named executive officers in 2002. The plan provides pre-retirement basic life insurance equal to three times annual salary up to a maximum amount of coverage of $1.5 million and post-retirement life insurance coverage of twice the average of the named executive officer's highest five consecutive years' base salary up to a maximum coverage of $1 million, provided the executive is at least age 55 with five years of service when the executive leaves Staples.

    Effective February 1, 2010, this plan was amended to provide a pre-retirement death benefit of three times base salary and a post-retirement death benefit (after 10 years of service and age 55) of two times the named executive officer's final base salary. The death benefit is fully insured and payable to the company, which would then pay such death benefit to the officer's beneficiary (plus an amount intended to cover the income taxes due on the benefit).

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  Long Term Care Insurance.  This benefit pays $150 per day, adjusted annually, for a maximum of five years and provides coverage while employed and post retirement following age 65, provided the executive has continued premium payments during the interim and is at least age 55 with five years of service when the executive leaves Staples.

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  Supplemental Long Term Disability.  This plan is offered only to a defined group of officers as of July 1, 2005. If a named executive officer should become disabled and unable to work for a period lasting more than 180 days, this benefit will provide a level of income not covered by our group long term disability plan. Our group long term disability plan covers 60% of base salary, up to a maximum base salary of $400,000 and is the same program offered to our salaried associates. The supplemental long term disability plan extends such coverage generally for an additional $200,000 of base salary. All of the named executive officers, other than Mr. Doody, have elected supplemental long term disability coverage.

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  Survivor Benefit Plan.  If a named executive officer dies while actively employed by Staples, his or her beneficiary will receive 100% replacement income (base salary and bonus) for the first year and an additional 50% for each of the following two years.

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  Executive Physical and Registry Program.  This is a company paid physical examination program to enhance awareness and treatment of potential health risks faced by the named executive officers. In addition, this program supports named executive officers and their family members with health resources in the United States or while traveling abroad.

Executive Perquisites

        Our executive compensation program is relatively free of perquisites, consistent with our egalitarian culture and entrepreneurial spirit. To reinforce this position, the Compensation Committee adopted formal policies in 2004 regarding personal use of our leased aircraft and reimbursement for tax planning services for senior officers. The Compensation Committee views our limited executive perquisites as reasonable and competitive.

        Under our aircraft policy, our Chief Executive Officer is permitted to use our leased aircraft for personal use so long as the incremental cost to Staples is treated as compensation income to our Chief Executive Officer. Subject to prior approval of our Chief Executive Officer and similar compensation treatment, other named executive officers may also use our leased aircraft for personal use. There was no personal use by our named executive officers of our leased aircraft during our 2009 fiscal year.

        We pay each named executive officer, other than our Chief Executive Officer, up to $5,000 each year for tax, estate or financial planning services or advice from a pre-approved list of service providers that must not include our outside auditors. Such payments are not grossed up for taxes. Our Chief Executive Officer is reimbursed up to $50,000 each year for these services. The Compensation Committee annually reviews the amounts paid under this policy for compliance.

The Compensation Committee's Processes

        The Compensation Committee has established a number of processes to help ensure that our executive compensation program meets the objectives, and is consistent with the pay philosophy, described at the beginning of this Compensation Discussion and Analysis.

Independent Compensation Consultant

        Our Compensation Committee charter authorizes the Compensation Committee to engage independent legal and other advisors and consultants as it deems necessary or appropriate to carry out its responsibilities and prohibits such advisors and consultants from serving as Staples' regular advisors and consultants. Accordingly, in our 2009 fiscal year, the Compensation Committee continued to use, pursuant to a written agreement, Exequity LLP as an independent advisor reporting to the Compensation Committee to advise on and assist with executive compensation matters. Under the terms of Exequity's agreement, Exequity is responsible for, among other matters:

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  Reviewing total compensation strategy and pay levels for executives;

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  Performing competitive analyses of outside board member compensation;

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  Examining all aspects of executive compensation programs to ensure that they support the business strategy;

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  Preparing for and attending selected Compensation Committee and Board meetings;

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  Supporting the Compensation Committee in staying current on the latest legal, regulatory and accounting considerations affecting executive compensation and benefit programs; and

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  Providing general counsel and advice to the Compensation Committee with respect to all compensation decisions pertaining to the Chief Executive Officer and all compensation recommendations submitted by management.

        During our 2009 fiscal year, the independent consultant advised, and frequently made recommendations to, the Compensation Committee on compensation matters for all officers and directors as requested by management or the Compensation Committee, advised on and made recommendations on all matters pertaining to compensation of our Chief Executive Officer, and met with the Compensation Committee in executive session without the presence of management. Consistent with the terms of the written agreement and the Compensation Committee charter, Exequity has, with the knowledge and consent of the Compensation Committee, provided advice and expertise to management on matters to be presented by management to the Compensation Committee, and Exequity has not performed services for Staples that were unrelated to Compensation Committee related matters. During 2009, Exequity assisted management by performing Section 280G calculations and providing experience based executive market data related to executive and non-executive positions. Most of the data reviewed by the Compensation Committee is generated by management and reviewed and advised upon by the compensation consultant. The principal consultant from Exequity attended seven of the eight Compensation Committee meetings during our 2009 fiscal year. Exequity was paid $37,913 for services rendered during 2009.

Benchmarking

        Generally, in September of each year, the Compensation Committee evaluates the competitiveness of the compensation for our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer relative to marketplace norms and practices by comparing current proxy statement data from our peer group. The compensation of our other named executive officers is reviewed at the same time relative to the marketplace by reviewing currently available compensation survey and proxy data. This analysis is intended to inform the Compensation Committee as to whether any changes to the executive compensation program are needed, and based on the findings and the urgency of the suggested changes, if any, changes are typically approved between September and the following March when compensation is set for the next fiscal year.

        Mr. Ventress' 2009 compensation was not benchmarked in September 2009 because the Compensation Committee knew he was leaving the company. The Compensation Committee was aware of certain special factors that impacted his level of pay during his tenure with the company from July 2008 to September 2009. Specifically, his compensation was set (i) to provide him with compensation and benefits commensurate with what he had when he served as chief executive officer of a leading European public company, (ii) to recognize the importance of his leadership role as President of Staples International in the integration of Corporate Express, and (iii) to include features not available to our existing named executive officers such as contributions to a Dutch pension plan and housing and car allowances.

Peer Group

        Prior to 2008, our peer group was comprised of a core peer group of eight retail companies and an expanded peer group that included five additional retailers. In 2008, in light of Staples having become more of a delivery and international company due to the acquisition of Corporate Express in July 2008, management performed a thorough peer group analysis that was reviewed by the Compensation Committee's independent consultant. Peer company candidates were selected from a universe of 345 potential companies and analyzed using various metrics related to business model, revenue, market capitalization, global reach, brand recognition and whether we compete for executive talent or customers. From the pool of potential peer company candidates, management selected a pool of 25 peer companies for the Compensation Committee to consider. The Compensation Committee reviewed management's analysis and applied its judgment to formulate a peer group comprised of the following 20 companies:

Peer Group Companies

Amazon.com, Inc.	Kohl's Corporation	Starbucks Corp.
Best Buy Co., Inc.	Limited Brands, Inc.	Sysco Corporation
Costco Wholesale Corporation	Lowe's Companies, Inc.	Target Corporation
FedEx Corporation	Macy's, Inc.	The TJX Companies, Inc.
Gap Inc.	Office Depot, Inc.	Walgreen Co.
Home Depot, Inc.	OfficeMax Incorporated	Xerox Corporation
J.C. Penney Company, Inc.	Safeway Inc.

        Management and the Compensation Committee plan to reevaluate the composition of the peer group every three years.

2008 Compensation

        In September 2009, for our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, the Compensation Committee compared each element of 2008 compensation to the peer group with a focus on total direct compensation and total cash compensation (base salary plus annual cash bonus). Total direct compensation was reviewed in two ways. First, to provide a view of the current value of overall compensation, the paper value of total direct compensation was analyzed by, at the date the data was analyzed (August 11, 2009 when our stock price was $22.16), taking the sum of the base salary, annual cash bonus, "in the money" value of annual stock option grants, and the value of restricted stock awards or other long term incentives. Second, to provide a value of the overall compensation at grant, the Black Scholes value of total direct compensation was analyzed by taking the sum of base salary, annual cash bonus, Black Scholes value of annual stock options as reported by Equilar, the value of the restricted stock awards as reported in the proxy statement for the current year, and the value of long term incentive grants at target as reported by Equilar. In addition, also with a focus on total direct compensation and total cash compensation, the Compensation Committee reviewed the 2008 compensation levels of the Presidents of North American Delivery and U.S. Retail, by comparing their total direct and total cash compensation to publicly available compensation survey data from the HayGroup, Hewitt Associates, Mercer and Towers Perrin and peer group proxy data of business unit presidents. As it relates to this survey data, the Compensation Committee only evaluated total direct compensation on a Black Scholes basis since this is the most widely accepted practice for valuing stock option grants. In evaluating the benchmarking data for the Presidents of North American Delivery and U.S. Retail, the Compensation Committee, relying on the input from its independent consultant, noted that the percentile calculations were at times misleading after looking at the raw data, particularly where the data was concentrated with little variation.

        Based on its review of the 2008 data, the Compensation Committee determined that:

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  Our Chief Executive Officer's paper and Black Scholes values for total direct compensation were at the 72nd and 85th percentiles, respectively, of our peer group, and his total cash compensation was at the 28th percentile.

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  Our Chief Financial Officer's paper and Black Scholes values for total direct compensation were at the 85th and 90th percentiles, respectively, of our peer group, and his total cash compensation was at the 24th percentile.

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  Our Chief Operating Officer's paper and Black Scholes values for total direct compensation were at the 61st and 83rd percentiles, respectively, of our peer group, and his total cash compensation was near the bottom of our peer group.

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  Our Presidents of North American Delivery and U.S. Retail, in comparison to the survey data, had a Black Scholes value for total direct compensation at the 88th percentile, and their total cash compensation was at the 20th percentile. Our Presidents of North American Delivery and U.S. Retail, in comparison to the proxy data, had paper and Black Scholes values for total direct compensation at the 43rd and 73rd percentiles, respectively, of our peer group, and their total cash compensation was at the bottom of our peer group.

2006–2008 Compensation

        In September 2009, for our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, the Compensation Committee also compared each element of 2006-2008 compensation to the peer group with a focus on total direct compensation and total cash compensation.

        Based on its review of the 2006-2008 data, the Compensation Committee determined that:

  •
  Our Chief Executive Officer's paper and Black Scholes values for total direct compensation, excluding special equity awards to the Chief Executive Officers in our peer group, were at the 88th and 84th percentiles, respectively, of our peer group, and total cash compensation was at the 27th percentile. If the special equity awards, including an award to our Chief Executive Officer, were included and evaluated from different perspectives, our Chief Executive Officer's paper and Black Scholes values for total direct compensation would have exceeded the 90th percentile.

  •
  Our Chief Financial Officer's paper and Black Scholes values for total direct compensation were at the 75th and greater than 90th percentiles, respectively, of our peer group, and his total cash compensation was at the 41st percentile.

  •
  The three year compensation data for our Chief Operating Officer is limited and not meaningful in that there were only three individuals in the data set.

Relative Market Performance

        To ensure that our relative market performance was taken into account, the Compensation Committee also evaluated our performance, relative to our peer group, in terms of (i) our one year (2008) growth rate in revenue, earnings per share and free cash flow, along with total return to stockholders and return on invested capital (ROIC), and (ii) our three year (2006-2008) compounded growth rate in revenue, earnings per share, free cash flow and total shareholder return, along with the three year average percent ROIC. The following table illustrates, on a percentile basis, Staples' performance relative to the peer group over the one and the three year periods.

	Revenue Growth	EPS* Growth	Shareholder Return	ROIC %	Free Cash Flow Growth
Staples (1 year)	19.2%	-8.5%	-32%	11.8%	46.8%
Percentile relative to Peer Group	>90%	60%	58%	62%	69%

	Revenue CAGR	EPS* CAGR	Shareholder Return CAGR	Avg. ROIC %	Free Cash Flow CAGR
Staples (3 year)	12.8%	7.4%	-10.9	12.6%	20.8%
Percentile relative to Peer Group	87%	62%	59%	75%	82%

*
EPS is adjusted for all years to exclude special items, such as integration and restructuring costs, retail wage and hour settlements and special tax charges.

  Analysis and Conclusions

        The Compensation Committee reviewed the 2008 and 2006 — 2008 compensation levels of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer in view of these findings and determined that such levels were consistent with, and appropriate in relation to, our one year and three year performance data relative to our peer group, particularly given the compensation program's focus on median based total cash compensation and pay for performance driven total direct compensation. Specifically, the Chief Executive Officer and Chief Operating Officer received total cash compensation that was substantially below the median of our peer group, and the Chief Financial Officer received total cash compensation that was below the median of our peer group due in part to no bonus being paid for fiscal 2008. In addition, total direct compensation for the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer ranged between the 61st and greater than 90th percentiles of our peer group. The Compensation Committee also took into consideration, in comparison to the peer data, the officers' respective roles and responsibilities within the Company and in comparison to other similarly situated executives. For instance, for the Chief Financial Officer, the Compensation Committee took into consideration the fact that the Company's Chief Financial Officer was also the Vice Chairman and had more significant responsibilities than many chief financial officers in our peer group. Overall, the Compensation Committee determined that the compensation levels were appropriate in view of relative performance and management's success in strengthening the Company's leadership position in the office supplies market, preparing the company for improved future performance and integrating Corporate Express.

        The above analysis and conclusions provided the Compensation Committee with general affirmation that its compensation decisions were aligned with the marketplace and our compensation goals and had achieved the Compensation Committee's desired objectives of aligning compensation with short and long term business objectives and motivating and rewarding outstanding performance. Accordingly, the Compensation Committee did not make any material changes in 2009 to the compensation packages of our named executive officers.

Changes to the 2010 Compensation Program

        During the latter half of 2009, with a focus on deriving greater value from the compensation program for the company, its stockholders, executives and other key associates, management retained Pearl Meyer & Partners to assist with a comprehensive review of our overall compensation program. The Compensation Committee participated in the process of selecting Pearl Meyer & Partners as the consultant to management and met periodically with Pearl Meyer & Partners and management during the compensation review. The Compensation Committee, while receiving advice from Exequity as its independent compensation consultant, worked closely with management to establish a new compensation framework designed to support our business strategy, shift pay mix towards cash, drive value perception and performance, reduce share usage, preserve our ownership culture, and enhance our ability to reward outstanding performers and top talent.

        The new compensation program includes several changes that will impact our most senior executives, and these refinements will be implemented in 2010. For instance, pay mix will be slightly modified to more closely align performance and pay, derive greater value from the issued shares, and reduce share usage. Specifically, for our most senior executives, (i) 20% of current stock option value will be shifted to a combination of additional annual cash incentive opportunity under our Executive Officer Incentive Plan and restricted stock, and (ii) the value related to performance shares will be shifted to a long term performance based cash plan, which is subject to approval by our stockholders and is included in this proxy statement.

        Under the long term cash incentive plan, except in the event of death, awards will only be paid at the end of the three year performance cycle after certification by the Board. The awards will vest annually over three years and be based on performance relative to three successive sets of one year performance goals. The plan will have the same performance metrics as the Executive Officer Incentive Plan, with performance goals being set at the beginning of each year of the three year performance period. After the end of each fiscal year, the Compensation Committee will determine our performance as a percentage of our target performance goal for that year, and at the end of the full three year performance cycle, we will calculate the sum of each year's payout amount over the three years to determine the total amount of the award that will be paid out. Based on its experience with its performance share plan and continuing general economic and industry unpredictability and uncertainty, the Compensation Committee determined that, as a practical matter, setting goals at the beginning of a three year period for the entire period could result in performance goals that were either not realistically achievable or could prove to be too easy to achieve. In either instance, the awards would cease to be an effective tool in motivating performance. The Compensation Committee believes that the structure of the long term cash incentive plan will enable it to set more effective performance goals based on more current information over a more realistic time frame.

Tally Sheets

        For our Chief Executive Officer and the other named executive officers, the Compensation Committee reviews all components of compensation, including salary, bonus, long term incentive compensation, current value of all vested and unvested stock options and unvested restricted shares and performance shares outstanding, the current value of owned shares, the dollar value and cost to us of all perquisites and benefits and the projected payout obligations under our Supplemental Executive Retirement Plan and under potential retirement, termination, severance, and change-in-control scenarios. In addition, the Compensation Committee periodically reviews similar information for other senior executives. The Compensation Committee reviews this information to fully understand the financial impact of each of these scenarios to Staples and to the executive. A tally sheet detailing the above components and scenarios with their respective dollar amounts was prepared by management for each of our named executive officers and reviewed by the Compensation Committee in March 2009. The tally sheets were prepared based on compensation data as of the end of fiscal 2008 and assumed that the various scenarios occurred at the end of fiscal 2008. Similar tally sheet information with respect to our 2009 fiscal year is presented under the heading "Potential Payments upon Termination or Change-in-Control." Based on this review and the views of the Compensation Committee's independent compensation consultant, the Compensation Committee found the total compensation for each of our named executive officers under these various scenarios to be reasonable after taking into account many factors, including, but not limited to, the contributions of the executive to Staples, the financial performance of Staples, the marketplace, the particular contemplated scenario and the guidance provided by the compensation consultant.

Input from Management

        Certain officers within our Human Resources department regularly attend Compensation Committee meetings to provide information and recommendations regarding our executive compensation program, including the Executive Vice President of Human Resources and Vice President of Compensation and Benefits. Among other things, these officers present our Chief Executive Officer's recommendations regarding any change in the base salary, bonus, equity compensation, goals related to performance based cash or equity compensation and other benefits of other senior executives, and these officers also compile other relevant data at the request of the Compensation Committee. The Chief Executive Officer's recommendations are based in part on the results of annual performance reviews of the other executives. The Compensation Committee is not bound by such recommendations, but generally takes them into consideration before making final determinations about the compensation of such executives other than our Chief Executive Officer. The Chief Executive Officer, at the discretion of the Compensation Committee, may be invited to attend all or part of any Compensation Committee meeting to discuss compensation matters pertaining to the other executives, and in fiscal 2009, he attended four of the eight meetings of the Compensation Committee. The Compensation Committee generally meets in executive sessions with its independent compensation consultant without any member of management present when discussing compensation matters pertaining to our Chief Executive Officer.

        The Compensation Committee has delegated authority to the Chairman and Chief Executive Officer to grant stock options, restricted stock units and restricted stock to non-executive employees out of an annual pool of 600,000 shares. No awards from the annual pool were granted by the Chairman and Chief Executive Officer in fiscal 2009. The annual pool is designed to be used between quarterly Compensation Committee meetings to facilitate making new hire and retention grants and to reward special accomplishments and achievements of associates. Awards from the annual pool by the Chairman and Chief Executive Officer are granted on the earlier of the first business day of the month that follows his approval or two business days after the Compensation Committee's ratification of the award.

Related Policies and Considerations

Recoupment Policy

        In 2009, the Compensation Committee reviewed its recoupment capabilities and practices. The Compensation Committee determined that, while we historically have incorporated aggressive recoupment provisions in our equity award agreements and severance arrangements that cover a wide range of conduct detrimental to the company, including fraud, financial restatements, and breaches of our code of ethics and key agreements covering the protection of proprietary information, non-competition and non-solicitation, the company needed to expand, refine and formalize its capabilities and practices. Accordingly, the company adopted a formal principles based recoupment policy statement in March 2010, added recoupment provisions to its annual and long term cash incentive plans, and refined certain existing provisions in its equity award agreements and severance arrangements and related practices and processes.

        Our principles based policy statement is as follows:

        We view recoupment as a risk management and asset recovery tool for dealing with certain particularly harmful or unethical behaviors such as intentional deceitful acts resulting in improper personal benefit or injury to the company, fraud or willful misconduct that significantly contributes to a material financial restatement, violation of the Code of Ethics and breach of key associate agreements. Accordingly, in our annual bonus plans, long term incentive plans and/or agreements and severance arrangements, we provide for forfeiture and recovery of undeserved cash, equity and severance compensation from any associate that engages in such misconduct.

Employment, Termination of Employment and Change-In-Control Agreements

        We have not entered into any employment agreements with any of our named executive officers. We have entered into severance benefit agreements with each of our named executive officers, which are described under the heading "Potential Payments upon Termination or Change-in-Control" later in this proxy statement.

        Severance benefits agreements have historically been offered to our named executive officers in order to address competitive concerns when the named executive officers were recruited, by providing those individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities in order to join Staples. In December 2006, the Compensation Committee had its independent compensation consultant conduct a benchmarking and best practice study of severance arrangement practices, including change in control protections, at Fortune 200 companies. The finding of the study was that our severance arrangements were deemed to be similar to those extended to senior executives at other leading companies in the external market.

        Each of the named executive officers has executed a Non-Competition and Non-Solicitation Agreement and a Confidentiality Agreement that covers the two year period subsequent to termination of their employment.

Stock Ownership Guidelines

        Prior to five years after becoming an executive officer, each executive officer must hold shares of our common stock equal in value to at least a defined multiple of his or her salary as follows:

Position	Ownership Level
CEO	5×salary
CFO or COO	4×salary
President, North American Delivery	3×salary
President, U.S. Retail	3×salary
Other executive officers	2×salary

        All shares owned outright, unvested restricted stock and vested stock options are taken into consideration in determining compliance with these ownership guidelines. The value of stock options for this purpose is the excess of the market price of the underlying stock over the exercise price. Each of the named executive officers met our stock ownership guidelines in our 2009 fiscal year.

Tax and Accounting Implications

        Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to our Chief Executive Officer and to our three most highly compensated officers (other than the Chief Executive Officer and Chief Financial Officer) whose compensation is required to be disclosed to our stockholders under the Securities Exchange Act of 1934, is not deductible for federal income tax purposes unless the executive compensation is awarded under a performance based plan approved by stockholders. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to our executive officers while maintaining compensation programs that support attraction and retention of key executives.

        Cash bonuses paid under the Executive Officer Incentive Plan for our 2008 through 2012 fiscal years, which was approved by stockholders at our 2008 Annual Meeting, stock options awarded under our stock option plans, which were also approved by stockholders, and the performance share awards granted in 2009 are performance based and are potentially deductible for us. Time-based restricted stock does not qualify for the performance based exception to Section 162(m), but the Compensation Committee believes that the retention benefit derived from such awards outweighs any tax benefit to us.

        The compensation that we pay to the named executive officers is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. Beginning with our 2006 fiscal year, we began accounting for stock-based compensation under our Amended and Restated 2004 Stock Incentive Plan and all predecessor plans in accordance with the requirements of FASB Statement No. 123(R), which is now known as FASB ASC Topic 718.

Compensation Committee Report

        The Compensation Committee of Staples' Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Robert Nakasone, Chairperson Mary Elizabeth Burton Carol Meyrowitz Paul F. Walsh

 SUMMARY COMPENSATION TABLE

        The following table sets forth, at the end of our 2009 fiscal year, certain information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer, and the three other most highly compensated executive officers, who we refer to collectively as the "named executive officers." The table also includes as a named executive officer our former President, Staples International because he would have been one of the most highly compensated executive officers if he continued to serve as an executive officer at the end of the completed fiscal year.

        In accordance with new SEC disclosure requirements, the amounts in the "Stock Awards" and "Option Awards" columns reflect the grant date fair values. The amounts in the columns and the "Total" column for the 2007 and 2008 fiscal years have been recalculated to conform to the current requirements and will not match the proxy statements for prior years, which disclosed the value of the stock awards based on accounting expense recognized by the company during the applicable fiscal year.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)		Total ($)
Ronald L. Sargent	2009	1,112,000	3,953,922	3,954,992	1,344,291	393,796		10,759,001
Chairman & Chief Executive Officer	2008	1,112,000	6,789,326	4,251,506	0	483,963		12,636,795
	2007	1,108,775	23,841,505	4,249,316	621,006	471,292		30,291,894
John J. Mahoney	2009	673,400	1,804,905	1,805,368	488,442	131,901		4,904,016
Vice Chairman & Chief Financial	2008	673,400	3,330,475	1,940,721	0	151,050		6,095,646
Officer	2007	671,450	1,940,708	1,939,724	225,640	192,223		4,969,745
Michael A. Miles, Jr.	2009	673,400	1,804,905	1,805,368	488,442	72,899		4,845,014
President & Chief Operating Officer	2008	673,400	3,330,475	1,940,721	0	97,757		6,042,353
	2007	671,450	1,940,708	1,939,724	225,640	76,538		4,854,060
Joseph G. Doody	2009	522,400	1,057,205	1,057,480	233,615	89,534		2,960,234
President, North American Delivery	2008	522,400	2,155,359	1,136,759	0	115,905		3,930,423
	2007	520,883	1,136,776	1,136,172	252,145	119,454		3,165,430
Demos Parneros	2009	522,400	1,057,205	1,057,480	433,151	66,152		3,136,388
President, U.S. Retail	2008	522,400	2,155,359	1,136,759	0	83,354		3,897,872
	2007	520,533	1,136,776	1,136,172	106,744	81,068		2,981,293
Peter Ventress	2009	714,220	1,387,274	1,805,368	757,770	263,057	(6)	4,927,689
Former President, Staples International

(1)
The amounts shown in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, not the actual amounts paid to or realized by the named executive officers during our 2009, 2008 and 2007 fiscal years. FASB ASC Topic 718 fair value amount as of the grant date for stock awards and stock options generally is spread over the number of months of service required for the grant to vest. An explanation of the vesting of restricted stock awards and option awards, as well as the methodology for performance share payouts, is discussed in the footnotes to the Grants of Plan Based Awards for 2009 and Outstanding Equity Awards at 2009 Fiscal Year End tables below.

(2)
Reflects the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 for restricted stock and performance share awards granted to the named executive officers. The fair value of these awards is based on the market price of our common stock on the date of grant and, for performance share awards, is calculated at the target share payout as of the grant date (July 1, 2009). The maximum grant date potential values for the 2009 performance share awards for Messrs. Sargent, Mahoney, Miles, Doody, Parneros and Ventress were $4,744,698, $2,165,878, $2,165,878, $1,268,646, $1,268,646 and $2,165,878 respectively. Mr. Ventress will not receive any 2009 performance shares because he resigned from Staples in September 2009.

(3)
The fair value of each stock option award is estimated as of the date of grant using a binomial valuation model. Additional information regarding the assumptions used to estimate the fair value of all stock option awards is included in Note J to Consolidated Financial Statements contained in our Annual Report on Form 10-K for our 2009 fiscal year.

(4)
Represents amounts earned under our Executive Officer Incentive Plan for our 2009, 2008 and 2007 fiscal years to each named executive officer (other than Mr. Ventress). Payments are generally made in March of each year, after the Compensation Committee determines whether the performance objectives for the previous plan year have been achieved. Mr. Ventress received bonuses in connection with the Corporate Express integration and in connection with a short-term Corporate Express incentive performance plan.

(5)
Includes the following items, as applicable to each named executive officer (other than Mr. Ventress):

•
Contributions made on a matching basis pursuant to the terms of our 401(k) plan and Supplemental Executive Retirement Plan ("SERP");

•
Dividend equivalents paid on shares of restricted stock granted prior to January 2009;

•
Premiums paid under our executive life insurance and long-term disability plans, and reimbursement of taxes owed with respect to such premiums, and also includes premiums paid under our long-term care plan. In fiscal years 2007 through 2009, annual premiums paid under our executive life insurance plan for Messrs. Sargent, Mahoney, Doody and Parneros were $70,500, $40,294, $27,075, and $10,339, respectively. Annual premiums paid under our executive life insurance plan for Mr. Miles are listed in the "All Other Compensation" table below. In fiscal years 2007 through 2009, annual premiums paid under our long-term disability plans for Messrs. Sargent, Mahoney, Miles and Parneros were $16,836, $5,140, $3,697 and $3,569, respectively.

•
Economic benefit provided by prior premiums paid under a frozen executive split dollar plan;

•
Tax preparation services and, for 2007, reimbursement of taxes owed with respect to such services; and

•
Executive physical and registry program.

        The table below sets forth the dollar amounts that we paid for each applicable item listed above.

All Other Compensation

Name	Year	401(k)	SERP	Dividend Equivalents	Executive Life Insurance	Long-Term Disability	Long-Term Care	Split Dollar	Tax Services	Physical
Ronald L. Sargent	2009	$2,450	$44,480	$145,378	$121,030	$28,903	$1,555	$0	$50,000	$0
	2008	2,301	69,324	210,850	121,030	28,903	1,555	0	50,000	0
	2007	2,250	105,143	130,993	121,030	28,903	1,555	27,547	53,871	0
John J. Mahoney	2009	2,450	26,936	17,633	69,174	8,825	1,883	0	5,000	0
	2008	2,299	35,965	27,904	69,174	8,825	1,883	0	5,000	0
	2007	2,250	48,965	29,302	69,174	8,825	1,883	23,240	8,584	0
Michael A. Miles, Jr.	2009	2,450	26,936	25,819	3,264	6,348	1,206	0	3,300	3,576
	2008	2,299	35,965	45,286	2,955	5,417	1,206	0	2,500	2,129
	2007	2,250	48,964	11,902	1,817	4,292	1,206	0	4,292	1,815
Joseph G. Doody	2009	2,450	20,896	11,061	46,481	0	1,796	0	5,000	1,850
	2008	2,298	30,978	29,352	46,481	0	1,796	0	5,000	0
	2007	2,250	38,683	6,715	46,481	0	1,796	13,095	8,584	1,850
Demos Parneros	2009	2,450	20,896	16,221	15,149	5,230	1,206	0	5,000	0
	2008	2,298	25,162	29,352	15,149	5,230	1,206	0	4,957	0
	2007	2,250	33,017	6,706	17,749	6,128	1,206	5,428	8,584	0
(6)
Includes $44,971 for car lease allowance; $50,170 housing allowance, $14,137 for travel and $153,779 for pension.

 GRANTS OF PLAN-BASED AWARDS FOR 2009 FISCAL YEAR

        The following table sets forth summary information regarding grants of plan-based awards made to the named executive officers for our 2009 fiscal year.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards*			Estimated Future Payouts Under Equity Incentive Plan Awards (1)*
									All other Stock Awards: Number of Shares of Stock or Units (#) (2)*	All Other Option Awards: Number of Securities Underlying Options (#) (3)*	Exercise or Base Price of Option Awards ($/Sh)
												Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald L. Sargent		(5)	139,000	1,390,000	2,432,500
	7/1/2009	6/8/2009				82,537	117,910	235,820				$2,372,349
	7/1/2009	6/8/2009							78,607			$1,581,573
	7/1/2009	6/8/2009								649,424	20.12	$3,954,992
John J. Mahoney		(5)	50,505	505,050	883,838
	7/1/2009	6/8/2009				37,677	53,824	107,648				$1,082,939
	7/1/2009	6/8/2009							35,883			$721,966
	7/1/2009	6/8/2009								296,448	20.12	$1,805,368
Michael A. Miles, Jr.		(5)	50,505	505,050	883,838
	7/1/2009	6/8/2009				37,677	53,824	107,648				$1,082,939
	7/1/2009	6/8/2009							35,883			$721,966
	7/1/2009	6/8/2009								296,448	20.12	$1,805,368
Joseph G. Doody		(5)	31,344	313,440	548,250
	7/1/2009	6/8/2009				22,069	31,527	63,054				$634,323
	7/1/2009	6/8/2009							21,018			$422,882
	7/1/2009	6/8/2009								173,642	20.12	$1,057,480
Demos Parneros		(5)	31,344	313,440	548,250
	7/1/2009	6/8/2009				22,069	31,527	63,054				$634,323
	7/1/2009	6/8/2009							21,018			$422,882
	7/1/2009	6/8/2009								173,642	20.12	$1,057,480
Peter Ventress (6)		(5)	64,280	642,798	1,124,897
	7/1/2009	6/8/2009				37,677	53,824	107,648				$$1,082,939
	7/1/2009	6/8/2009							15,126			$304,335
	7/1/2009	6/8/2009								296,448	20.12	$1,805,368

*
Equity awards were granted pursuant to our Amended and Restated 2004 Stock Incentive Plan. Non-equity awards were granted pursuant to our Executive Officer Incentive Plan for fiscal year 2009.

(1)
The amounts shown reflect potential shares awarded pursuant to performance share awards granted on July 1, 2009 for the fiscal year 2009 performance period, payable at the end of the one-year performance period. The performance objective must be satisfied for an award of shares to be made. The number of shares to be awarded is determined based on the extent to which the objective is achieved. The threshold achievement payout is 70% of target and maximum achievement payout is 200% of target. Performance below a threshold level results in no payout. Awarded shares vest ratably over 3 years from the date the shares are awarded. The performance objectives set for the fiscal year 2009 performance period were achieved and the Compensation Committee approved in March 2010 share payouts for this award at 111.8% of target. Named executive officers are not subject to additional holding periods after equity awards vest.

(2)
Unless otherwise noted, the restricted stock vests 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant. The vesting of these restricted stock awards is accelerated in the circumstances described under the caption "Accelerated Vesting of Awards" below. For awards granted in 2009, no dividends will be paid on shares of unvested restricted stock. Named executive officers are not subject to additional holding periods after equity awards vest.

(3)
Stock options vest 25% per year after the date of grant. The exercisability of the options is accelerated in the circumstances described under the caption "Accelerated Vesting of Awards" below. Named executive officers are not subject to additional holding periods after equity awards vest.

(4)
The grant date fair value of the performance shares and restricted stock granted on July 1, 2009 is $20.12 per share. The grant date fair value of the stock options granted on July 1, 2009 is $6.09 per share.

(5)
In March 2009, the Compensation Committee established the performance objectives for fiscal year 2009, as well as the threshold, target and maximum payment levels. The performance objectives were achieved and the Compensation Committee approved in March 2010 payments of $1,344,291, $488,442, $488,442, $233,615, and $433,151, for Messrs. Sargent, Mahoney, Miles, Doody, and Parneros, respectively. Mr. Ventress did not receive any payments in March 2010.

(6)
The value of Mr. Ventress' non-equity awards are expressed in U.S. dollars based on an exchange rate as of January 30, 2010 of 1 € = 1.3936 USD.

Accelerated Vesting of Awards

        Under certain circumstances the vesting or payout of stock option, restricted stock and performance share awards may be accelerated as follows.

  •
  Rule of 65.  If the named executive officer retires or resigns and the sum of his age (minimum age of 55) and years of service equals or exceeds 65, then all restricted stock and stock option awards granted after June 30, 2004 vest in full. Any payouts under any outstanding performance share awards will be based on actual results at the end of the applicable performance period as if the named executive officer were employed throughout such period. Once the named executive officer meets the requirements of our Rule of 65, a number of unvested shares of restricted stock that is sufficient to satisfy any tax obligations triggered by such event will vest. Effective the first day of fiscal year 2010, we changed the Rule of 65 in all restricted stock awards for associates in North America and replaced it with a purely age 65 based retirement provision.

  •
  Death or Disability.  All restricted stock and stock options vest in full upon the named executive officer's death or disability. Any payouts under any outstanding performance share awards will be based on actual results at the end of the applicable performance period as if the named executive officer were employed throughout such period.

  •
  Change-in-Control.  Under our standard form of non-qualified stock option agreement, a change-in-control would result in a partial vesting acceleration of outstanding options, and a termination without cause (or resignation for good reason) within one year after a change-in-control would result in acceleration of vesting of all outstanding options. Under our standard form of restricted stock award agreement, a change-in-control would result in acceleration of vesting of all outstanding restricted shares if (1) the change-in-control results in the named executive officer not being offered employment by the surviving corporation under certain conditions or (2) within one year following the change-in-control, the named executive officer's employment is terminated without cause (or the officer resigns for good reason). Under our performance share award agreement, a change-in-control would result in the number of shares associated with target performance objectives being issued before the end of the performance period if (a) the named executive officer does not accept employment with the surviving corporation upon the change-in-control or (b) within one year following the change-in-control, the named executive officer's employment is terminated without cause (or the officer resigns for good reason).

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR END

        The following table sets forth summary information regarding the outstanding equity awards held by each of the named executive officers as of the end of our 2009 fiscal year.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Ronald L. Sargent	0	649,424	20.12	7/1/2019	78,607		1,844,120	82,537	(5)	1,936,318
	150,983	452,949	24.30	7/1/2018	69,984		1,641,825	88,656	(6)	2,079,870
	278,826	278,827	24.42	7/2/2017	58,800		1,379,448	87,426	(7)	2,051,014
	323,437	107,813	24.50	7/3/2016	34,820		816,877	187,500	(8)	4,398,750
	525,000		21.29	6/30/2015	375,000	(9)	8,797,500
	525,000		19.12	7/1/2014
	525,000		12.88	7/31/2013
	525,000		10.6266	8/31/2012
	37,500		13.46	3/31/2012
	1,125,000		11.60	1/3/2012
	412,500		9.7466	8/5/2011

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
John J. Mahoney	0	296,448	20.12	7/1/2019	24,490	574,535	37,677	(5)	883,902
	68,920	206,762	24.30	7/1/2018	21,073	494,373	40,470	(6)	949,426
	127,278	127,279	24.42	7/2/2017	18,608	436,544	39,908	(7)	936,242
	25,484	8,495	24.50	7/3/2016	9,258	217,193
	147,656	49,219	24.50	7/3/2016
	150,000		21.29	6/30/2015
	150,000		19.12	7/1/2014
	150,000		12.88	7/31/2013
	150,000		10.6266	8/31/2012
	150,000		9.7466	8/5/2011
Michael A. Miles, Jr.	0	296,448	20.12	7/1/2019	35,883	841,815	37,677	(5)	883,902
	68,920	206,762	24.30	7/1/2018	31,946	749,453	40,470	(6)	949,426
	127,278	127,279	24.42	7/2/2017	32,200	755,412	39,908	(7)	936,242
	25,484	8,495	24.50	7/3/2016	15,895	372,897
	147,656	49,219	24.50	7/3/2016
	225,000		21.29	6/30/2015
	225,000		19.12	7/1/2014
	225,000		16.2666	10/31/2013
Joseph G. Doody	0	173,642	20.12	7/1/2019	13,874	325,484	22,069	(5)	517,739
	40,369	121,109	24.30	7/1/2018	10,900	255,714	23,376	(6)	548,401
	74,552	74,552	24.42	7/2/2017	13,747	322,505	33,210	(7)	779,107
	11,132	3,711	24.50	7/3/2016	6,094	142,965
	86,493	28,832	24.50	7/3/2016
	75,000		21.29	6/30/2015
	75,000		19.12	7/1/2014
Demos Parneros	0	173,642	20.12	7/1/2019	21,018	493,082	22,069	(5)	517,739
	40,369	121,109	24.30	7/1/2018	18,713	439,007	23,376	(6)	548,401
	74,552	74,552	24.42	7/2/2017	23,600	553,656	33,210	(7)	779,107
	11,132	3,711	24.50	7/3/2016	9,311	218,436
	86,493	28,832	24.50	7/3/2016
	75,000		21.29	6/30/2015
	75,000		19.12	7/1/2014
	75,000		12.88	7/31/2013
	75,000		10.6266	8/31/2012
	9,499		13.3533	5/31/2012
	75,000		13.26	5/29/2012
	18,000		9.7466	8/5/2011
Peter Ventress	0	0	0		0	0	0		0

(1)
Stock options vest 25% per year after the date of grant, subject to accelerated vesting in the circumstances described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2009 Fiscal Year table above.

(2)
The expiration date is the tenth anniversary of the date of grant.

(3)
Unless otherwise noted, restricted stock vests 50% two years after the date of grant and 50% three years after the date of grant, subject to accelerated vesting in the circumstances described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2009 Fiscal Year table above.

(4)
Based on the fair market value of our common stock on January 30, 2010 ($23.46 per share).

(5)
Threshold payout of performance share award that vests subject to satisfaction of performance objectives for the fiscal year 2009. The performance objective must be satisfied for an award of shares to be made. The number of shares awarded is determined based on the extent to which the objective is achieved. Awarded shares vest ratably over 3 years from the date the shares are awarded. The performance objectives set for the fiscal year 2009 performance period were achieved and the Compensation Committee in March 2010 approved share payouts for this award at 111.8% of target.

(6)
Threshold payout of performance share award that vests subject to satisfaction of performance objectives for the 2008-2010 performance period, with a vesting date in March 2011. Management currently believes that it is likely that actual performance for the 2008-2011 performance period will fall below the threshold level, resulting in no payout under such performance share awards.

(7)
Threshold payout of performance share award that vests subject to satisfaction of performance objectives for the 2007-2009 performance period, with a vesting date in March 2010. These performance objectives were not achieved, and the Compensation Committee did not approve any share payouts under this award.

(8)
Threshold payout of performance share award that vests subject to satisfaction of performance objectives for the 2007-2011 performance period, with a vesting date in March 2012, subject to accelerated vesting upon death, disability or termination without cause or following a change-in-control of Staples (if Mr. Sargent is not offered employment by the surviving corporation under certain conditions or his employment is terminated without cause or he resigns for good reason within one year of such change-in-control).

(9)
Restricted stock award vesting in full on March 8, 2012, subject to accelerated vesting upon death, disability or termination without cause or following a change-in-control of Staples (if Mr. Sargent is not offered employment by the surviving corporation under certain conditions or his employment is terminated without cause or he resigns for good reason within one year of such change-in-control).

OPTION EXERCISES AND STOCK VESTED DURING 2009 FISCAL YEAR

        The following table summarizes the option exercises and vesting of stock awards for each of the named executive officers during our 2009 fiscal year.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($) (2)
Ronald L. Sargent	389,375	5,590,529	131,970	2,325,973
John J. Mahoney	427,500	4,277,700	35,883	810,956
Michael A. Miles, Jr.	0	0	68,615	1,203,658
Joseph G. Doody	300,000	3,142,059	21,018	475,007
Demos Parneros	66,350	743,224	44,473	770,628
Peter Ventress	0	0	0	0

(1)
Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)
Represents the fair market value of the stock award on the date of vesting.

PENSION BENEFITS DURING 2009 FISCAL YEAR

        We do not provide any pension benefits to our current named executive officers. Corporate Express associates receive benefits under pension plans previously sponsored by Corporate Express, which we assumed in connection with the acquisition of Corporate Express in July 2008. The following table sets forth summary information regarding pension benefits received by Mr. Ventress, the former Corporate Express Chief Executive Officer and member of its Executive Board, as of the end of our 2009 fiscal year. Mr. Ventress resigned from Staples in September 2009.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)(3)	Pension Contribution Payments During Last Fiscal Year ($)(3)
Peter Ventress	Board Members	2 years + 7 months	393,777	153,779

(1)
Number of years of credited service represents the period beginning with the date Mr. Ventress became a member of Corporate Express' Executive Board through the date of his resignation from Staples.

(2)
The valuation of benefit obligations and net periodic pension cost uses participant-specific information such as salary, age and years of service, as well as certain assumptions, the most significant of which include estimates of discount rates, expected return on plan assets, rate of compensation increases, interest rates and mortality rates.

  Additional information regarding the assumptions used to estimate the present value of the accumulated benefit is included in Note K to Consolidated Financial Statements contained in our Annual Report on Form 10-K for our 2009 fiscal year.

(3)
The pension contributions received by Mr. Ventress are expressed in U.S. dollars based on an exchange rate as of January 30, 2010 of 1 € = 1.3936 USD.

        The pension plan for executive board members provided by Corporate Express, as assumed by Staples, provided an annual retirement benefit, upon retirement age of 65, equal to 34.6% of the participant's pensionable salary including variable cash bonus income, assuming continued employment with the company until age of 65. The benefit payable upon earlier retirement, upon the request of the participant and written consent of Corporate Express, is dependent on the actual early retirement date.

NONQUALIFIED DEFERRED COMPENSATION FOR 2009 FISCAL YEAR

        The following table sets forth summary information with respect to each of the named executive officers regarding contributions to our Supplemental Executive Retirement Plan ("SERP") for our 2009 fiscal year. Mr. Ventress did not participate in our SERP.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($) *	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Ronald L. Sargent	200,160	44,480	475,686	0	3,459,351
John J. Mahoney	53,872	26,936	225,578	0	1,043,941
Michael A. Miles	26,936	26,936	17,049	0	466,179
Joseph G. Doody	261,200	20,896	863,644	0	3,335,526
Demos Parneros	26,120	20,896	86,084	0	503,566

*
These contribution amounts are included in the All Other Compensation column of the Summary Compensation Table included in this proxy statement.

        Our SERP is a non-qualified deferred compensation plan which is generally intended to provide comparable benefits above the applicable limits of our 401(k) qualified plan. Our SERP provides participants with a range of well diversified investment options similar to our 401(k) plan. Eligible executives, including the named executive officers, may contribute up to 100% of their base salary and bonus and will receive matching contributions in cash equal to 100% of each dollar saved, up to a maximum of 4% of base salary and bonus. The matching contributions generally vest 20% per year during the first five years of service based on hours worked during a calendar year. After five years of service, participants are fully vested in all matching contributions. All of our named executive officers are fully vested in their SERP balances. Benefits generally are paid to the participant in accordance with a predefined distribution schedule based on the requirements of Section 409A under the Internal Revenue Code.

Potential Payments Upon Termination or Change-in-Control

        The tables below show the estimated incremental value transfer to each current named executive officer under various scenarios relating to a termination of employment. The tables below and the discussion that follows assume that such termination occurred on January 30, 2010. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to associates generally. Mr. Ventress resigned from Staples in September 2009. In connection with the termination of his employment, he did not receive any payments or other benefits described below.

Fiscal 2009 Termination Scenarios

	Retirement or Resignation	Termination for Cause	Termination Without Cause	Resignation for Good Reason	Termination Following Change-in- Control	Change- in-Control Only	Death or Disability
Ronald L. Sargent *
Cash Severance Payment	$0	$0	$3,653,349	$3,653,349	$5,480,023	$0	$0
Value of Accelerated Vesting of Equity Compensation	$0	$0	$16,648,846	$0	$28,786,276	$12,679,699	$28,786,276
SERP Lump Sum Value Payout	$3,459,351	$3,459,351	$3,459,351	$3,459,351	$3,459,351	$0	$3,459,351
Continuation of Benefits	$0	$0	$259,575	$259,575	$390,086	$0	$802,381
Survivor Death Benefit Payout	$0	$0	$0	$0	$0	$0	$6,394,000	(1)
Excise and 409A Tax (Grossed-up)	$0	$0	$0	$0	$0	$0	$0
Total	$3,459,351	$3,459,351	$24,021,121	$7,372,275	$38,115,736	$12,679,699	$39,442,008

	Retirement or Resignation	Termination for Cause	Termination Without Cause or Resignation for Good Reason	Termination Following Change-in- Control	Change- in-Control Only	Death or Disability
John J. Mahoney *
Cash Severance Payment	$0	$0	$1,400,230	$1,866,973	$0	$0
Value of Accelerated Vesting of Equity Compensation	$5,241,370	$0	$5,241,370	$5,241,370	$2,776,123	$5,241,370
SERP Lump Sum Value Payout	$1,043,941	$1,043,941	$1,043,941	$1,043,941	$0	$1,043,941
Continuation of Benefits	$11,741	$11,741	$128,345	$271,410	$0	$0
Survivor Death Benefit Payout	$0	$0	$0	$0	$0	$2,861,950	(1)
Total	$6,297,052	$1,055,682	$7,813,886	$8,423,694	$2,776,123	$9,147,261

Michael A. Miles *
Cash Severance Payment	$0	$0	$1,400,218	$1,866,957	$0	$0
Value of Accelerated Vesting of Equity Compensation	$0	$0	$0	$6,238,303	$2,776,123	$6,238,303
SERP Lump Sum Value Payout	$466,179	$466,179	$466,179	$466,179	$0	$466,179
Continuation of Benefits	$0	$0	$17,739	$24,137	$0	$0
Survivor Death Benefit Payout	$0	$0	$0	$0	$0	$2,861,950	(1)
Total	$466,179	$466,179	$1,884,136	$8,595,576	$2,776,123	$9,566,432

Joseph G. Doody *
Cash Severance Payment	$0	$0	$755,687	$1,133,530	$0	$0
Value of Accelerated Vesting of Equity Compensation	$3,107,732	$0	$3,107,732	$3,107,732	$1,626,093	$3,107,732
SERP Lump Sum Value Payout	$3,335,526	$3,335,526	$3,335,526	$3,335,526	$0	$3,335,526
Continuation of Benefits	$9,782	$9,782	$61,502	$87,507	$0	$0
Survivor Death Benefit Payout	$0	$0	$0	$0	$0	$1,985,120	(1)
Total	$6,453,040	$3,345,308	$7,260,447	$7,664,295	$1,626,093	$8,428,378

Demos Parneros *
Cash Severance Payment	$0	$0	$660,235	$990,352	$0	$0
Value of Accelerated Vesting of Equity Compensation	$0	$0	$0	$3,765,246	$1,626,093	$3,765,246
SERP Lump Sum Value Payout	$503,566	$503,566	$503,566	$503,566	$0	$503,566
Continuation of Benefits	$0	$0	$26,157	$39,466	$0	$0
Survivor Death Benefit Payout	$0	$0	$0	$0	$0	$1,984,120	(1)
Total	$503,566	$503,566	$1,189,958	$5,298,630	$1,626,093	$6,252,932

(1)
Includes 1 year Key Management Bonus payout at target in addition to any Survivor Death Benefit Payout.

*
Payouts subject to 409A regulations.

        See below for additional explanation of the terms of these payments and our assumptions calculating them. In addition, please see the Compensation Discussion & Analysis section of this proxy statement.

Retirement or Resignation

        If a named executive officer who satisfies the conditions of our Rule of 65 retires or resigns, all restricted stock and stock option awards granted to such named executive officer after June 30, 2004 will vest in full. Under our Rule of 65, performance share awards held by such named executive officer will not be accelerated upon his retirement or resignation and the share payout, if any, will be based on actual results and occur at the end of the performance period as if he had been employed on such date. A named executive officer who satisfies the conditions of our Rule of 65 may exercise any vested options within three years of his retirement or resignation. Our Rule of 65 is described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2009 Fiscal Year table earlier in this proxy statement. Only Messrs. Mahoney and Doody met the age and service requirements under our Rule of 65 as of January 30, 2010. The value of accelerated vesting of equity compensation listed in the table above represents unvested restricted stock and stock option awards and unearned shares covered by performance share awards held by Messrs. Mahoney and Doody. The named executive officer's benefits under our SERP, which include contributions by us and the named executive officer and any investment gains, generally will be paid in accordance with the plan provisions and any predefined distribution schedule based on the requirements of Section 409A of the Internal Revenue Code. Messrs. Mahoney's and Doody's continuation of benefits represents the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan.

Termination for Cause

        In the event of a termination for cause, the named executive officer is entitled to his contributions and our matching contributions to our SERP and any investment gains on such contributions. Messrs. Mahoney's and Doody's continuation of benefits represents the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan.

Termination without Cause or Resignation for Good Reason

        We have entered into severance benefit agreements with each of the named executive officers that provide compensation following a termination without cause or resignation for good reason. The circumstances constituting cause or good reason are specifically described in the severance benefits agreements for the named executive officers, which are listed as exhibits to our most recent Annual Report on Form 10-K. In general,

  •
  a termination will be for cause if the named executive officer has willfully failed to perform his duties, breached any confidentiality or non-compete agreement with us, or engaged in misconduct that harms us; and

  •
  the named executive officer will have good reason to resign if we significantly diminish his authority or responsibilities, reduce his salary or eligibility for bonus and other benefits, or require that he relocate his office more than 50 miles following a change-in-control of Staples.

        Under the severance benefits agreements, following our termination of the named executive officer's employment without cause or the named executive officer's resignation for good reason:

  •
  Mr. Sargent is entitled to continuation of salary, bonus and certain health and welfare benefits for 24 months.

  •
  Messrs. Mahoney and Miles are entitled to continuation of salary, bonus and certain health and welfare benefits for 18 months.

  •
  Messrs. Doody and Parneros are entitled to continuation of salary, bonus and certain health and welfare benefits for 12 months.

        In addition, under Mr. Sargent's severance benefits agreement, if we terminate Mr. Sargent's employment without cause (but not if Mr. Sargent resigns for good reason), all of his stock options become exercisable in full and any restrictions on the vesting of his restricted stock awards lapse.

        The cash severance payments listed in the tables above represent the value of salary and bonus continuation to the named executive officers under the severance benefits agreements. The values of accelerated vesting of equity compensation listed in the tables above represent unvested restricted stock and stock option awards held by Messrs. Sargent, Mahoney and Doody, exclude the unearned shares covered by Mr. Sargent's performance share awards, and include the unearned shares covered by Messrs. Mahoney's and Doody's performance share awards. Mr. Sargent's unvested restricted stock and stock option awards are accelerated upon termination without cause pursuant to his severance benefits agreement, and his performance share awards are forfeited upon termination without cause or resignation for good reason. Under our Rule of 65, Messrs. Mahoney's and Doody's unvested restricted stock and stock option awards are accelerated and the share payout, if any, under their performance share awards will be based on actual results and occur at the end of the performance period as if they had been employed throughout such period. In addition, under our Rule of 65, any vested stock options may be exercised by the named executive officer within three years following termination without cause or resignation for good reason. The named executive officer's benefits under our SERP, which include contributions by us and the named executive officer and any investment gains, generally will be paid in accordance with the plan provisions and any predefined distribution schedule based on the requirements of Section 409A of the Internal Revenue Code. The continuation of benefits listed in the tables above include health, dental and executive life insurance coverage provided under the severance benefits agreements and, for Messrs. Mahoney and Doody, the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan. The amounts listed are estimates based on the current policies in place after applying a reasonable benefit cost trend.

Termination Following Change-in-Control

        Under our severance benefits agreements with the named executive officers, if we terminate the named executive officer's employment without cause or the named executive officer resigns for good reason within two years following a change-in-control of Staples, the named executive officer would receive payments in addition to those triggered by a termination without cause or resignation for good reason. The circumstances constituting a change-in-control of Staples are specifically described in the severance benefits agreements for the named executive officers, which are listed as exhibits to our most recent Annual Report on Form 10-K. In general, a change-in-control will occur if another person becomes the owner of 30% or more of the combined voting power of our stock, there is an unwelcome change in a majority of the members of our Board, or our stockholders approve a merger with another entity in which our stockholders fail to own more than 75% of the combined voting power of the surviving entity. Upon a termination following a change-in-control, Mr. Sargent would receive an additional 12 months of salary, bonus, and certain health and welfare benefits, and each other named executive officer would receive an additional six months of salary, bonus and health and welfare benefits. Under the terms of Mr. Sargent's severance benefits agreement, we will also reimburse Mr. Sargent for any excise tax under Section 280G of the Internal Revenue Code incurred in connection with a termination without cause or resignation for good reason following a change-in-control of Staples. In addition, the vesting or payout of the named executive officers' restricted stock awards, stock option awards and performance share awards is accelerated following a change-in-control, as described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2009 Fiscal Year table earlier in this proxy statement.

        The cash severance payments listed in the tables above represent the value of salary and bonus continuation to the named executive officers under the severance benefits agreements. The values of accelerated vesting of equity compensation listed in the tables above represent unvested restricted stock and stock option awards held by the named executive officers and the unearned shares covered by their performance share awards. The named executive officer may exercise any vested options within three years of the termination date under our Rule of 65 and otherwise within 6 months of the termination date. The named executive officer's benefits under our SERP, which include contributions by us and the named executive officer and any investment gains, generally will be paid in accordance with the plan provisions and any predefined distribution schedule based on the requirements of Section 409A of the Internal Revenue Code. Our Board may also direct that our SERP be terminated within 12 months of the change-in-control and that all participants be fully vested in their accounts, with assets being distributed within

12 months of the termination date. The continuation of benefits listed in the tables above include health, dental and executive life insurance coverage provided under the severance benefits agreements and, for Messrs. Mahoney and Doody, the provision of long-term care coverage beginning at age 65 under a group long-term care insurance plan. The amounts listed are estimates based on the current policies in place after applying a reasonable benefit cost trend. The individual components comprising the continuation of benefits are set forth in the table below.

Change-in-Control Only

        Under our non-qualified stock option agreements with all of our associates, including the named executive officers, a change-in-control would result in a partial vesting acceleration of outstanding options. Specifically, the vesting schedule of such options would accelerate such that an additional 25% of the underlying shares would become immediately exercisable and the remaining unvested shares would vest ratably on each vesting date following such change-in-control. The circumstances constituting a change-in-control of Staples are specifically described in our form of non-qualified stock option agreement, which is listed as an exhibit to our most recent Annual Report on Form 10-K. In general, a change-in-control will occur if another person becomes the owner of 30% or more of the combined voting power of our stock, there is an unwelcome change in a majority of the members of our Board of Directors, or our stockholders approve a merger with another entity in which our stockholders prior to the merger fail to own more than 75% of the combined voting power of the surviving entity.

Death or Disability

        Termination due to death or disability would result in vesting acceleration of certain equity awards, which is described under the caption "Accelerated Vesting of Awards" following the Grants of Plan-Based Awards for 2009 Fiscal Year table earlier in this proxy statement. The values of accelerated vesting of equity compensation listed in the tables above represent unvested restricted stock and stock option awards held by the named executive officers and the unearned shares covered by their performance share awards. In general, any vested stock options may be exercised by the named executive officer or his estate within one year following termination for death or disability.

        If the termination is due to the named executive officer's death, his beneficiaries or estate would be entitled to a lump sum payment under our SERP, target level award payment from the Executive Officer Incentive Plan and payments from our survivor death benefit plan. Payouts under our survivor death benefit plan which includes 100% of base salary for the first year and 50% of base salary for the second and third years are made monthly over a period of three years. Not included in the table above are the death benefit payouts from insurance policies for which the named executive officers pay the premiums. Payouts under these policies would be $2,020,200, $2,020,200, $1,567,200, and $1,567,200 for Messrs. Mahoney, Miles, Doody, and Parneros, respectively. Mr. Sargent's life insurance coverage is in the form of a second-to-die policy providing for payments either upon the latter of his death or his wife's death. For purposes of the table above, we have assumed that payments under this policy (which would amount to approximately $12,690,000) are not triggered. In the event that Mr. Sargent were to die first, we would continue to pay the executive life insurance premiums needed to support the $12,690,000 death benefit.

        If the termination is due to the named executive officer's disability, he would be entitled to receive a distribution from our SERP, generally in accordance with the plan provisions and any predefined distribution schedule based on the requirements of Section 409A of the Internal Revenue Code. The named executive officer would also be entitled to receive disability payments from our disability carriers, if the named executive officer has enrolled in such policy. Disability coverage is generally designed to replace 60% of the named executive officer's compensation up to $600,000 for each of the named executive officers who participated in the group disability plan on July 1, 2005. The disability benefit payouts from disability insurance policies for which the named executive officer pays the premiums are not included in the table above. In addition, executive life insurance premiums will be continued to age 65 as necessary to support the life insurance coverage in place at the time of disability.

Agreements Affecting Payments

        Each of the named executive officers has executed a Non-Competition and Non-Solicitation Agreement and a Confidentiality Agreement that cover the two year period subsequent to termination of his employment. Violation of any of the terms of these agreements entitles us to recover any severance payments and value received in connection with any equity awards. In addition, if the Board of Directors determines during the course of a named executive officer's employment or during a period of time following termination of employment, that a named executive officer engaged in certain behavior constituting misconduct, the Board of Directors may, in addition to terminating the participation in our incentive plans and requiring forfeiture of outstanding unvested awards, repurchase vested awards and require repayment by the named executive officer of profits received by the named executive officer upon sale of equity awards.

Securities Authorized for Issuance under Equity Compensation Plans

        The following table provides information about the securities authorized for issuance under our equity compensation plans as of January 30, 2010. The equity compensation plans under which we may grant equity awards consist of the Amended and Restated 2004 Stock Incentive Plan (the "2004 Plan"), the Amended and Restated 1998 Employee Stock Purchase Plan and the Amended and Restated International Employee Stock Purchase Plan, all of which have been approved by our stockholders.

EQUITY COMPENSATION PLAN INFORMATION AT 2009 FISCAL YEAR END

Plan category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (2) (c)
Equity compensation plans approved by security holders	47,318,763	(3)	18.13	18,756,056	(4)
Equity compensation plans not approved by security holders	19,911	(5)	12.16	0

Total	47,338,674		18.12	18,756,056

(1)
Weighted-average exercise price calculation excludes outstanding performance share awards and includes all restricted stock units, which do not have an exercise price. Excluding restricted stock units, the weighted-average exercise price of outstanding options, warrants and rights would be $19.57 for equity compensation plans approved by security holders, $12.16 for equity compensation plans not approved by security holders and $19.57 for all equity compensation plans.

(2)
Does not include up to a maximum of approximately 9,623,343 additional shares that may become available for issuance under the 2004 Plan through the expiration, termination, surrendering, cancellation, forfeiture or settlement of awards granted under the Amended and Restated 1992 Equity Incentive Plan (the "1992 Plan"), as provided in the 2004 Plan. One-half of the total number of shares of common stock covered by the 2004 Plan (including any shares that may become available through the 1992 Plan, as described above) may be granted in the form of restricted stock or other stock-based awards other than options or stock appreciation rights.

(3)
Issued pursuant to our Amended and Restated 1990 Director Stock Option Plan, the 1992 Plan and our 2004 Plan. We continue to grant equity awards only under the 2004 Plan. Includes a number of shares estimated as of our 2009 fiscal year end issuable under performance share awards described under the heading "Long-Term Equity Incentives" in the Compensation Discussion and Analysis section of this proxy statement. The performance objectives set for the fiscal year 2009 performance period were not achieved and the Compensation Committee did not approve any share payouts under this award.

(4)
Includes 5,543,452 shares available for issuance under our Amended and Restated 1998 Employee Stock Purchase Plan (the "ESPP") and 1,121,239 shares available for issuance under our Amended and Restated International Employee Stock Purchase Plan (the "IESPP") of which 689,310 shares and 165,294 shares, respectively are issuable in connection with the current offering period that ends June 30, 2010, assuming that our associates enroll to the same extent they did during the offering period that ended on December 31, 2009 and based on a fair market value of $24.50 per share for our common stock on January 4, 2010 (the first business day of the current offering period). In the event the fair market value of our common stock is less than $24.50 per share on June 30, 2010, we will issue additional shares for the current offering period.

(5)
Includes 168 shares issuable in connection with the current outstanding options assuming associates elect to use all of their savings under the 1997 United Kingdom Savings Related Share Option Plan to purchase options. Also includes 19,743 shares issuable in connection with current outstanding options under our 1997 United Kingdom Company Share Option Plan.

        The following two option plans have not been approved by our stockholders. We no longer issue any options under either plan, although options remain outstanding under each plan.

1997 United Kingdom Savings Related Share Option Plan

        In August 1997, our Board adopted the 1997 United Kingdom Savings Related Share Option Plan (the "UK Savings Plan"), pursuant to which an aggregate of 1,687,500 shares of common stock may be issued to eligible associates whose employment relationship with Staples or a participating subsidiary is subject to United Kingdom income tax law. After August 2007, options were no longer granted pursuant to the UK Savings Plan. The UK Savings Plan, which was approved by the Department of Inland Revenue of the United Kingdom in December 1997, is designed to encourage eligible associates to save money and purchase shares of our common stock at a discounted price. We filed the UK Savings Plan with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

        Each associate, including an officer or director who is also an associate, may participate in the UK Savings Plan, provided he or she is eligible to participate in such plan under applicable United Kingdom tax law and (1) has been employed by us or a participating subsidiary for at least 90 continuous days on the invitation date or (2) is designated by our Board of Directors as an eligible associate.

        The UK Savings Plan, which is implemented through invitations, provides eligible associates with the opportunity to make monthly deductions from their pay of between 5 British pounds and 250 British pounds over a three-year period for investment in an interest bearing tax-free account. The associates' savings are used to purchase our common stock at a discounted price equal to 15% less than the fair market value of our common stock on the invitation date. Subject to limited exceptions, at the end of the three-year period, associates have six months to decide whether to withdraw their savings and guaranteed bonus in cash, purchase all of their options at the discounted price, or buy some of their options at the discounted price and keep some of the cash accumulation.

        The UK Savings Plan is administered by our Board of Directors and the Compensation Committee of our Board of Directors. Our Board of Directors and our Compensation Committee have the authority to make rules and regulations for the administration of the UK Savings Plan. Pursuant to the terms of the UK Savings Plan, our Board of Directors has appointed the Compensation Committee to administer certain aspects of the UK Savings Plan. Our Board of Directors may at any time amend or terminate the UK Savings Plan as long as the amendment or termination does not prejudice the rights of any participant without the prior consent of such participant. The UK Savings Plan contains provisions relating to the exercise or disposition of options in the event of the illness, disability, retirement, involuntary separation of service or death of the associate or a change-in-control, reconstruction or winding up of Staples.

        As of January 30, 2010, 119 associates have outstanding awards under the UK Savings Plan.

1997 United Kingdom Company Share Option Plan

        In August 1997, our Board adopted the 1997 United Kingdom Company Share Option Plan (the "UK Option Plan"), pursuant to which stock options for up to 1,687,500 shares of our common stock could be granted to our associates and our subsidiaries' associates, other than executive officers and directors. On June 17, 2004, when our stockholders approved our Amended and Restated 2004 Stock Incentive Plan, we ceased granting stock options under the UK Option Plan. We used the UK Option Plan to compensate associates working in our United Kingdom businesses. Associates working in our United Kingdom businesses were also eligible to receive options under our stockholder-approved equity plans. We filed the UK Option Plan with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended January 31, 1998.

        The UK Option Plan was designed to be approved by the United Kingdom's Department of Inland Revenue so that associates would not be obligated to pay income tax on the difference between the exercise price of the option and fair market value of our common stock at the option's exercise date. The Department of Inland Revenue approved the UK Option Plan in January 1998. Participants in the UK Option Plan could be granted, in the aggregate over the life of the UK Option Plan, up to 30,000 British pounds of tax-advantaged options. Eligible associates could receive additional non-tax advantaged options under the UK Option Plan.

        The UK Option Plan is administered by our Board. Our Board is authorized to adopt, amend and repeal the administrative rules, guidelines and practices relating to the UK Option Plan and to interpret the provisions of the UK Option Plan. Our Board of Directors may amend, suspend or terminate the UK Option Plan at any time. As noted above, our Board terminated the UK Option Plan, effective June 17, 2004, with respect to future awards. Our Board of Directors has delegated to the Compensation Committee authority to administer certain aspects of the UK Option Plan.

        Our Board or the Compensation Committee selected the recipients of options under the UK Option Plan and determined (1) the number of shares of our common stock covered by such options, (2) the dates upon which such options become exercisable (which is typically 25% on the first anniversary of the date of grant and 2.083% monthly thereafter), (3) the exercise price of options (which may not be less than the fair market value of our common stock on the date of grant), and (4) the duration of the options (which may not exceed 10 years). With respect to options granted within the 30,000 British pound limit, preferential tax treatment generally may only be obtained on the exercise of the option if the option is exercised after the third and before the tenth anniversary of the date of grant and more than three years after the previous exercise of an option which has received preferential tax treatment.

        Our Board is required to make appropriate adjustments in connection with the UK Option Plan and any outstanding options under the UK Option Plan to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The UK Option Plan also contains provisions relating to the disposition of options in the event of a merger, consolidation, sale of all or substantially all of the assets, or liquidation of Staples.

        As of January 30, 2010, approximately 18 associates have outstanding awards under the UK Option Plan.

Compensation Committee Interlocks and Insider Participation

        During our 2009 fiscal year, Mr. Nakasone, Ms. Burton, Ms. Meyrowitz and Mr. Walsh served on the Compensation Committee and were independent directors during such service. Mr. Blank and Mr. Trust served on the Compensation Committee until June 2009 and were independent directors during such service. None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee. In addition, none of our executive officers has served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely on our review of copies of reports filed by the directors, executive officers and beneficial owners of more than 10% of our common stock required to file such reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

Securities and Exchange Commission Filings

        We file annual, quarterly and current reports, as well as other information with the Securities and Exchange Commission. You may read and copy any document that we file with the Securities and Exchange Commission at its Internet Web site at www.sec.gov or at its Public Reference Room at 100 F Street, N.E., Washington, DC 20549. If you would like to receive a copy of our Annual Report on Form 10-K for our 2009 fiscal year, or any of the exhibits listed therein, please call or submit a request in writing to Investor Relations, Staples, Inc., 500 Staples Drive, Framingham, MA 01702, telephone (800) 468-7751, and we will provide you with the Annual Report without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).

 Appendix A

Staples, Inc.
2010 Long-Term Cash Incentive Plan

I.     Summary and Purpose

        Staples, Inc. ("Staples") has developed this 2010 Long-Term Cash Incentive Plan (the "Plan") to provide opportunities for Participants (as defined in Section III.A. below) to earn financial rewards for their role in ensuring that Staples meets its long-term performance targets. The Plan aims to align the interests of the Participants with those of its shareholders. Awards are based on actual results measured against pre-established company financial objectives and other long-term performance goals.

        The Plan is intended to provide for long-term cash incentive awards based upon a three (3) year performance cycle ("Performance Cycle") under which performance goals will be established separately for each of the three fiscal years included within such Performance Cycle. The performance goals for each Participant will be established within the first 90 days of each fiscal year. A target award will also be established for each Participant within the first 90 days of each Performance Cycle, and once established shall remain fixed for the balance of the Performance Cycle. One-third of the target award will be applied as a target amount for each of the fiscal years within the Performance Cycle. At the end of the Performance Cycle, the Compensation Committee of the Board of Directors of Staples ("Committee") will determine the amount of the payment to be made to a Participant with respect to a target award by adding the amount earned in relation to the performance goals achieved for each fiscal year and (subject to the other provisions of the Plan) paying that amount to the Participant. A Participant may be granted more than one award under this Plan, and may be granted awards that have overlapping Performance Cycles and fiscal years.

II.    Term of Plan

        The Plan will cover five fiscal years of Staples, beginning with the 2010 fiscal year (beginning January 30, 2010) and ending with the 2014 fiscal year (ending January 31, 2015). Each such fiscal year is referred to herein as a "Plan Year." Subject to further shareholder approval, the term of the Plan may be extended for subsequent fiscal years.

III.  Eligibility

        Subject to the determination by the Committee that the applicable performance goals and all other requirements of the Plan are met, the following guidelines will be used to determine an individual's eligibility for participation in the Plan and eligibility for payment of an award.

  A.    General Eligibility Requirements

        Any associate of Staples or of any entity that Staples directly or indirectly controls (each, an "Affiliate") will be eligible to participate in the Plan. Each associate who has been granted an award under the Plan shall be deemed a "Participant" in this Plan. A Participant whose employment with Staples or the Affiliate terminates prior to the end of a Performance Cycle, other than as a result of retirement, permanent disability, death, or Change in Control (as defined in Section III. D. below), will be eligible to receive payment of an award under the Plan for that Performance Cycle as follows:

  (i)
  if a Participant voluntarily terminates employment with Staples or an Affiliate before the end of the Performance Cycle, then the associate will be eligible for a prorated award based on any previously completed Plan Years within the applicable Performance Cycle;

  (ii)
  if a Participant's employment with Staples or an Affiliate is terminated by Staples or an Affiliate without Cause (as defined in Section III.D.5.(iii) below) before the end of the Performance Cycle, then the associate will be eligible for a prorated award based on the number of days the associate was employed by Staples or the Affiliate during (1) the Plan Year in which the associate's employment was terminated if such termination occurs after the establishment of the performance goals and target award for the Participant for that Plan Year, and (2) any previously completed Plan Years within the applicable Performance Cycle; and

  (iii)
  if a Participant's employment with Staples or an Affiliate is terminated by Staples or an Affiliate for Cause before the end of the Performance Cycle, then the associate will not be eligible to receive payment of an award under the Plan.

        Awards granted to Participants are intended to be payable solely on account of the attainment of one or more pre-established objective performance goals as described in Sections IV and V. Accordingly, no award made to a Participant who terminates employment with Staples or an Affiliate under the circumstances described immediately above in this Section III.A. will be paid unless the applicable performance goals were pre-established by the Committee in accordance with Section IV.B., the Committee determines that the applicable performance goals for the Plan Years within a particular Performance Cycle were achieved, and the Committee authorizes the payment of the award as described in Section V. Payment will be made at the time and in the manner described in Section V.

  B.    Changes in Position

        A Participant who changes from one position to another will be eligible for a prorated award as follows:

          (i)    A Participant who transfers from a Plan-eligible position into a position that is not eligible for participation in this Plan is eligible for a prorated award under this Plan based on the number of days the associate was a Participant during the applicable Performance Cycle. The associate's eligibility for a long-term incentive award for the new position, if any, will be determined in accordance with any applicable plan for that position.

          (ii)   A Participant who changes from one Plan-eligible position to another, through a promotion, transfer or demotion, is eligible for a prorated award for each position based on the number of days the associate held such position during the Performance Cycle.

  C.    Leaves of Absence

        A Participant who is on a company-approved leave of absence in excess of 90 days during a Performance Cycle will not be eligible for an award for the portion of his or her leave over 90 days unless otherwise approved by the Committee.

  D.    Retirement, Disability, Death or Change in Control

        1.    Retirement:    If a Participant terminates his or her employment with Staples or an Affiliate before the end of the Performance Cycle and after attaining age 55, and if at the time of such termination of employment the sum of the years of service (as determined by the Committee) completed by the associate plus the associate's age is greater than or equal to 65, then the associate will be eligible for a prorated award based on the number of days the associate was employed by Staples or the Affiliate during (1) the Plan Year in which the associate terminates employment if such termination occurs after the establishment of the performance goals and target award for the Participant for that Plan Year, and (2) any previously completed Plan Years within the applicable Performance Cycle.

        2.    Disability:    If a Participant's employment with Staples or an Affiliate is terminated due to permanent disability before the end of the Performance Cycle, then the associate will be eligible for a prorated award based on the number of days the associate was employed by Staples or the Affiliate during the applicable Performance Cycle.

        Awards granted to Participants are intended to be payable solely on account of the attainment of one or more pre-established objective performance goals as described in Sections IV and V. Accordingly, no award made to a Participant who retires or becomes disabled under the circumstances described immediately above in this Section III.D. will be paid unless the applicable performance goals were pre-established by the Committee in accordance with Section IV.B., the Committee determines that the applicable performance goals for the Plan Years within a particular Performance Cycle were achieved, and the Committee authorizes the payment of the award as described in Section V. Payment will be made at the time and in the manner described in Section V.

        3.    Death:    If a Participant's employment with Staples or an Affiliate is terminated due to death before the end of the Performance Cycle, then without regard to the amount that would have been earned by the Participant under the award based upon achievement of the performance goals, 100% of the Participant's Target Award (as defined in

Section IV.C. below) for such Performance Cycle will be paid to the Participant's beneficiary (as defined in Section VII.J. below). Payment will be made at the time and in the manner described in Section V.

        4.    Change in Control:    If a Change in Control of Staples occurs while a Participant is employed by Staples or an Affiliate and prior to the determination by the Committee whether payment of an award has been earned under this Plan, then the Committee shall authorize payment of each such outstanding award in an amount equal to the greater of (x) 100% of the Participant's Target Award for the Performance Cycle, or (y) the amount determined to have been earned by the Participant under the award based upon achievement of the performance goals if:

          (i)    At the time the Change in Control is deemed to occur, the Participant:

            (A)  Is not offered employment with the Surviving Corporation (or is not allowed to continue his or her employment, if the Surviving Corporation is Staples) or an entity directly or indirectly controlled by the Surviving Corporation in a position (1) in which the title, employment duties and responsibilities, conditions of employment, and the level of compensation and benefits are at least equivalent to those in effect during the 90-day period immediately preceding the Change in Control, and (2) that does not involve a relocation of the Participant's principal place of employment of more than an additional 50 miles from the Participant's primary residence at the time of the Change in Control; or

            (B)  Does not accept (or continue) employment with the Surviving Corporation or an entity directly or indirectly controlled by the Surviving Corporation (regardless of position, compensation or location) (other than as a result of retirement); or

          (ii)   Within one year following the date of the Change in Control, the Participant either:

            (A)  Is discharged without Cause; or

            (B)  Resigns or retires because his or her title or employment duties and responsibilities are diminished, his or her conditions of employment are adversely changed, the level of his or her compensation and benefits are reduced, or his or her principal place of employment is relocated by more than an additional 50 miles from his or her primary residence at the time of the Change in Control.

  Payment will be made at the time and in the manner described in Section V.

        5.    Definitions:    For purposes of this Plan, the following terms shall have the following meanings:

        (i)    A "Change in Control" shall be deemed to have occurred if (A) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than Staples, any trustee or other fiduciary holding securities under an employee benefit plan of Staples, or any corporation owned directly or indirectly by the stockholders of Staples in substantially the same proportion as their ownership of stock of Staples), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Staples representing 30% or more of the combined voting power of Staples' then outstanding securities (other than pursuant to a merger or consolidation described in part (1) or (2) of clause (C) below); (B) individuals who, as of the date hereof, constitute the Board of Directors of Staples (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Staples' stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Staples, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; (C) the stockholders of Staples approve a merger or consolidation of Staples with any other corporation, and such merger or consolidation is consummated other than (1) a merger or consolidation which would result in the voting securities of Staples outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of Staples or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of Staples (or similar transaction) in which no "person" (as defined above) acquires more than 30% of the combined voting power of Staples' then outstanding securities; or (D) the stockholders of Staples approve an agreement for the sale or disposition by Staples of all or substantially all of Staples' assets, and such sale or disposition is consummated.

        (ii)   "Surviving Corporation" shall mean (x) in the case of a Change in Control pursuant to clause (A) or clause (B) of the above definition of Change in Control, Staples; (y) in the case of Change in Control pursuant to clause (C) of the above definition of Change in Control, the surviving or resulting corporation in such merger or consolidation; and (z) in the case of a Change in Control pursuant to Clause (D) of the above definition of Change in Control, the entity acquiring the majority of the assets being sold or disposed of by Staples.

        (iii)  "Cause," as determined by Staples or the Surviving Corporation (which determination shall be conclusive), shall mean:

          (A)  Willful failure by the Participant to substantially perform his or her duties with Staples (other than any failure resulting from incapacity due to physical or mental illness); provided, however, that Staples has given the Participant a written demand for substantial performance, which specifically identifies the areas in which the Participant's performance is substandard, and the Participant has not cured such failure within 30 days after delivery of the demand. No act or failure to act on the Participant's part will be deemed "willful" unless the Participant acted or failed to act without a good faith or reasonable belief that his or her conduct was in Staples' best interest; or

          (B)  Breach by the Participant of any provision of any employment, consulting, advisory, proprietary information, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and Staples, including, without limitation, the Proprietary and Confidential Information Agreement and/or the Non-Compete and Non-Solicitation Agreement; or

          (C)  Violation by the Participant of the Code of Ethics; or

          (D)  The Participant's engagement in intentional deceitful act(s) that results in (1) an improper personal benefit, or (2) injury to Staples; or

          (E)  The Participant's engagement in fraud or willful misconduct (not acting in good faith or with reasonable belief that conduct was in the best interests of Staples) that significantly contributes to Staples preparing a material financial restatement, other than a restatement of financial statements that became materially inaccurate because of revisions to generally accepted accounting principles; or

          (F)  Failure by the Participant to devote his or her full working time to the affairs of Staples except as may be authorized in writing by Staples' CEO or other authorized Staples official; or

          (G)  The Participant's engagement in business other than the business of Staples except as may be authorized in writing by Staples' CEO or other authorized Staples official; or

          (H)  The Participant's engagement in misconduct, which is demonstrably and materially injurious to Staples.

        For purposes of the definition of Cause contained in Section III.D.5.(iii) and Section VI. regarding forfeiture and recovery for Misconduct, any reference therein to Staples (other than with respect to defining the Board of Directors) shall also include any entity that Staples directly or indirectly controls.

  E.    Employment Requirement

        Except as set forth in Section III.A. or Section III.D., a Participant must be employed by Staples or the relevant Affiliate as of the last day of the Performance Cycle in order to be eligible for payment of an award. If the employment of a Participant terminates during a Performance Cycle for any reason other than as specified in Section III.A. or Section III.D., no award will be paid to the Participant for that Performance Cycle.

IV.    Performance Goals

  A.    General

        Each award made under this Plan shall be subject to performance conditions. It is intended that awards made to Participants who are, or who are designated by the Committee as potentially being at the end of a Performance Cycle, a "covered employee" for purposes of Internal Revenue Code ("Code") Section 162(m) will in form and in operation comply with all applicable requirements of Code Section 162(m), but the Committee reserves the right to make awards to covered employees that in form or operation do not comply with Code Section 162(m). Any award made to an associate who is or is designated as a covered employee and that is intended by the Committee to be tax-deductible for purposes of Code Section 162(m) shall be subject to shareholder approval of this Plan, including the business criteria set forth in Section IV.B. upon which performance goals may be established by the Committee. The requirements of Code Section 162(m) may (but are not required to) be applied by the Committee in whole or in part to Participants who are not covered employees under Code Section 162(m), or the Committee may apply other performance goals or other conditions to awards made to Participants who are not covered employees in a manner consistent with the purposes of this Plan.

  B.    Rules Applicable to Covered Employees

        Within 90 days after the beginning of each of the three (3) Plan Years contained within a Performance Cycle, the Committee will establish in writing one or more objective performance goals applicable to awards for that Plan Year at a time when the outcome of those goals is substantially uncertain. The performance goals for each Plan Year will be based on one or more of the following business criteria: sales, earnings per share, return on net assets, return on equity, adjusted operating profit, free cash flow, total shareholder return, net income, and customer service levels. Compensation payable to covered employees is intended to be payable solely on account of attainment of one or more of such performance goals. The performance goals may be different for each Plan Year contained within a Performance Cycle and may vary among Participants. Performance goals may be expressed (when applicable) in terms of attaining a specified level of the particular business criteria, or the attainment of a percentage increase or decrease of the business criteria. Performance goals may be applied to the performance of Staples as a whole, or to the performance of an Affiliate, division, or business unit of Staples, or an individual associate, or may be applied to the performance of Staples, an Affiliate, division, business unit, or individual associate relative to a market index, a group of other companies, or a combination thereof. In addition, customer service target levels will be based on pre-determined tests of customer service levels, including without limitation scores on blind test ("mystery") shopping, customer comment card statistics, customer relations statistics (e.g., number of customer complaints), delivery response levels or customer satisfaction surveys conducted by a third party. The Committee may determine that special one-time or extraordinary gains, losses and/or events, including without limitation as a result of certain acquisitions or divestitures and changes in accounting principles, should or should not be included in determining whether such performance objectives have been met.

        If more than one performance goal is established for a Plan Year, the Committee shall also set the relative weighting of the performance goals within each such Plan Year. The performance goals and relative weighting of performance goals may vary from Plan Year to Plan Year within a Performance Cycle and among Participants. For each performance goal of a Plan Year there must be a minimum level of performance that is required to be achieved such that if the threshold is not attained, no portion of the award will be credited to the Participant with respect to that goal for that Plan Year. The maximum amount payable to a Participant with respect to any one Plan Year is $7 million.

        The communication of an award need not be made within the first 90 days of the Performance Cycle as long as the Committee has taken the actions described in this Section IV and the other applicable requirements of Code Section 162(m) are satisfied.

  C.    Target Awards

        For each Participant for whom an award is made, the Committee will establish a target award (a "Target Award") during the first 90 days of the Performance Cycle relating to that award. Once established, the Target Award shall remain fixed for the balance of that Performance Cycle. Target Awards may be expressed as a fixed dollar amount or a percentage (including multiples) of the base salary of a Participant determined at the time that the Target Award is established. The percentages or dollar amounts will be determined by the Committee based on the Participant's position and responsibilities and may vary among Participants. One-third of the Target Award shall be applied as a target amount for each Plan Year within the Performance Cycle.

V.     Payment Calculations and Committee Certification

        At the end of the Performance Cycle, the Committee shall determine the amount, if any, to be paid to each Participant based on the extent that the performance goals established for the Participant for each Plan Year within the Performance Cycle were achieved and shall authorize payment by Staples to the Participant. To determine the amount of payment for a Performance Cycle, the Committee will add the amounts earned in relation to the performance goals achieved for each Plan Year and (subject to the other provisions of the Plan, including Section III.A., Section III.D., and Section VI.) pay that sum in accordance with this Section V. In measuring the achievement of performance goals for any Plan Year and calculating any payment at the end of a Performance Cycle, awards (unless otherwise expressly provided therein) will be linearly interpolated between the percentages set forth in the award agreement based upon actual results as determined by the Committee. Payments shall be made in cash, including by check or electronic deposit.

        Prior to the occurrence of a Change in Control (as defined in Section III.D.5. above), the Committee may exercise its discretion in a uniform and non-discriminatory manner for similarly situated Participants to reduce (but not increase) any award otherwise payable under this Plan in accordance with objective or subjective factors if necessary or appropriate to limit the amount payable under an award to an amount consistent with the purposes of the Plan and the intended economic benefits of participation in the Plan. The exercise of negative discretion with respect to one Participant shall not be permitted to result in an increase in the amount payable to another Participant.

        The Committee shall certify the achievement of the performance goals in writing prior to making any payment of an award that was granted to an associate designated as a covered employee for purposes of Code Section 162(m).

        Subject to the rules regarding forfeiture and repayment for Misconduct described in Section VI. and the rules regarding deferral of payment and amendment and termination of the Plan described in Section VII., payment of any earned award will be made in a lump sum within 90 days of the earlier of the Participant's death or the end of the Performance Cycle established for such award; provided, however, in the event that it is not administratively feasible to make payment at that time, distribution may be made at a later date within the same calendar year that includes the last day of the Performance Cycle (or the Participant's death, as the case may be) as determined in the discretion of the Committee.

VI.   Forfeiture and Recovery for Misconduct

  A.    Right of Recovery

        Notwithstanding any other provision of this Plan to the contrary, if the Board of Directors of Staples (or its authorized designee, the "Board") determines during the Recovery Period (as defined in Section VI.A. below) that a Participant has engaged in any of the conduct set forth in clauses (B) through (E) of Section III.D.5.(iii), which determination shall be conclusive ("Misconduct"), the Board, subject to the limitations set forth in this Section VI., may in its sole discretion (1) terminate such Participant's participation in the Plan, or with respect to any award under the Plan, and treat any outstanding award as forfeited, (2) require forfeiture, in whole or in part, of payment of any award that has been previously approved by the Committee for payment under this Plan which remains in whole or in part unpaid, and/or (3) demand that the Participant pay to Staples in cash the amount described in Section VI.B.; provided, however, that in the event the Board determines during the Recovery Period that the Participant engaged in Misconduct as described in clause (E) of Section III.D.5.(iii) ("Restatement Misconduct"), the Board shall in all circumstances, in addition to any other recovery action taken, require forfeiture and demand repayment pursuant hereto.

        "Recovery Period" means (1) if the Misconduct relates to Restatement Misconduct, or the Misconduct consists of acts or omissions relating to Staples' financial matters that in the discretion of the Board are reasonably unlikely to be discovered prior to the end of the fiscal year in which the Misconduct occurred and the completion of the outside audit of Staples' annual financial statements, the period during which the Participant is employed by Staples and the period ending 18 months after the Participant's last day of employment; (2) if the Misconduct relates to the breach of any agreement between the Participant and Staples, the term of the agreement and the period ending six months following the expiration of the agreement, and (3) in all other cases, the period during which the Participant is employed by Staples and the period ending six months after the Participant's last day of employment. If during the Recovery Period the Board gives written notice to the Participant of potential Misconduct, the Recovery Period shall be extended for such reasonable time as the Board may specify is appropriate for it to make a final determination of Misconduct and seek enforcement of any of its remedies described above. Staples' rights pursuant to this Section VI. shall terminate on the effective date of a Change in Control and no Recovery Period shall extend beyond that date except with respect to any Participant for which the Board prior to such Change in Control gave written notice to such Participant of potential Misconduct.

        For purposes of administratively enforcing its rights under this Section VI.A., during any period for which potential Misconduct has been identified by Staples, the Board may (1) suspend such Participant's participation in the Plan, or with respect to any award under the Plan, or (2) temporarily withhold, in whole or in part, payment of any award that has been previously approved by the Board for payment under this Plan which remains in whole or in part unpaid.

  B.    Amount of Recovery

        With respect to Misconduct described in Sections III.D.5.(iii)(B) (breach of agreement) and Section III.D.5.(iii)(C) (violation of Code of Ethics), and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Plan, the Board may recover from the Participant the amount of any payments made to the Participant under this Plan during the last 12 months of employment with Staples.

        With respect to Misconduct described in Section III.D.5.(iii)(D) (intentional deceitful acts), and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Plan, the Board may recover from the Participant the greater of (A) the amount paid to the Participant with respect to any award made under this Plan with a Performance Cycle that includes any period during which the Misconduct occurred, or with a Performance Cycle which was directly impacted by the Misconduct, or (B) the amount determined by the Board in its sole discretion to represent the financial impact of the Misconduct upon Staples; provided, however, that such recovery amount shall be reduced by the value of any forfeited outstanding awards under this Plan (value to be determined by the target award for such awards) and any amounts recovered from the Participant under Staples' cash bonus plans and other short term or long term incentive plans as a result of such Misconduct.

        With respect to Restatement Misconduct, and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Plan, the Board shall seek to recover the entire amount paid to the Participant with respect to any award made under this Plan with a Performance Cycle that includes any portion of a fiscal year that is the subject of an accounting restatement relating to the Misconduct (the "Restated Fiscal Year"). In the Board's discretion, it may also seek to recover the entire amount paid to the Participant with respect to any other award made under this Plan with a Performance Cycle that includes any portion of the fiscal year following the Restated Fiscal Year.

        The term "recover" or "recovered" shall include, but shall not be limited to, any right of set-off, reduction, recoupment, off-set, forfeiture, or other attempt by Staples to withhold or claim payment of an award or any proceeds thereof. Staples' right of forfeiture and recovery of awards shall not limit any other right or remedy available to Staples for a Participant's Misconduct, whether in law or equity, including but not limited to injunctive relief, terminating the Participant's employment with Staples, or taking other legal action against the Participant.

        The amount that may be recovered under this Section VI. shall be determined on a gross basis without reduction for taxes paid or payable by a Participant.

VII. General

  A.    Plan Administration

        The Plan will be administered by the Committee. The Committee will have complete discretionary authority and control with respect to the administration of the Plan, including the authority for determining Target Awards, selecting business criteria and establishing performance goals; for adopting and repealing rules and regulations relating to the Plan; and for making decisions and interpretations regarding the provisions of the Plan, including determining to what extent, if any, specific items are to be considered in the relevant business criteria or performance goals for any particular business, the satisfaction of performance goals and the payment of awards under the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency. All decisions by the Committee shall be made in the Committee's sole discretion, and shall be final and binding on all persons having or claiming any interest in the Plan or in any award. The Committee may delegate ministerial duties under the Plan to one or more administrators who may be associates of Staples or an Affiliate. Except for the administration of awards granted to covered employees, the Committee may delegate non-ministerial duties to any officer of Staples or an Affiliate. No director or associate acting pursuant to the authority delegated by the Committee shall be liable for any action or determination relating to or under the Plan made in good faith.

  B.    Employment at Will

        The Plan does not create an express or implied contract of employment between Staples or any Affiliate and a Participant. Staples (and where applicable, the Affiliates) and the Participants each retain the right to terminate the employment relationship at any time and for any reason.

  C.    Amendment and Termination of Plan

        Staples reserves the right at any time prior to actual payment of awards to amend, terminate or discontinue the Plan in whole or in part whenever it is considered necessary.

        The Plan may be amended or terminated by either the Board of Directors of Staples or the Committee, provided that (1) subject to Section VII.F. (regarding Code Section 409A compliance), no amendment or termination of the Plan after the end of a Performance Cycle may adversely affect the rights of Participants with respect to their awards for that Performance Cycle, and (2) no amendment which would require stockholder approval under Code Section 162(m) may be effected without such stockholder approval. For avoidance of doubt, neither the application of Section VI. regarding forfeiture and repayment for Misconduct nor the exercise of negative discretion as described in Section V. shall be deemed to be an amendment of the Plan.

        Notwithstanding the foregoing provisions of this Section VII.C., any termination of the Plan that provides for an acceleration of the time or form of payment of an award must comply with the terms and conditions regarding plan terminations and liquidations as set forth in Code Section 409A and Treasury Regulation Section 1.409A-3(f)(ix) which are incorporated by reference as if fully set forth in this Section VII.C.

  D.    Rights are Non-Assignable

        Neither a Participant nor any beneficiary or other person shall have any right to assign the right to receive payments hereunder, in whole or in part, which payments are non-assignable and non-transferable, whether voluntarily or involuntarily.

  E.    Withholding

        Staples or its Affiliates, as appropriate, shall have the right to deduct from any payment due under any award the amount in cash necessary to satisfy, without limitation, all U.S. federal, state, foreign or local taxes as required by law to be withheld with respect to such award and to take such other action as may be necessary in the opinion of Staples or an Affiliate to satisfy applicable tax withholding obligations.

  F.    Code Section 409A Compliance

        Awards under the Plan are intended to comply with Code Section 409A, and all awards shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other guidance issued thereunder. Generally, this Plan is intended to comply with Code Section 409A on the basis that payment distributions are to be made upon the earlier of a Participant's death or at a specified time (or pursuant to a fixed schedule) stated in the Plan or in the relevant award at the date of deferral of compensation, without regard to other distribution events described in Code Section 409A(a)(2)(A) and without application of the six month delay for specified employees described in Code Section 409A(a)(2)(B). Notwithstanding such intention, to the extent required by Code Section 409A, any reference to "permanent disability" shall be interpreted to mean "disability" as defined for purposes of Code Section 409A. Similarly, any reference to "termination of employment," "discharge," "resignation," or "retirement" shall not be sufficient to constitute a payment event for purposes of Code Section 409A unless such event also constitutes a "separation from service" as defined by Code Section 409A.

        If a Participant is a "specified employee" as defined in Code Section 409A (and as applied according to procedures of Staples and its Affiliates) as of the Participant's separation from service, to the extent any payment under this Plan constitutes deferred compensation (after taking into account any applicable exemptions from Code Section 409A) that is payable upon a separation from service, then, to the extent required by Code Section 409A, no payments due under this Plan may be made until the earlier of: (1) the first day of the seventh month following the Participant's separation from service, or (2) the Participant's date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, with interest from the scheduled payment date to the date of actual payment at an annual rate equal to the prime rate as set forth in the Eastern edition of The Wall Street Journal on the business day immediately preceding Participant's date of separation from service, on the first day of the seventh month following the Participant's separation from service.

        Notwithstanding any provision of the Plan or any award to the contrary, in the event that the Committee determines that any award may not or does not comply with Code Section 409A, the Board of Directors of Staples or the Committee may adopt such amendments to the Plan and the affected award (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to comply with the requirements of Code Section 409A. If this Plan or an award fails to meet the requirements of Code Section 409A, neither Staples nor any of its Affiliates shall have any liability for any tax, penalty or interest imposed on a Participant by Code Section 409A, and the Participant shall have no recourse against Staples or any of its Affiliates for payment of any such tax, penalty, or interest imposed by Code Section 409A.

  G.    Elective Deferral of Payment of Awards

        At the time of grant of an award (or at such earlier or later time as the Committee determines appropriate in light of the provisions of Code Section 409A), the Committee may permit a Participant who is otherwise eligible to participate in a non-qualified deferred compensation plan sponsored by Staples or an Affiliate to defer all or a part of any payment that might otherwise be payable with respect to an award under this Plan under the terms and conditions of such non-qualified deferred compensation plan.

  H.    Mandatory Deferral of Payment of Awards

        In addition to any deferral of payment required for payment of awards to any specified employee under Code Section 409A, if the payment of any award in any year could, in the Committee's opinion, when considered with a Participant's other compensation, result in Staples' inability to deduct any portion of such award payment because the Participant is or is expected to be a covered employee for purposes of Code Section 162(m), then to the extent permitted under Code Section 409A, the Committee in its sole discretion may defer the payment date applicable to an award until the first day of the seventh month following the Participant's termination of employment. Any such deferral shall not be deemed to be an amendment of the Plan for purposes of Section VII.C.

  I.    Unfunded Plan

        It is intended that the Plan be an "unfunded" plan for federal tax purposes and that it not constitute an "employee benefit pension plan" for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). To the extent that the Plan is subject to ERISA, the Plan shall be administered as an unfunded employee pension plan benefiting a select group of management or highly compensated employees under the provisions of ERISA.

  J.    Beneficiary

        A Participant may file with the Committee a written designation of death beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no death beneficiary is designated or the designated beneficiary fails to survive the Participant, the executor or administrator of the Participant's estate shall be deemed to be the Participant's death beneficiary.

  K.    Awards to Non-U.S. Employees

        Without limiting the generality of Section VII.A., the Committee will have authority to modify the terms and conditions of awards granted to employees outside the United States and to adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate specific requirements of local laws, procedures and practices. Although in establishing such sub-plans, terms, rules or procedures, Staples may endeavor to (i) qualify an award for favorable foreign tax treatment or (ii) avoid adverse tax treatment, Staples makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. Staples shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of awards under the Plan.

  L.    Notices

        All notices under this Plan or with respect to any award made hereunder shall be in writing and mailed or delivered by hand to Staples at its main office, Attention: Secretary, and to the Participant at his or her last known address on the employment records of Staples or at such other address as may be designated in writing by either of the parties to one another.

  M.    Severability

        If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

  N.    Governing Law

        The provisions of this Plan and all awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

***

Approved by the Board of Directors on March 9, 2010, subject to stockholder approval.

 Appendix B

AMENDED AND RESTATED
2004 STOCK INCENTIVE PLAN

1.     Purpose

        The purpose of this Amended and Restated 2004 Stock Incentive Plan (the "Plan") of Staples, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code"), and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the "Board").

2.     Eligibility

        All of the Company's employees, officers, directors, consultants, advisors, and other service providers (including persons who have entered into an agreement with the Company under which they will be employed by the Company in the future) are eligible to be granted options, restricted stock, restricted stock units, stock appreciation rights or other stock-based awards (each, an "Award") under the Plan. Each person who has been granted an Award under the Plan shall be deemed a "Participant".

3.     Administration and Delegation

        (a)    Administration by Board of Directors.    The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

        (b)    Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). Unless otherwise determined by the Board, if a Committee is authorized to grant Awards to a Covered Employee (as defined in Section 162(m) of the Code), such Committee shall be comprised solely of two or more "outside directors" within the meaning of Section 162(m) of the Code. All references in the Plan to the "Board" shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or officers.

        (c)    Delegation to Officers.    To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to himself or herself or to any "executive officer" of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or to any "officer" of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.     Available for Awards

        (a)    Number of Shares.    Subject to adjustment under Section 9, Awards may be made under the Plan for up to 97,430,000 shares of common stock, $.0006 par value per share, of the Company (the "Common Stock"). For purposes of counting the number of shares available for the grant of Awards under the Plan, (i) shares of Common Stock covered by independent SARs shall be counted against the number of shares available for the grant of Awards under the Plan; (ii) if any Award (A) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (B) results in any Common Stock not being issued because the Award (other than a SAR) is settled for cash, the unused Common Stock covered by such Award (other than a SAR) shall again be available for the grant of Awards under the Plan; provided, however, in the case of Incentive Stock Options (as hereinafter defined), the foregoing shall be subject to any limitations under the Code; and (iii) shares of Common Stock tendered to the Company by a Participant to (A) purchase shares of Common Stock upon the exercise of an Award or (B) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards under the Plan.

        In addition, if any option or restricted stock award granted under the 1992 Plan expires, is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such restricted stock award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), then in each such case the unused Common Stock covered by such option or restricted stock award shall be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options, to any limitations under the Code; and further provided that shares of Common Stock tendered to the Company to (A) purchase shares of Common Stock upon the exercise of any such option or (B) satisfy tax withholding obligations (including shares retained from the option or restricted stock award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards under the Plan and that the aggregate number of shares of Common Stock available for grant of Awards pursuant to this sentence shall not exceed 51,000,000. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

        (b)    Sub-limits.    Subject to adjustment under Section 9, the following sub-limits on the number of shares of Common Stock subject to Awards shall apply:

          (1)    Section 162(m) Per-Participant Limit.    The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan in any calendar year shall be 3,450,000. The per-Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code ("Section 162(m)").

          (2)    Limit on Awards other than Options and SARs.    The maximum number of shares with respect to which Awards other than Options and SARs may be granted shall be one-half of the total number of shares of Common Stock covered by the Plan (including any shares that may become available under this Plan pursuant to Section 4(a)(2) hereof).

          (3)    Limits on Awards to Directors.    The maximum number of shares with respect to which Awards may be granted during the term of the Plan to directors who are not employees of the Company shall be 2,000,000 and the maximum number of shares of Common stock with respect to which Awards may be granted in any calendar year to any director who is not an employee of the Company shall be 150,000.

5.     Stock Options

        (a)    General.    The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option".

        (b)    Incentive Stock Options.    An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of Staples, Inc., any of Staples, Inc.'s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option.

        (c)    Exercise Price.    The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement; provided, however, that the exercise price shall be not less than 100% of the fair market value (the "Fair Market Value") of the Common Stock, as determined by the Board, at the time the Option is granted.

        (d)    No Reload Rights.    Options granted under this Plan shall not contain any provision entitling the optionee to the automatic grant of additional Options in connection with any exercise of the original Option.

        (e)    No Repricing.    Unless such action is approved by the Company's stockholders: (i) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9), and (ii) the Board may not cancel any outstanding Option and grant in substitution therefor new Options under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled Option.

        (f)    Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement provided, however, that no Option will be granted for a term in excess of 10 years.

        (g)    Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with payment in full as specified in Section 5(h) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable or, to the extent permitted by the Company in its sole discretion, on a deferred basis in compliance with Section 409A of the Code (with the Company's obligation to be evidenced by an instrument providing for future delivery of the deferred shares at the time or times specified by the Board).

        (h)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

          (1)   in cash or by check, payable to the order of the Company;

          (2)   except as the Board may, in its sole discretion, otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to promptly pay to the Company the exercise price and any required tax withholding;

          (3)   if provided for in the option agreement or approved by the Company, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion, and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

          (4)   if provided for in the option agreement or approved by the Company, in its sole discretion, by payment of such other lawful consideration as the Board may determine, but in no event may such consideration include delivery of a promissory note of the Participant to the Company; or

          (5)   by any combination of the above permitted forms of payment.

        (i)    Substitute Options.    In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted pursuant to this Section 5(i) on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2, so long as (a) the excess of the aggregate fair market value of the shares subject to each substituted option immediately after the issuance of such substituted option over the aggregate exercise price of such option does not exceed the excess of the aggregate fair market value of all shares subject to the original option immediately before the issuance of such substituted option over the aggregate exercise price of the original option and (b) the ratio of the option exercise price to the fair market value of the stock for the substitute option is not greater than the ratio of the option exercise price to the fair market value of the original option immediately before such substitution.

        (j)    Amendment of Options.    Subject to the provisions of Section 10(f), the Board may amend an Option to convert it into a Stock Appreciation Right.

6.     Stock Appreciation Rights

        (a)    Nature of Stock Appreciation Rights.    A Stock Appreciation Right, or SAR, is an Award entitling the holder on exercise to receive an amount in cash or Common Stock or a combination thereof (such form to be determined by the Board) determined solely by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Board.

        (b)    Grant of Stock Appreciation Rights.    Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.

          (1)    Rules Applicable to Tandem Awards.    When Stock Appreciation Rights are granted in tandem with Options, (a) the Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with an Acquisition Event or a Change in Control Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (b) the Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with an Acquisition Event or a Change in Control Event and except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right; (c) the Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right; and (d) the Stock Appreciation Right will be transferable only with the related Option.

          (2)    Exercise of Independent Stock Appreciation Rights.    A Stock Appreciation Right not granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify. The Board may at any time accelerate the time at which all or any part of the Right may be exercised.

        (c)    Exercise of Stock Appreciation Rights.    Stock Appreciation Rights may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company.

7.     Restricted Stock; Restricted Stock Units

        (a)    Grants.    The Board may grant Awards entitling recipients to acquire shares of Common Stock ("Restricted Stock"), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock to be delivered in the future ("Restricted Stock Units") subject to such terms and conditions on the delivery of the shares of Common Stock as the Board shall determine (each Award for Restricted Stock or Restricted Stock Units, a "Restricted Stock Award").

        (b)    Terms and Conditions.    The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

        (c)    Limitations on Vesting.    Restricted Stock Awards that vest based on the passage of time alone shall be zero percent vested prior to the first anniversary of the date of grant, no more than 33 1/3% vested after the said first anniversary of the date of grant and before the second anniversary of the date of grant, and no more than 66 2/3% vested after the second anniversary of the date of grant and before the third anniversary of the date of grant. Restricted Stock Awards that vest based on performance alone shall not vest earlier than the first anniversary of the date of grant. Restricted Stock Awards that vest upon the passage of time and provide for accelerated vesting based on performance shall not vest earlier than the first anniversary of the date of grant. Notwithstanding the preceding provisions of this Section 7(c)(1), the Board may grant Restricted Stock Awards that are not subject to any limitations on vesting with respect to up to 5% of the total number of shares of Common Stock covered by the Plan (excluding any shares that may become available under this Plan pursuant to Section 4(a)(2) hereof).

        Notwithstanding any other provision of this Plan, the Board may, in its discretion, either at the time a Restricted Stock Award is made or at any time thereafter, waive its right to repurchase shares of Common Stock (or waive the forfeiture thereof) or remove or modify any part or all of the restrictions applicable to the Restricted Stock Award, provided that the Board may only exercise such rights in extraordinary circumstances which shall include, without limitation, death or disability of the Participant; estate planning needs of the Participant; a merger, consolidation, sale, reorganization, recapitalization, or change in control of the Company; or any other nonrecurring significant event affecting the Company, a Participant or the Plan.

8.     Other Stock-Based Awards

        Other Awards of shares of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, including without limitation rights to purchase shares of Common Stock ("Other Stock Unit Awards"), may be granted hereunder to Participants. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the conditions of each Other Stock Unit Awards, including any purchase price applicable thereto; provided, however, that the limitations on vesting and exceptions thereto contained in Section 7(c)(1) of the Plan shall also apply to all Other Stock Unit Awards.

9.     Adjustments for Changes in Common Stock and Certain Other Events

        (a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limits set forth in Section 4(b), (iii) the number and class of securities and exercise price per share subject to each outstanding Option, (iv) the repurchase price per share subject to each outstanding Restricted Stock Award and (v) the terms of each other outstanding stock-based Award shall be adjusted by the Company in the same proportion (or substituted Awards may be made, if applicable). If this Section 9(a) applies and Section 9(c) also applies to any event, Section 9(c) shall be applicable to such event, and this Section 9(a) shall not be applicable.

        (b)    Liquidation or Dissolution.    In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Participants provide that all then unexercised Options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date. The Board may specify the effect of a liquidation or dissolution on any Restricted Stock Award granted under the Plan at the time of the grant.

        (c)    Reorganization Events.

          (1)    Definition.    A "Reorganization Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the outstanding shares of Common Stock are converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of all of the Common Stock for cash, securities or other property pursuant to a share exchange transaction.

          (2)    Consequences of a Reorganization Event on Awards.    In connection with a Reorganization Event, the Board shall take any one or more of the following actions as to all or any outstanding Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant's unexercised Options or other unexercised Awards shall become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the "Acquisition Price"), make or provide for a cash payment to a Participant equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant's Options or other Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all such outstanding Options or other Awards, in exchange for the termination of such Options or other Awards, (iv) provide that outstanding Awards shall become exercisable or realizable, or restrictions applicable to a Restricted Stock Award or other Award shall lapse, in whole or in part, prior to or upon such Reorganization Event, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (vi) any combination of the foregoing. To the extent all or any portion of an Award becomes exercisable solely as a result of clause (ii) above, the Board may provide that upon exercise of such Award the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Award exercise price; such repurchase right (A) shall lapse at the same rate as the Award would have become exercisable under its terms and (B) shall not apply to any shares subject to the Award that were exercisable under its terms without regard to clause (ii) above.

10.   General Provisions Applicable to Awards

        (a)    Transferability of Awards.    Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or family partnership established solely for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

        (b)    Documentation.    Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

        (c)    Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

        (d)    Termination of Status.    The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator or guardian may exercise rights under the Award.

        (e)    Withholding.    The Company may require each Participant to pay to the Company, or make provision satisfactory to the Company for payment of, an amount sufficient to pay any taxes, social security contributions, or other similar amounts required by law to be withheld in connection with an Award to such Participant. If provided for in an Award or approved by the Company, in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, that except as otherwise provided by the Board, the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

        (f)    Amendment of Award.    Except as prohibited by Section 5(e), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, converting an Incentive Stock Option to a Nonstatutory Stock Option and converting an Option into a SAR, provided that, in each such case, the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

        (g)    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

        (h)    Acceleration.    The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be; provided, however, that this sentence shall apply to a Restricted Stock Award only to the extent consistent with Sections 7(c)(2) and 10(j).

        (i)    Deferral.    The Board may provide in an Award or in an amendment to an Award that the Participant may elect to defer the delivery of shares of Common Stock that would otherwise be delivered pursuant to such Award. The Board may establish such conditions on the Participant's election as it deems appropriate, including provisions to obtain compliance with Section 409A of the Code.

        (j)    Performance Conditions.    Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award or an Other Stock Unit Award is granted to a Participant who is then an officer, that such Participant is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee (as defined in Section 162(m) of the Code), then the Committee may provide that this Section 10(j) is applicable to such Award.

        If a Restricted Stock Award or an Other Stock Unit Award is subject to this Section 10(j), then the lapsing of restrictions thereon and the distribution of Shares pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on one or more of the following measures: sales, earnings per share, return on net assets, return on equity, adjusted operating profit, free cash flow, total shareholder return, net income and customer service levels. The Committee may determine that special one-time or extraordinary gains and/or losses and/or other one-time or extraordinary events should or should not be included or considered in the calculation of such measures. In addition, customer service target levels will be based on predetermined tests of customer service levels such as scores on blind test ("mystery") shopping, customer comment card statistics, customer relations statistics (e.g., number of customer complaints), and delivery response levels. The Committee believes that disclosure of further detail concerning the performance criteria may be confidential commercial or business information, the disclosure of which would adversely affect the Company. Such performance goals may vary by Participant and may be different for different Awards. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

        The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(j) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

11.   Miscellaneous

        (a)    No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

        (b)    No Rights As Stockholder.    Subject to the provisions of the applicable Award, no Participant shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

        (c)    Effective Date and Term of Plan.    The Plan shall become effective on the date on which it is approved by stockholders of the Company and shall remain in full force and effect until terminated by the Board. No Awards shall be granted under the Plan after the completion of ten years from the date on which the Plan is adopted or was approved by the Company's stockholders, whichever is earlier, but Awards previously granted may extend beyond that date.

        (d)    Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment requiring the approval of the Company's stockholders under any applicable tax requirement, including without limitation Sections 162(m) and 422 of the Code, shall become effective until such approval of the Company's stockholders is obtained and provided further that without approval of the Company's stockholders, no amendment may (i) increase the number of shares authorized under the Plan (other than pursuant to Section 9), (ii) materially increase the benefits provided under the Plan, (iii) materially expand the class of participants eligible to participate in the Plan, (iv) expand the types of Awards provided under the Plan or (v) make any other changes which require stockholder approval under the rules of the Nasdaq National Market, Inc. No Award shall be made that is conditioned on the approval of the Company's stockholders of any amendment to the Plan.

        (e)    Provisions for Foreign Participants.    The Board may modify the terms and conditions of Awards granted to Participants who are foreign nationals or employed outside the United States, establish subplans under the Plan, or adopt such modifications or procedures as the Board may determine to be necessary or advisable to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit, accounting or other matters.

        (f)    Compliance With Code Section 409A.    No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code.

        (g)    Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

ATTN: INVESTOR RELATIONS
500 STAPLES DRIVE
FRAMINGHAM, MA 01702

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Staples, Inc. in mailing proxy materials and help the environment by allowing us to print fewer paper copies, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery or access, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Staples, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your Internet or telephone vote is valid under Delaware law and authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STAPLES, INC.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES LISTED BELOW, "FOR" ITEMS 2, 3 AND 4, AND "AGAINST" ITEMS 5 AND 6.

1.	To elect twelve directors to serve for a one-year term expiring at the 2011 Annual Meeting of Stockholders
	Nominees:		For	Against	Abstain
	1a.	Basil L. Anderson	☐	☐	☐

	1b.	Arthur M. Blank	☐	☐	☐
	1c.	Mary Elizabeth Burton	☐	☐	☐
	1d.	Justin King	☐	☐	☐
	1e.	Carol Meyrowitz	☐	☐	☐
	1f.	Rowland T. Moriarty	☐	☐	☐
	1g.	Robert C. Nakasone	☐	☐	☐
	1h.	Ronald L. Sargent	☐	☐	☐
	1i.	Elizabeth A. Smith	☐	☐	☐
	1j.	Robert E. Sulentic	☐	☐	☐
	1k.	Vijay Vishwanath	☐	☐	☐
	1l.	Paul F. Walsh	☐	☐	☐
			For	Against	Abstain
2.	To approve the Long Term Cash Incentive Plan.		☐	☐	☐
3.
	To approve an amendment to Staples' Amended and Restated 2004 Stock Incentive Plan increasing the number of shares of common stock authorized for issuance under the plan from 77,430,000 to 97,430,000 and amending the material terms of the performance goals of the plan.		☐	☐	☐
4.	To ratify the selection by the Audit Committee of Ernst & Young LLP as Staples' independent registered public accounting firm for the current fiscal year.		☐	☐	☐
5.	To act on a shareholder proposal regarding the ability of shareholders to act by majority written consent.		☐	☐	☐
6.	To act on a shareholder proposal providing shareholders owning 10% of outstanding shares with the ability to call special meetings.		☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR all director nominees listed above, FOR items 2, 3 and 4, and AGAINST items 5 and 6.

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report (including the Form 10-K) are available at www.proxyvote.com.

STAPLES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
JUNE 7, 2010

The stockholder(s), revoking all prior proxies, hereby appoint(s) Ronald L. Sargent, John J. Mahoney and Kristin A. Campbell, and each of them individually, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Staples, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 p.m., local time, on June 7, 2010, at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, "FOR" PROPOSALS 2, 3 AND 4, AND "AGAINST" PROPOSALS 5 AND 6. THE PROXIES ARE AUTHORIZED IN THEIR DISCRETION TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

April 26, 2010

QuickLinks

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
PROPOSAL 1 — ELECTION OF DIRECTORS
PROPOSAL 2 — APPROVAL OF THE LONG TERM CASH INCENTIVE PLAN
2010 FISCAL YEAR STAPLES, INC. LONG TERM CASH INCENTIVE PLAN BENEFITS
PROPOSAL 3 — APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN
PROPOSAL 4 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 5 — SHAREHOLDER PROPOSAL ON MAJORITY WRITTEN CONSENT
5 — Shareholder Action by Written Consent
Board's Statement in Opposition.
PROPOSAL 6 — SPECIAL SHAREHOLDER MEETINGS
6 — Special Shareowner Meetings
Board's Statement in Opposition.
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION FOR 2009 FISCAL YEAR
Outstanding Director Awards
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
All Other Compensation
GRANTS OF PLAN-BASED AWARDS FOR 2009 FISCAL YEAR
OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR END
OPTION EXERCISES AND STOCK VESTED DURING 2009 FISCAL YEAR
PENSION BENEFITS DURING 2009 FISCAL YEAR
NONQUALIFIED DEFERRED COMPENSATION FOR 2009 FISCAL YEAR
Fiscal 2009 Termination Scenarios
EQUITY COMPENSATION PLAN INFORMATION AT 2009 FISCAL YEAR END
  Appendix A
  Appendix B
AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN